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                                                     FILE PURSUANT TO RULE 424B4
                                                           FILE NUMBER 333-66582

PROSPECTUS

 Offer to Exchange All 9 3/4% Senior Subordinated Notes Due 2009 Issued on June
                                    29, 2001
   for 9 3/4% Senior Subordinated Notes Due 2009, Which Have Been Registered
                      Under the Securities Act of 1933, of

                               Hexcel Corporation

                  The exchange offer will expire at 5:00 P.M., New York City time, on September 10, 2001, unless extended.

                               ------------------

Terms of the exchange offer:

    - We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

    - We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Tax Consequences" on page 126 for more information.

    - We will not receive any proceeds from the exchange offer.

    - The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                             ---------------------

    This investment involves risks. See "Risk Factors" beginning on page 10.

                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

                 The date of this prospectus is August 9, 2001.
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                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes a description of the specific terms of the notes we are offering, information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. The terms "Hexcel," "we," "our" and "us" as used in this prospectus refer to Hexcel Corporation, the issuer of the original notes and the exchange notes to be issued in the exchange offer, and its subsidiaries as a combined entity, except where the context makes it clear that such term means only the parent company. We refer to the 9 3/4% Senior Subordinated Notes Due 2009 issued on June 29, 2001 as the "original notes" and to the 9 3/4% Senior Subordinated Notes Due 2009 offered by this prospectus as the "exchange notes." The original notes, the exchange notes and all other 9 3/4% Senior Subordinated Notes Due 2009 of Hexcel that are presently outstanding and issued pursuant to the indenture dated as of January 21, 1999 are collectively referred to as the "notes." Unless otherwise indicated, the market and market share data contained in this prospectus are derived from publicly available industry sources, which we have not independently verified. You should pay special attention to the "Risk Factors" section beginning on page 10 of this prospectus. For a description of certain industry-related terms, see "Glossary of Terms."

                         SUMMARY OF THE EXCHANGE OFFER

    On June 29, 2001, we completed the private offering of $100.0 million aggregate principal amount of our 9 3/4% Senior Subordinated Notes Due 2009. The original notes were offered as additional debt securities under an indenture under which we had issued $240.0 million of 9 3/4% Senior Subordinated Notes Due 2009 on January 21, 1999. As part of the offering that closed on June 29, 2001, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. The following is a summary of the exchange offer.

SECURITIES OFFERED........................  We are offering up to $100.0 million aggregate principal amount of our 9 3/4% Senior Subordinated Notes Due 2009
                                            which have been registered under the Securities Act. The
                                            form and terms of the exchange notes are identical in
                                            all material respects to those of the original notes,
                                            except that the exchange notes will not contain transfer
                                            restrictions and registration rights applicable to the
                                            original notes.

THE EXCHANGE OFFER........................  We are offering exchange notes in the principal amount of $1,000 (and any integral multiple of $1,000) in
                                            exchange for original notes with a $1,000 principal
                                            amount (and any equivalent integral multiple of $1,000).

                                            In order to be exchanged, an original note must be
                                            properly tendered and accepted. All original notes that
                                            are validly tendered and not withdrawn will be
                                            exchanged. As of the date of this prospectus, there is
                                            $100.0 million aggregate principal amount of original
                                            notes outstanding. We will issue exchange notes promptly
                                            after the expiration of the exchange offer.

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
RESALES...................................  Based on interpretations by the staff of the SEC in a series of no-action letters issued to third parties, we
                                            believe that the exchange notes issued in the exchange
                                            offer may be offered for resale, resold or otherwise
                                            transferred by you without compliance with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act, provided that:

                                            - you are acquiring the exchange notes in the ordinary
                                            course of your business;

                                            - you are not participating, do not intend to
                                            participate and have no arrangement or understanding
                                              with any person to participate, in a distribution of
                                              the exchange notes; and

                                            - you are not an "affiliate" of ours.

                                            If you are an affiliate of ours, are engaged in or
                                            intend to engage in, or have any arrangement or
                                            understanding with any person to participate in the
                                            distribution of the exchange notes:

                                            - you cannot rely on the applicable interpretations of
                                            the staff of the SEC and

                                            - you must comply with the registration requirements of
                                            the Securities Act in connection with any resale
                                              transaction.

                                            Each broker or dealer that receives exchange notes for
                                            its own account in exchange for original notes that were
                                            acquired as a result of market-making or other trading
                                            activities must acknowledge that it will deliver this
                                            prospectus in connection with any offer to resell,
                                            resale, or other transfer of the exchange notes issued
                                            in the exchange offer.

EXPIRATION DATE...........................  5:00 p.m., New York City time, on September 10, 2001, unless we extend the expiration date.

ACCRUED INTEREST ON THE EXCHANGE NOTES AND
  ORIGINAL NOTES..........................  The exchange notes will bear interest from July 15,
                                            2001. If your original notes are accepted for exchange,
                                            then you will receive interest on the exchange notes and
                                            not on the original notes.

CONDITIONS TO THE EXCHANGE OFFER..........  The exchange offer is subject to customary conditions.
                                            We may assert or waive these conditions in our sole
                                            discretion. If we materially change the terms of the
                                            exchange offer, we will resolicit tenders of the
                                            original notes. Please read the section of the
                                            prospectus entitled "The Exchange Offer--Conditions to
                                            the Exchange Offer" for more information regarding the
                                            conditions to the exchange offer.

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
PROCEDURES FOR TENDERING ORIGINAL NOTES...  If you wish to tender your original notes, you must complete, sign and date the letter of transmittal, or a
                                            facsimile of it, according to its instructions and
                                            transmit the letter of transmittal, together with your
                                            original notes and any other required documentation, to
                                            the exchange agent, The Bank of New York. The exchange
                                            agent must receive this documentation at the address set
                                            forth in the letter of transmittal by 5:00 p.m., New
                                            York City time, on the expiration date. By signing the
                                            letter of transmittal, you will represent to us that you
                                            are acquiring the exchange notes in the ordinary course
                                            of your business, that you are not participating, do not
                                            intend to participate and have no arrangement or
                                            understanding with any person to participate, in the
                                            distribution of exchange notes, and that you are not an
                                            "affiliate" of ours. See "The Exchange Offer--Procedures
                                            for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL
  HOLDERS.................................  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer,
                                            commercial bank, trust company or other nominee, and you
                                            wish to tender in the exchange offer, you should contact
                                            the person in whose name your original notes are
                                            registered and instruct that person to tender on your
                                            behalf. See "The Exchange Offer--Procedures for
                                            Tendering."

GUARANTEED DELIVERY PROCEDURES............  If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal
                                            or any other required documents to the exchange agent
                                            before the expiration date, you may tender your original
                                            notes according to the guaranteed delivery procedures
                                            set forth in "The Exchange Offer--Guaranteed Delivery
                                            Procedures."

WITHDRAWAL RIGHTS.........................  Tenders may be withdrawn at any time before 5:00 p.m.,
                                            New York City time, on the expiration date.

ACCEPTANCE OF ORIGINAL NOTES AND DELIVERY
  OF EXCHANGE NOTES.......................  Subject to the conditions set forth in the section of this prospectus entitled "The Exchange Offer--Conditions
                                            to the Exchange Offer," we will accept for exchange any
                                            and all original notes that are properly tendered in the
                                            exchange offer before 5:00 p.m., New York City time, on
                                            the expiration date. The exchange notes will be
                                            delivered promptly after the expiration date. See "The
                                            Exchange Offer--Terms of the Exchange Offer."

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
CERTAIN UNITED STATES FEDERAL TAX
  CONSEQUENCES............................  We believe that your exchange of original notes for exchange notes pursuant to the exchange offer will not
                                            result in any gain or loss to you for U.S. federal
                                            income tax purposes. See "Certain United States Federal
                                            Tax Consequences."

EXCHANGE AGENT............................  The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and
                                            telephone number of the exchange agent are set forth in
                                            the section of this prospectus entitled "The Exchange
                                            Offer--Exchange Agent."

USE OF PROCEEDS...........................  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See "Use
                                            of Proceeds." We will pay all expenses incident to the
                                            exchange offer. No underwriter is being used in
                                            connection with the exchange offer. For a description of
                                            the use of proceeds of the offering of original notes,
                                            see "Our Business--Recent Developments--Issuance of
                                            Original Notes."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

ISSUER....................................  Hexcel Corporation.

AGGREGATE AMOUNT..........................  $100.0 million aggregate principal amount of 9 3/4%
                                            Senior Subordinated Notes Due 2009.

MATURITY..................................  January 15, 2009.

INTEREST RATE.............................  9 3/4% per year.

INTEREST PAYMENT DATES....................  January 15 and July 15 of each year, commencing January
                                            15, 2002.

RANKING...................................  The notes will be unsecured senior subordinated obligations and will rank junior to our existing and
                                            future senior indebtedness. The notes will rank equally
                                            with our existing and future senior subordinated
                                            indebtedness and will rank senior to our subordinated
                                            indebtedness. The notes effectively will rank junior to
                                            all liabilities of our subsidiaries. The terms "Senior
                                            Indebtedness" and "Subordinated Indebtedness" are
                                            defined in the "Description of the Notes--Ranking" and
                                            "Description of the Notes--Definitions of Terms Used in
                                            the Indenture" sections of this prospectus.

                                            As of March 31, 2001, after giving effect to the
                                            issuance and sale of the original notes and our use of
                                            the net proceeds from the issuance, we had outstanding
                                            $275.5 million of senior indebtedness and $72.5 million
                                            of subordinated indebtedness.

OPTIONAL REDEMPTION.......................  We cannot redeem the exchange notes until January 15,
                                            2004, except as described below. On and after that date,
                                            we can redeem some or all of the exchange notes at the
                                            redemption prices listed in the "Description of the
                                            Notes--Optional Redemption" section of this prospectus,
                                            plus accrued interest.

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
OPTIONAL REDEMPTION AFTER PUBLIC EQUITY
  OFFERINGS...............................  At any time, which may be more than once, before January
                                            15, 2002, we can choose to redeem up to 35% of the
                                            original principal amount of the notes, including the
                                            original principal amount of any additional notes, with
                                            money that we raise in public equity offerings, so long
                                            as:

                                            - we pay to holders of the notes a redemption price of
                                              109 3/4% of the face amount of the notes we redeem,
                                              plus accrued interest;

                                            - we redeem the notes within 120 days of completing a
                                            public equity offering; and

                                            - at least 65% of the original aggregate principal
                                            amount of notes issued, including the original principal
                                              amount of any additional notes, remains outstanding
                                              afterwards.

CHANGE OF CONTROL OFFER...................  If a change of control of Hexcel occurs, we must give holders of the exchange notes the opportunity to sell to
                                            us their notes at a purchase price of 101% of their face
                                            amount, plus accrued interest. The term "Change of
                                            Control" is defined in the "Description of the
                                            Notes--Change of Control" section of this prospectus.

                                            Our ability to repurchase the exchange notes following
                                            the occurrence of a change of control may be limited by
                                            then existing financial resources. We cannot assure you
                                            that sufficient funds will be available when necessary
                                            to make any required repurchases. See "Risk Factors--We
                                            may be unable to purchase your notes upon a change of
                                            control."

COVENANTS.................................  The indenture governing the notes contains covenants that limit our ability and that of our subsidiaries to:

                                            - incur additional debt;

                                            -pay dividends or distributions on, or redeem or
                                            repurchase, our capital stock;

                                            - make investments;

                                            - issue or sell capital stock of subsidiaries;

                                            - engage in transactions with affiliates;

                                            - create liens on our assets to secure specified debt;

                                            - transfer or sell assets;

                                            - guarantee debt;

                                            - restrict dividend or other payments to us;

                                            -consolidate, merge or transfer all or substantially all
                                            of our assets and the assets of our subsidiaries; and

                                            - engage in unrelated businesses.

                                            These covenants are subject to important exceptions and
                                            qualifications, which are described in the "Description
                                            of the Notes" section of this prospectus.

                                       5
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                                  OUR BUSINESS

GENERAL

    We are the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed wiring boards, computers, cellular telephones, televisions, soft body armor, high-speed trains and ferries, cars and trucks, wind turbine blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    We are a vertically integrated manufacturer of products organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - REINFORCEMENT PRODUCTS: This segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which are the substrate for printed wiring boards, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: This segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, that are incorporated into military and commercial aircraft; and

    - ENGINEERED PRODUCTS: This segment engineers and produces composite parts and structures for commercial and military aircraft.

    With 20 manufacturing facilities located in six countries around the world and joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide. For the twelve months ended December 31, 2000, 43% of our sales were made outside the United States. We serve our international markets through manufacturing facilities and sales offices located in the United States and Europe, and through sales offices located in Asia, Australia and South America.

    We believe that we have achieved a degree of vertical integration unmatched by any competitor. This vertical integration enhances our control over the cost, quality and delivery of our products, and enables us to offer a variety of solutions to our customers' structural materials needs. For the year ended December 31, 2000, we generated net sales of approximately $1.1 billion and Adjusted EBITDA of $144.9 million. For the three months ended March 31, 2001, we generated net sales of approximately $276.2 million and Adjusted EBITDA of $38.9 million. See the footnotes to the "Selected Consolidated Financial Information" table on page 23 of this prospectus for definitions of the terms "EBITDA" and "Adjusted EBITDA."

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - Market leader for advanced structural materials

    - Most vertically integrated manufacturer of advanced structural materials

    - Market and geographic diversity

    - Broad range of product qualifications in the aerospace industry

    - Leader in growing multilayer printed wiring board market

    - Leader in advanced structural materials technology

                                       6
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RECENT DEVELOPMENTS

    APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER

    The Board of Directors appointed Mr. David E. Berges to serve as our Chairman of the Board of Directors and our Chief Executive Officer effective as of July 30, 2001. Mr. Berges succeeds John J. Lee, who passed away in May of 2001.

    SECOND QUARTER 2001 FINANCIAL RESULTS

    On July 20, 2001, we reported our financial results for the second quarter of 2001. Net loss for the second quarter of 2001 was $12.6 million, or $0.34 per diluted share. The net loss for the second quarter 2001, before the extraordinary loss of $3.1 million arising from the early retirement of debt, was $9.5 million, or $0.26 per diluted share, compared to net income of $50.4 million, or $1.14 per diluted share, for the second quarter of 2000. The quarter's results include a number of one-time charges, which relate to compensation expenses resulting from the retirement of our former Chief Executive Officer, the early retirement of our Increasing Rate Senior Subordinated Notes Due 2003 and a portion of our 7% Convertible Subordinated Notes Due 2003, both of which were repaid with proceeds from the offering of the original notes, fees and expenses incurred in connection with an amendment to our senior credit facility, and a reduction in our tax benefit for U.S. operating losses. Excluding these items and business consolidation expenses, our pretax income was $1.6 million. Our second quarter 2000 results included a net after-tax gain from the sale of Bellingham aircraft interiors business of approximately $44.0 million, or $0.97 per diluted share.

    Adjusted EBITDA for the second quarter of 2001 was $33.4 million versus $38.8 million for the second quarter of 2000 and $39.3 million for the second quarter of 2000 on a pro forma basis. Adjusted EBITDA for 2001 year to date was $72.3 million versus $75.9 million for 2000 year to date on a pro forma basis. Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

    ISSUANCE OF ORIGINAL NOTES

    On June 29, 2001, we issued and sold $100.0 million aggregate principal amount of the original notes, generating net proceeds to Hexcel of approximately $94.2 million. We used the net proceeds of the issuance to redeem $67.5 million aggregate principal amount of our outstanding 7% Convertible Subordinated Notes Due 2003 (plus a $0.8 million premium payment), of which approximately
$114.4 million of principal was outstanding, and to prepay the entire principal amount of approximately $25.0 million of the Increasing Rate Senior Subordinated Note Due 2003 held by Ciba Specialty Chemicals Inc.

    AMENDMENT TO SENIOR CREDIT FACILITY

    In connection with the issuance of the original notes, we amended our senior credit facility to, among other things, modify financial covenants and permit that offering. As of March 31, 2001, there were approximately $227.9 million of loans outstanding under the senior credit facility, consisting of $29.7 million of term A loans, $92.6 million of term B loans, $25.6 million under the domestic revolving line of credit, $80.0 million under the European revolving line of credit, and no amounts under the European overdraft facility.

    PURCHASE OF APPROXIMATELY 14.5 MILLION SHARES OF OUR COMMON STOCK BY A GROUP
     OF INVESTORS

    On December 19, 2000, a group of investors controlled by subsidiaries of The Goldman Sachs Group, Inc. completed the purchase of approximately 14.5 million of the approximately 18 million shares of our common stock owned by Ciba. The shares acquired by the investors represent

                                       7
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approximately 39% of our outstanding common stock. In addition, we entered into a governance agreement with the investors that became effective on December 19, 2000. Under this governance agreement, the investors have the right to designate three directors to serve on our ten-member Board of Directors.

    As a result of this transaction, Ciba now owns approximately 3.5 million shares of our common stock. In addition, our governance agreement with Ciba, which gave Ciba the right to designate four directors to sit on our Board of Directors, terminated. Ciba has stated that its ownership of our common stock is non-strategic and that it will explore options for its future disposition of our common stock.

    SALE OF THE BELLINGHAM AIRCRAFT INTERIORS BUSINESS

    On April 26, 2000, we sold our Bellingham business to Britax Cabin Interiors, Inc., a subsidiary of Britax International plc, for $113.3 million in cash, which resulted in an after-tax gain of approximately $44 million. The Bellingham business generated net sales of $18.9 million for the period from January 1 through April 26, 2000, $70.0 million for 1999 and $34.3 million for 1998. The Bellingham business was engaged in the manufacture and sale of airline interior refurbishment applications and its operating results were reflected as a component of our Engineered Products business segment up to the date of disposal.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following table presents summary financial and other data with respect to Hexcel and has been derived from (1) the audited consolidated financial statements of Hexcel as of and for the three years ended December 31, 2000, and the unaudited condensed consolidated financial statements of Hexcel as of and for the three months ended March 31, 2000 and 2001 and for the nine months ended December 31, 2000, (2) the unaudited pro forma financial statements and (3) the unaudited supplemental pro forma financial statements. The unaudited pro forma financial statements and the unaudited supplemental pro forma financial statements give effect to the offering of the original notes and the application of the net proceeds from that offering, including the redemption of $67.5 million aggregate principal of the outstanding 7% Convertible Subordinated Notes Due 2003 (plus a $0.8 million premium payment) and the redemption of the entire principal amount of approximately $25.0 million of the Increasing Rate Senior Subordinated Note Due 2003, each as if they had occurred as of the beginning of the periods presented. The unaudited supplemental pro forma financial statements are presented to provide a measure of operating performance without the Bellingham operation and present an alternative presentation that should not be considered in isolation or as a substitute for pro forma financial statements presented in accordance with generally accepted accounting principles. The summary financial and other data for Hexcel have been derived from the unaudited consolidated financial statements of Hexcel as of and for the three months ended March 31, 2000 and 2001 and for the nine months ended December 31, 2000 which, in the opinion of our management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of the results for the full year. The information set forth should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Information," "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and the related notes thereto, included elsewhere in this prospectus.

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

                               FOR THE YEAR ENDED DECEMBER 31,
                        ---------------------------------------------
                                                         SUPPLEMENTAL
                                  HISTORICAL              PRO FORMA
                        ------------------------------   ------------
                          1998       1999       2000         2000
                        --------   --------   --------   ------------
                                    (DOLLARS IN MILLIONS)
STATEMENT OF
  OPERATIONS DATA:
Net sales.............  $1,089.0   $1,151.5   $1,055.7     $1,036.8
Gross margin..........     271.3      242.5      231.4        226.8
Business consolidation
  expenses (a)........      12.7       20.1       10.9         10.9
Operating income......     117.0       68.9       75.4         74.8
Gain on sale of
  Bellingham aircraft
  interiors
  business............        --         --       68.3           --
Net income (loss).....      50.4      (23.3)      54.2          6.9

OTHER DATA:
EBITDA (b)............  $  164.5   $  130.3   $  202.3     $  133.1
Adjusted EBITDA (b)...     177.2      150.4      144.9        144.0
Depreciation and
  amortization........      47.5       61.3       58.7         58.4
Capital
  expenditures........      66.5       35.6       39.6         39.4
Ratio of earnings to
  fixed charges (c)...       2.9        N/A        2.1          2.1

BALANCE SHEET DATA (AT
  PERIOD END):
Working capital.......  $  219.6   $  117.3   $  128.1
Total assets..........   1,404.2    1,261.9    1,211.4
Total debt............     864.9      770.9      673.6
Stockholders'
  equity..............     302.4      270.1      315.7

                                                                          FOR THE TWELVE
                                                                           MONTHS ENDED
                             FOR THE THREE MONTHS ENDED MARCH 31,           MARCH 31,
                        -----------------------------------------------   --------------
                                              SUPPLEMENTAL                 SUPPLEMENTAL
                            HISTORICAL         PRO FORMA     PRO FORMA      PRO FORMA
                        -------------------   ------------   ----------   --------------
                          2000       2001         2000          2001           2001
                        --------   --------   ------------   ----------   --------------
                                             (DOLLARS IN MILLIONS)
STATEMENT OF
  OPERATIONS DATA:
Net sales.............  $ 279.8    $  276.2      $263.2       $ 276.2        $1,049.8
Gross margin..........     62.2        60.1        57.7          60.1           229.2
Business consolidation
  expenses (a)........      1.2         1.1         1.2           1.1            10.8
Operating income......     21.8        22.6        20.7          22.6            76.7
Gain on sale of
  Bellingham aircraft
  interiors
  business............       --          --          --            --              --
Net income (loss).....      2.6         5.5         0.1           2.6             9.4
OTHER DATA:
EBITDA (b)............  $  36.8    $   37.8      $ 35.4       $  37.8        $  135.6
Adjusted EBITDA (b)...     38.0        38.9        36.5          38.9           146.4
Depreciation and
  amortization........     15.0        15.2        14.7          15.2            58.9
Capital
  expenditures........      4.4        10.6         4.2          10.6            45.8
Ratio of earnings to
  fixed charges (c)...      1.2         1.4         1.2           1.3             2.1
BALANCE SHEET DATA (AT
  PERIOD END):
Working capital.......  $ 149.8    $  142.0                                  $  142.0
Total assets..........  1,290.0     1,225.5                                   1,229.8
Total debt............    788.8       679.9                                     686.5
Stockholders'
  equity..............    270.3       307.2                                     304.7

------------------------------

(a) Business consolidation expenses include amounts previously reported as "Restructuring expenses."

(b) "EBITDA" is defined as income from continuing operations before interest, taxes and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business consolidation expenses and other income, net. We believe that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness. These measures may not be comparable to similarly titled financial measures of other companies. EBITDA and Adjusted EBITDA do not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

(c) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. Interest portion of rentals was calculated as one third of rentals, which is a reasonable approximation of the interest factor. For the year ended December 31, 1999, earnings were insufficient to cover fixed charges by approximately $5.0 million.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER MATTERS DESCRIBED IN THIS PROSPECTUS.

YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES YOU DO NOT EXCHANGE.

    If you do not exchange your original notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your original notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the original notes, and arose because we originally issued the original notes under exemptions from the registration requirements of the Securities Act.

    In general, you may offer or sell your original notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act.

    If a large number of original notes are exchanged for new notes issued in the exchange offer, it may be particularly difficult for you to sell your original notes. This is because potential buyers will likely prefer to purchase exchange notes from a different seller if possible. In addition, if you do not exchange your original notes in the exchange offer, you will not be entitled to have those original notes registered under the Securities Act.

    Please see "The Exchange Offer--Consequences of Failure to Exchange Original Notes" for a discussion of the possible consequences of failing to exchange your original notes.

WE HAVE SUBSTANTIAL DEBT THAT COULD LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES AND REDUCE THE EFFECTIVENESS OF OUR OPERATIONS.

    We have substantial debt and debt service requirements. We cannot assure you that we will generate sufficient cash flow from operations, or that we will be able to obtain sufficient funding, to satisfy our debt service obligations, including the payment of principal and interest on the notes. As of March 31, 2001, we had $679.9 million of outstanding debt. Our total debt, as a percentage of total capitalization, was 69%. This substantial level of debt will have important consequences, including:

    - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy and research and development costs;

    - limiting our ability to use operating cash flow in other areas of our business;

    - increasing our vulnerability to general adverse economic and industry conditions; and

    - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

    Our ability to pay interest on the notes and to meet our other debt service obligations depends upon, among other things, our future operating performance and ability to refinance debt when necessary. Each of these factors is to a large extent dependent upon economic conditions and financial, business and competitive factors beyond our control. We may be able to incur substantial indebtedness in the future, and any such additional borrowings would further increase our leverage and the associated risks.

WE MAY NOT BE ABLE TO FINANCE FUTURE OPERATIONS AND CAPITAL NEEDS BECAUSE OF RESTRICTIONS IN OUR DEBT AGREEMENTS.

    The operating and financial restrictions and covenants in our existing debt agreements, and in any future financing agreements, may impair our ability to finance future operations or capital needs. In addition, the senior credit facility requires that we maintain compliance with specified financial ratios.

A breach of any of these restrictions or covenants could cause a default under the notes and our other debt. A significant portion of our debt may then become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

WE MAY NOT BE ABLE TO PAY PRINCIPAL AND INTEREST ON YOUR NOTES AFTER PAYMENT OF OUR SENIOR DEBT.

    We may not be able to make payments on the notes after payment of amounts due on our senior debt. Your notes will be subordinate to the prior payment in full of all senior debt. As of March 31, 2001, we had approximately
$275.5 million of senior debt outstanding. Moreover, the indenture permits us to incur additional debt, which may include senior debt. After giving effect to loan covenants under our senior credit facility, the maximum amount of additional debt that we could borrow as of March 31, 2001 was $58.8 million, all of which would be senior debt. Because of the subordination provisions of the notes, in the event of our bankruptcy, our assets would be available to pay obligations under the notes only after all payments had been made on our senior debt. We cannot assure you that sufficient assets will remain after these payments have been made to make any payments on the notes.

    In addition, the occurrence of specified events of default under our senior debt would prohibit us from making any payments on the notes, including payments of interest when due.

YOUR NOTES WILL BE SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES AND PRIOR PAYMENTS OF THESE LIABILITIES MAY PREVENT US FROM BEING ABLE TO MAKE PAYMENTS ON THE NOTES.

    As of March 31, 2001, our subsidiaries had approximately $269.3 million of liabilities. Because your notes are structurally subordinated to our subsidiaries' liabilities, we must pay these liabilities prior to making payments on your notes. We cannot assure you that adequate assets will remain after these payments. Moreover, these prior payments will generally include the payment of all liabilities of our subsidiaries, even if the particular liabilities do not constitute senior debt. Thus, for example, your claim on our assets in satisfaction of your rights as a note holder will generally be subordinate to the claims of trade creditors of, or creditors holding guarantees issued by, our subsidiaries.

YOUR NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. IF OUR BANK LENDERS FORECLOSE ON OUR ASSETS, THE PROCEEDS FROM OUR REMAINING ASSETS MAY BE INSUFFICIENT TO MAKE PAYMENTS ON THE NOTES.

    Our bank lenders have a security interest in our assets. Your claims as a note holder are unsecured. Therefore, our secured lenders will have a claim on our assets prior to any claim you have as a note holder. Accordingly, we cannot assure you that the liquidation value of our remaining assets after a foreclosure by our secured lenders would be adequate to make any payments on your notes.

DECREASED DEMAND IN THE COMMERCIAL AEROSPACE INDUSTRY COULD SIGNIFICANTLY IMPAIR OUR SALES, PROFIT MARGINS AND FINANCIAL CONDITION.

    Decreased demand in the commercial aerospace industry could result in reduced net sales for our commercial aerospace products and could reduce our profit margins. Approximately 50% of our net sales for the year ended
December 31, 2000 and 52% of our net sales for the three months ended March 31, 2001 were derived from sales to the commercial aerospace industry. Deliveries of commercial aircraft in 2001 are expected to be at historically high levels and could decline in the future. Reductions in demand for commercial aircraft or a delay in deliveries could result from many factors, including a slower than anticipated rate of passenger growth, a rise in the cost of aviation fuel, consolidation of airlines and slower macroeconomic growth. Reduced production of commercial aircraft will reduce our sales and profits.

    In addition, our customers continue to emphasize the need for improved yield in the use of our products and cost reduction throughout the commercial aerospace supply chain. In response to these pressures, we reduced the price of some commercial aerospace products in recent years and are likely to continue to do so in the future. Where possible, we seek to offset or mitigate the impact of such price and cost reductions by productivity improvements and reductions in the costs of the materials and services we procure.

A SIGNIFICANT DECLINE IN BUSINESS WITH BOEING OR AIRBUS COULD MATERIALLY IMPAIR OUR BUSINESS, OPERATING RESULTS, PROSPECTS AND FINANCIAL CONDITION.

    Approximately 20% and 13% of our sales for the year ended December 31, 2000 and 21% and 14% of our sales for the three months ended March 31, 2001 were made to Boeing and its related subcontractors, and Airbus and its related subcontractors. Accordingly, the loss of, or significant reduction in purchases by, either of these customers could materially impair our operating results and weaken our financial condition.

UNTIL THE GLOBAL ELECTRONICS INDUSTRY SLOWDOWN AND INVENTORY CORRECTION ENDS, OUR ELECTRONICS SALES WILL SUFFER.

    Most end producers of electronic devices have reported either slowing or shrinking demand for their products over the last nine months. A significant element in the weakening of demand for electronic products has been reduced IT equipment spending as the technology boom has waned and lower spending on telecommunications infrastructure as project funding has slowed. The impact of reduced demand has been magnified down the electronics industry supply chain as end-product manufacturers reduce production to accommodate lower demand and to liquidate inventories.

    We manufacture electronic fiberglass fabrics that are the substrate for the laminate from which printed wiring boards are fabricated. As the electronics industry slowdown became apparent in the first quarter of 2001 with a sharp reduction in sales in the United States in March, we saw our electronics net sales decrease by 20.4% compared to the first quarter of 2000. In the second quarter of 2001, our United States sales remained at much depressed levels and the same trends emerged in Europe and Asia. Our electronics sales for the second quarter of 2001 decreased by 65% compared to the pro forma second quarter of 2000.

    As a result of our position in the electronics industry supply chain, we have limited visibility as to the timing of when the inventory correction will end or as to the level of demand once the correction has been completed. Further, once demand does start to improve, competition may result in lower prices for our products as all the industry's suppliers seek to recapture sales volume. Lastly, the market for electronic glass fabrics has become more global as producers seek export markets for their products and producers of electronic products seek to locate production in low labor cost countries. With this globalization of the industry, international trade agreements that have historically restricted international imports of competitive products to the United States have started to be phased-out. On January 1, 2002, quota restrictions for electronics glass fabrics between the United States and both Taiwan and the People's Republic of China will fall away.

    With limited visibility as to the timing of when the inventory correction will end, the level of demand following that correction and the impact of global competition, there is uncertainty as to the future level of our electronic revenues compared to that reported in 1999 or 2000 and as to the future profitability of those revenues.

REDUCTIONS IN SPACE AND DEFENSE SPENDING COULD RESULT IN A DECLINE IN OUR NET SALES.

    We cannot assure you that the U.S. defense budgets and the related demand for defense and related equipment will not decline or that sales of defense and related equipment to foreign governments will continue at expected levels. Approximately 11% of our pro forma net sales for the year ended December 31, 2000 and 13% of our net sales for the three months ended March 31, 2001 were derived from the space and defense industry. The space and defense industry is largely dependent upon government defense budgets, particularly the U.S. defense budget. We cannot assure you that new military aircraft programs will enter full-scale production as expected, or that any of the aircraft will use significant amounts of our advanced structural materials. See "Business--Markets and Customers."

A DECREASE IN SUPPLY OR INCREASE IN COST OF OUR RAW MATERIALS COULD RESULT IN A MATERIAL DECLINE IN OUR PROFITABILITY.

    Because we purchase large volumes of raw materials, such as epoxy and phenolic resins, aluminum foil, carbon fiber, fiberglass yarn and aramid paper and fiber, any decrease in the supply or increase in the cost of our raw materials could significantly reduce our profit margins. We cannot assure you that we will experience no decrease in the supply or increase in price of our raw materials. Our profitability depends largely on the price and continuity of supply of these raw materials, which are supplied by a limited number of sources. In addition, qualification to use raw materials in some of our products limits the extent to which we are able to substitute alternative materials for these products. Our ability to pass on these costs to our customers is, to a large extent, dependent on the terms of our contracts with our customers and market conditions, including the extent to which our customers would switch to alternative materials not produced by us in the event of an increase in the prices of our products.

VOLATILITY IN ENERGY PRICES MAY RESULT IN A MATERIAL DECLINE IN OUR
PROFITABILITY.

    Because our manufacturing operations use a significant amount of energy, any increase in energy prices could significantly reduce our profit margins. During the fourth quarter of 2000 and continuing into 2001, there has been unprecedented volatility in the cost and supply of energy and in natural gas prices in the United States, particularly in western states where many of our U.S. manufacturing facilities are located. Continued significant price changes are likely to have an impact on our financial results. The outcome of the U.S. energy situation and its impact on the U.S. economy is unpredictable at this time and may pose unforeseen future risk. Energy costs in the first quarter of 2001 were approximately $2 million higher than in the first quarter of 2000. We may not be able to pass these costs on to our customers.

OUR BUSINESS CONSOLIDATION AND PRODUCTIVITY IMPROVEMENT PLANS MAY NOT RESULT IN COST SAVINGS.

    We cannot assure you that our current business consolidation and productivity plans such as our Lean Enterprise initiative will prove successful. One of our principal strategies is to improve financial results through the consolidation of our operations. The complexity, cost and time of consolidating manufacturing operations is greatly increased because of the qualification requirements of the aerospace and other industries. Accordingly, we may encounter delays or unanticipated problems in our efforts to consolidate our operations and these efforts may not result in the cost savings that we currently anticipate.

THE INTERESTS OF OUR SIGNIFICANT SHAREHOLDER MAY BE DIFFERENT THAN YOUR
INTERESTS.

    The Goldman Sachs investor group will have the ability to influence our affairs so long as it maintains ownership of specified percentages of our outstanding common stock, and the interests of the investor group may not in all cases be the same as your interests. The investor group currently owns approximately 39% of our outstanding common stock. Under our governance agreement with the investor group, the investor group is currently entitled to designate three people to serve on our ten-member Board of Directors, and is entitled to designate one director to serve on each committee of our Board of Directors. In addition, the governance agreement provides that our Board of Directors will not authorize specified types of significant transactions without the approval of the directors designated by the investor group. See "Certain Relationships and Related Transactions--Relationship with Goldman Sachs Investor Group."

WE MAY BE UNABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL.

    We may not be able to purchase your notes if there is a change of control of Hexcel. Upon a change of control event, each holder of notes may require us to purchase all or a portion of its notes at a premium of 101% of principal plus accrued interest. Our ability to purchase your notes upon a change of control is limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facility. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facility or obtain necessary consents under the facility to purchase your notes. The term "Change of Control" is defined in the "Description of the Notes--Change of Control" section of this prospectus.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

    You may find it difficult to sell your notes because an active trading market for the notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on June 29, 2001 to a small number of institutional investors and overseas investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

    There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the notes could be adversely affected.

    In addition, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of these securities. These disruptions may have an adverse effect on holders of the notes.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

    Such forward-looking statements include, but are not limited to, estimates of, or expectations regarding, as the case may be:

    - commercial aerospace production and delivery rates, including those of Boeing and Airbus;

    - growth in the production of military aircraft and launch vehicle programs in 2000 and beyond;

    - the recovery of the electronics market;

    - the impact of pricing pressures from Hexcel's customers;

    - the ability of Hexcel to pass along pricing reductions to its suppliers;

    - future sales based on current backlog;

    - sales growth, sales mix, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

    - Hexcel's financial condition and liquidity, as well as future free cash flows and earnings;

    - the total cost of our business consolidation program and the amount of cash expenditures to complete the program; and

    - expectations regarding the costs and benefits of accelerating and expanding our Lean Enterprise and business consolidation programs and implementing a supply chain management program.

    These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to:

    - changes in general economic and business conditions;

    - changes in current pricing levels;

    - changes in political, social and economic conditions and local regulations, particularly in Asia and Europe;

    - foreign currency fluctuations;

    - changes in aerospace delivery rates;

    - reductions in sales to any significant customers, particularly Boeing or Airbus;

    - changes in sales mix;

    - changes in government defense procurement budgets;

    - changes in military aerospace programs technology;

    - industry capacity;

    - competition;

    - disruptions of established supply channels;

    - manufacturing capacity constraints; and

    - the availability, terms and deployment of capital.

    Additional information regarding these factors is described in "Risk Factors" and in our annual report on Form 10-K (SEC File No. 1-8472) for the year ended December 31, 2000, and subsequent quarterly report on Form 10-Q, which are incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

    For a description of the use of proceeds of the offering of original notes, see "Prospectus Summary--Our Business--Recent Developments--Issuance of Original Notes."

                                 CAPITALIZATION

    The following table sets forth the capitalization of Hexcel as of March 31, 2001 on an actual basis and as adjusted to give effect to the offering of the original notes and the application of the net proceeds from that offering, including the redemption of approximately $67.5 million aggregate principal amount of our outstanding 7% Convertible Subordinated Notes Due 2003 (plus a $0.8 million premium payment) and the redemption of the entire principal amount of approximately $25.0 million of the Increasing Rate Senior Subordinated Note Due 2003.

                                                               AS OF MARCH 31, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
SENIOR DEBT:
  Senior credit facility....................................   $227.9       $227.9
  European credit and overdraft facilities..................      5.5          5.5
  Capital lease obligations.................................     42.0         42.0
  Other.....................................................      0.1          0.1
                                                               ------       ------
  Total senior debt (a).....................................    275.5        275.5
                                                               ------       ------
OTHER DEBT:
  Increasing Rate Senior Subordinated Note Due 2003.........     24.4           --
  9 3/4% Senior Subordinated Notes Due 2009.................    240.0        338.5
  7% Convertible Subordinated Notes Due 2003................    114.4         46.9
  7% Convertible Subordinated Debentures Due 2011...........     25.6         25.6
                                                               ------       ------
  Total other debt..........................................    404.4        411.0
                                                               ------       ------
  Total debt................................................    679.9        686.5
                                                               ------       ------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 100,000,000 shares
    authorized, 37,216,419 shares issued and outstanding
    (b).....................................................      0.4          0.4
  Additional paid-in capital (b)............................    270.7        270.7
  Retained earnings.........................................     71.3         68.8(c)
  Accumulated other comprehensive loss......................    (35.2)       (35.2)
                                                               ------       ------
    Total stockholders' equity..............................    307.2        304.7
                                                               ------       ------
    Total capitalization....................................   $987.1       $991.2
                                                               ======       ======

------------------------

(a) Includes $16.7 million of debt due within one year for both actual and as adjusted.

(b) Net of 910,318 shares of treasury stock acquired by our company at an aggregate cost of $11.2 million.

(c) Reflects $2.5 million related to the write-off of the unamortized discount and capitalized debt issuance costs relating to the redemptions, net of tax.

                        PRO FORMA FINANCIAL INFORMATION

    The unaudited supplemental pro forma consolidated statements of operations for the year ended December 31, 2000 and the three months ended March 31, 2000 are presented to provide a measure of operating performance without the Bellingham operation which is nonrecurring. This supplemental presentation should not be considered in isolation or as a substitute for pro forma consolidated statements of operations presented in accordance with generally accepted accounting principles.

    The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2001 and the unaudited supplemental pro forma consolidated statements of operations for the year ended December 31, 2000 and the three months ended March 31, 2000 have been prepared to illustrate the effect of the offering of the original notes and the application of the net proceeds therefrom, including the redemption of approximately $67.5 million aggregate principal amount of our outstanding 7% Convertible Subordinated Notes Due 2003 (plus a $0.8 million premium payment) and the redemption of the entire principal amount of approximately $25.0 million of the Increasing Rate Senior Subordinated Note Due 2003, as if the offering and redemptions had occurred at the beginning of the periods presented.

    The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Hexcel and the notes thereto appearing elsewhere in this prospectus. The unaudited pro forma financial information does not purport to be indicative of the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor does it purport to be indicative of results of operations that may be achieved in the future.

                        UNAUDITED SUPPLEMENTAL PRO FORMA

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                      HISTORICAL
                                                 ---------------------
                                                            BELLINGHAM     ADJUSTMENTS      PRO FORMA
                                                  HEXCEL     (NOTE 1)    (NOTES 1 AND 2)   CONSOLIDATED
                                                 --------   ----------   ---------------   ------------
Net sales......................................  $1,055.7     $(18.9)        $   --          $1,036.8

Cost of sales..................................     824.3      (14.3)            --             810.0
                                                 --------     ------         ------          --------

  Gross margin.................................     231.4       (4.6)            --             226.8

Selling, general and administrative expenses...     123.9       (2.3)            --             121.6

Research and technology expenses...............      21.2       (1.7)            --              19.5

Business consolidation expenses................      10.9         --             --              10.9
                                                 --------     ------         ------          --------

  Operating income.............................      75.4       (0.6)            --              74.8

Gain on sale of Bellingham aircraft interiors
  business.....................................      68.3         --          (68.3)               --

Interest expense...............................      68.7         --           (0.6)(a)          68.1
                                                 --------     ------         ------          --------

  Income (loss) before income taxes............      75.0       (0.6)         (67.7)              6.7

Provision (benefit) for income taxes...........      26.3       (0.2)         (23.7)(b)           2.4

Equity in earnings of affiliated companies.....       5.5         --             --               5.5
                                                 --------     ------         ------          --------

  Income before extraordinary item.............      54.2       (0.4)         (44.0)              9.8

Extraordinary expense (net of income tax of
  $1.6)........................................        --         --            2.9(c)            2.9
                                                 --------     ------         ------          --------

  Net income (loss)............................  $   54.2     $ (0.4)        $(46.9)         $    6.9
                                                 ========     ======         ======          ========

OTHER FINANCIAL DATA:

  EBITDA (Note 3)..............................  $  202.3     $ (0.9)        $(68.3)         $  133.1

  Adjusted EBITDA (Note 3).....................     144.9       (0.9)            --             144.0

  Depreciation and amortization................      58.7       (0.3)            --              58.4

  Capital expenditures.........................      39.6       (0.2)            --              39.4

           See accompanying notes to Pro Forma Financial Information.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2001
                                 (IN MILLIONS)

                                                                         ADJUSTMENTS    PRO FORMA
                                                               HEXCEL     (NOTE 2)     CONSOLIDATED
                                                              --------   -----------   ------------
Net sales...................................................   $276.2       $  --         $276.2

Cost of sales...............................................    216.1          --          216.1
                                                               ------       -----         ------

  Gross margin..............................................     60.1          --           60.1

Selling, general and administrative expenses................     31.7          --           31.7

Research and technology expenses............................      4.7          --            4.7

Business consolidation expenses.............................      1.1          --            1.1
                                                               ------       -----         ------

  Operating income..........................................     22.6          --           22.6

Interest expense............................................     16.3         0.6 (a)       16.9
                                                               ------       -----         ------

  Income (loss) before income taxes.........................      6.3        (0.6)           5.7

Provision (benefit) for income taxes........................      2.2        (0.2)(b)        2.0

Equity in earnings of affiliated companies..................      1.4          --            1.4
                                                               ------       -----         ------

  Income before extraordinary item..........................      5.5        (0.4)           5.1

Extraordinary expense (net of income tax of $1.4)...........       --         2.5 (c)        2.5
                                                               ------       -----         ------

  Net income (loss).........................................   $  5.5       $(2.9)        $  2.6
                                                               ======       =====         ======

OTHER FINANCIAL DATA:

  EBITDA (Note 3)...........................................   $ 37.8       $  --         $ 37.8

  Adjusted EBITDA (Note 3)..................................     38.9          --           38.9

  Depreciation and amortization.............................     15.2          --           15.2

  Capital expenditures......................................     10.6          --           10.6

           See accompanying notes to Pro Forma Financial Information.

                        UNAUDITED SUPPLEMENTAL PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000

                                 (IN MILLIONS)

                                                          HISTORICAL
                                                     ---------------------
                                                                BELLINGHAM   ADJUSTMENTS    PRO FORMA
                                                      HEXCEL     (NOTE 1)     (NOTE 2)     CONSOLIDATED
                                                     --------   ----------   -----------   ------------
Net sales..........................................   $279.8      $(16.6)      $    --        $263.2
Cost of sales......................................    217.6       (12.1)           --         205.5
                                                      ------      ------       -------        ------
  Gross margin.....................................     62.2        (4.5)           --          57.7
Selling, general and administrative expenses.......     32.9        (2.1)           --          30.8
Research and technology expenses...................      6.3        (1.3)           --           5.0
Business consolidation expenses....................      1.2          --            --           1.2
                                                      ------      ------       -------        ------
  Operating income.................................     21.8        (1.1)           --          20.7
Interest expense...................................     18.4          --          (1.7)(a)      16.7
                                                      ------      ------       -------        ------
  Income (loss) before income taxes................      3.4        (1.1)          1.7           4.0
Provision (benefit) for income taxes...............      1.2        (0.4)          0.6 (b)       1.4
Equity in earnings of affiliated companies.........      0.4          --            --           0.4
                                                      ------      ------       -------        ------
  Income before extraordinary item.................      2.6        (0.7)          1.1           3.0
Extraordinary expense (net of income tax of
  $1.6)............................................       --          --           2.9 (c)       2.9
                                                      ------      ------       -------        ------
  Net income (loss)................................   $  2.6      $ (0.7)      $  (1.8)       $  0.1
                                                      ======      ======       =======        ======
OTHER FINANCIAL DATA:
  EBITDA (Note 3)..................................   $ 36.8      $ (1.4)      $    --        $ 35.4
  Adjusted EBITDA (Note 3).........................     38.0        (1.4)           --          36.5
  Depreciation and amortization....................     15.0        (0.3)           --          14.7
  Capital expenditures.............................      4.4        (0.2)           --           4.2

           See accompanying notes to Pro Forma Financial Information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

NOTE 1--BELLINGHAM.

    Bellingham amounts represent operations for the period January 1, 2000 up to the sale date of April 26, 2000. The sale resulted in a pre-tax gain of $68.3 million.

NOTE 2--ADJUSTMENTS.

                                                                          FOR THE          FOR THE
                                                        FOR THE         THREE MONTHS     THREE MONTHS
                                                      YEAR ENDED           ENDED            ENDED
                                                   DECEMBER 31, 2000   MARCH 31, 2001   MARCH 31, 2000
                                                   -----------------   --------------   --------------
(a)  Adjustment to interest expense representing
     the effect of the redemption of debt with
     the proceeds from the sale of Bellingham as
     if the redemption had occurred at the
     beginning of the period.....................       $ (3.1)             $  --            $(2.3)

     The decrease in interest expense
     attributable to the redemption of the notes.
     The interest expense reduction also includes
     the elimination of amortization of debt
     issuance costs..............................         (8.1)              (2.0)            (2.0)

     The increase in interest expense
     attributable to notes offered hereby,
     including amortization of $4.3 million of
     debt issuance costs and $1.5 million
     discount upon issuance......................         10.6                2.6              2.6
                                                        ------              -----            -----

     Net interest expense adjustment.............       $ (0.6)             $ 0.6            $(1.7)
                                                        ======              =====            =====

(b)  Adjustment to reflect an effective income
     tax rate of 35.0%...........................       $(23.7)             $(0.2)           $ 0.6
                                                        ======              =====            =====

(c)  Extraordinary item due to debt
     extinguishment..............................       $  2.9              $ 2.5            $ 2.9
                                                        ======              =====            =====

NOTE 3--EBITDA AND ADJUSTED EBITDA.

    "EBITDA" is defined as income before income taxes, interest expense, depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business consolidation expenses and the gain on the Bellingham sale. Hexcel believes that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness. These measures may not be comparable to similarly titled financial measures of other companies. EBITDA and Adjusted EBITDA do not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected historical financial information of Hexcel set forth below has been derived from the audited consolidated financial statements of Hexcel as of and for the five years ended December 31, 2000. The selected historical financial information as of and for the three months ended March 31, 2001 and 2000 is derived from unaudited financial statements which, in the opinion of Hexcel's management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results for the full year. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, Hexcel's consolidated financial statements and the related notes thereto, included elsewhere in this prospectus.

                                                                                                             FOR THE THREE
                                                                                                             MONTHS ENDED
                                                             FOR THE YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                   ----------------------------------------------------   -------------------
                                                     1996       1997       1998       1999       2000       2000       2001
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                             (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................   $695.2     $936.9    $1,089.0   $1,151.5   $1,055.7   $ 279.8    $ 276.2
Cost of sales....................................    553.9      714.3       817.7      909.0      824.3     217.6      216.1
                                                    ------     ------    --------   --------   --------   -------    -------
Gross margin.....................................    141.3      222.6       271.3      242.5      231.4      62.2       60.1
Selling, general & administrative expenses.......     79.4      102.4       117.9      128.7      123.9      32.9       31.7
Research and technology expenses.................     16.7       18.4        23.7       24.8       21.2       6.3        4.7
Business consolidation expenses (a)..............     42.4       25.3        12.7       20.1       10.9       1.2        1.1
                                                    ------     ------    --------   --------   --------   -------    -------
Operating income.................................      2.8       76.5       117.0       68.9       75.4      21.8       22.6
Gain on sale of Bellingham aircraft interiors
  business.......................................       --         --          --         --       68.3        --         --
Interest expense.................................     21.6       25.8        38.7       73.9       68.7      18.4       16.3
Other income, net................................      3.0         --          --         --         --        --         --
                                                    ------     ------    --------   --------   --------   -------    -------
Income (loss) from continuing operations before
  income taxes...................................    (15.8)      50.7        78.3       (5.0)      75.0       3.4        6.3
Provision for (recovery of) income taxes.........      3.4      (22.9)       28.4       (1.7)      26.3       1.2        2.2
Equity in earnings and write-down in investments
  in affiliated companies........................       --         --         0.5      (20.0)       5.5       0.4        1.4
                                                    ------     ------    --------   --------   --------   -------    -------
    Net Income (loss)............................   $(19.2)    $ 73.6    $   50.4   $  (23.3)  $   54.2   $   2.6    $   5.5
                                                    ======     ======    ========   ========   ========   =======    =======

OTHER DATA:
EBITDA (b).......................................   $ 32.5     $112.3    $  164.5   $  130.3   $  202.3   $  36.8    $  37.8
Adjusted EBITDA (b)..............................     71.9      137.6       177.2      150.4      144.9      38.0       38.9
Depreciation and amortization....................     26.7       35.8        47.5       61.3       58.7      15.0       15.2
Capital expenditures.............................     43.6       57.4        66.5       35.6       39.6       4.4       10.6
Ratio of earnings to fixed charges (c)...........      N/A        2.9         2.9        N/A        2.1       1.2        1.4

BALANCE SHEET DATA (AT PERIOD END):
Working capital..................................   $128.1     $200.7    $  219.6   $  117.3   $  128.1   $ 149.8    $ 142.0
Total assets.....................................    701.7      811.6     1,404.2    1,261.9    1,211.4   1,290.0    1,225.5
Total debt.......................................    311.0      353.4       864.9      770.9      673.6     788.8      679.9
Stockholders' equity.............................    179.3      249.9       302.4      270.1      315.7     270.3      307.2

--------------------------

(a) Business consolidation expenses include amounts previously reported as "Restructuring expenses."

(b) "EBITDA" is defined as income from continuing operations before interest, taxes and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business consolidation expenses and other income, net. We believe that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness. These measures may not be comparable to similarly titled financial measures of other companies. EBITDA and Adjusted EBITDA do not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

(c) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. Interest portion of rentals was calculated as one-third of rentals, which is a reasonable approximation of the interest factor. For the years ended December 31, 1996 and 1999, earnings were insufficient to cover fixed charges by approximately $15.8 million and $5.0 million, respectively.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept all original notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on September 10, 2001. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

    As of the date of this prospectus, $100.0 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about August 9, 2001, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under "--Conditions to the Exchange Offer."

    We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

    Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

    Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

    In the case of either an amendment or termination of, or in the case of an extension of, the exchange offer, we will give written or oral (promptly confirmed in writing) notice thereof to the exchange agent.

PROCEDURES FOR TENDERING

    Except as described below, a tendering holder must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York, the exchange agent, on or before the expiration date. In addition, the exchange agent must receive, on or before the expiration date:

    - certificates for the original notes; or

    - a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company (which we refer to as "DTC" in this prospectus), the book-entry transfer facility, in accordance with the procedures for book-entry described below.

    The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

    If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

    - by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an "eligible institution."

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution--including most banks, savings and loan associations and brokerage houses--that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

    We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

    We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

    If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

    If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things,

    - the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

    - neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

    In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

    If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

    For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from July 15, 2001, the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from July 15, 2001, the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

    In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

    - certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal and

    - all other required documents.

    Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer pursuant to the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

BOOK ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the facility. However, although delivery of the original notes may be made through the book-entry transfer facility, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the exchange agent on or before the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

       - setting forth the name and address of the holder of original notes and the amount of original notes tendered,

       - stating that the tender is being made, and

       - guaranteeing that within three NYSE trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

WITHDRAWAL RIGHTS

    Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

    - identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    - contain a statement that the holder is withdrawing his election to have the original notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

    - specify the name in which the original notes are registered, if different from that of the depositor.

    If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be retendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events shall occur:

    - there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

      (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of such transaction; or

      (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

      (3) any action shall have been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

    - there shall have occurred:

      (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

      (2) any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

      (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

      (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of such calamities; or

    - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    These conditions to the exchange offer are to our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

    In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

               DELIVERY TO: The Bank of New York, EXCHANGE AGENT

       BY HAND OR OVERNIGHT DELIVERY:                BY REGISTERED OR CERTIFIED MAIL:

            The Bank of New York                           The Bank of New York
          Reorganization Department                      Reorganization Department
             101 Barclay Street,                            101 Barclay Street,
                  Floor 7E                                       Floor 7E
             New York, NY 10286                             New York, NY 10286
           Attention: Duong Nguyen                        Attention: Duong Nguyen

                             FOR INFORMATION CALL:
                                 (212) 815-3687

          BY FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (212) 815-6339

                             CONFIRM BY TELEPHONE:
                                 (212) 815-3687

    IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THEN YOUR DELIVERY OR TRANSMISSION WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $300,000.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

TRANSFER TAXES

    Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

    Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as set forth in the legend on the notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register original notes under the Securities Act.

    Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

    (1) could not rely on the applicable interpretations of the staff of the SEC, and

    (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS RELATES TO OUR AUDITED RESULTS OF OPERATIONS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 AND OUR UNAUDITED RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
MARCH 31, 2001 AND 2000. THE DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL INFORMATION, OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS AND OTHER FINANCIAL INFORMATION INCORPORATED BY REFERENCE.

BUSINESS OVERVIEW

                                                     QUARTER ENDED                YEAR ENDED
                                                       MARCH 31,                 DECEMBER 31,
                                                  -------------------   ------------------------------
                                                    2001       2000       2000       1999       1998
                                                  --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA (a):
Sales...........................................   $276.2     $263.2    $1,036.8   $1,081.5   $1,200.5
Adjusted EBITDA (b).............................     38.9       36.5       144.0      141.3      203.1
Adjusted net income (c).........................      6.2        4.2        18.8        9.7       56.3
Adjusted diluted earnings per share (c).........   $ 0.16     $ 0.11    $   0.50   $   0.27   $   1.37
AS REPORTED:
Sales...........................................   $276.2     $279.8    $1,055.7   $1,151.5   $1,089.0
Gross margin %..................................     21.8%      22.2%       21.9%      21.1%      24.9%
Adjusted operating income % (c).................      8.6%       8.2%        8.2%       7.7%      11.9%
Adjusted EBITDA (b).............................   $ 38.9     $ 38.0    $  144.9   $  150.4   $  177.2
Business consolidation expenses.................      1.1        1.2        10.9       20.1       12.7
Net income (loss)...............................      5.5        2.6        54.2      (23.3)      50.4
Adjusted net income (c).........................      6.2        3.4        17.2        9.6       59.2
Diluted earnings (loss) per share...............   $ 0.15     $ 0.07    $   1.32   $  (0.64)  $   1.24
Adjusted diluted earnings per share (c).........   $ 0.16     $ 0.09    $   0.46   $   0.26   $   1.43

------------------------

(a) Pro forma results for 2000, 1999 and 1998 give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if it had occurred at the beginning of the respective years presented. Pro forma results for 1998 also give effect to the acquisition of the industrial fabrics business of Clark-Schwebel in September 1998, as if it had occurred at the beginning of 1998.

(b) Excludes the gain on sale of Bellingham aircraft interiors business, business consolidation expenses, interest, taxes, depreciation, amortization, and equity in earnings of and a write-down of an investment in affiliated companies.

(c) Excludes business consolidation and other acquisition related costs, the gain on the disposal of the Bellingham business in 2000, and a write-down of an investment in an affiliated company in 1999, net of applicable income taxes.

    Adjusted EBITDA and pro forma adjusted EBITDA are presented to provide a measure of our operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA and pro forma adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma adjusted EBITDA do not represent alternative measures of our cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

    After giving pro forma effect to the sale of the Bellingham business during 2000 as if it had occurred on January 1, 1999, sales revenues (at constant exchange rates) and adjusted EBITDA for the years of 1999 and 2000 were at approximately the same level. However, the conditions in a number of the markets that we serve changed markedly over this two-year period.

    The first quarter of 1999 represented a peak for commercial aerospace revenues as sales to Boeing were made to support the 620 aircraft deliveries Boeing made that year. However, by the second quarter of 1999, commercial aerospace revenues had started to decline as Boeing reduced its purchases both to reflect its lower planned aircraft deliveries of 489 aircraft in 2000 and its goals to reduce inventory. On a seasonally adjusted basis, the bottom of commercial aerospace revenues was not seen until the summer of 2000. Boeing has indicated that it is planning increased deliveries in 2001 as compared to 2000. In addition, production rates by Airbus and the regional aircraft producers continue to increase.

    Over the same period, our revenues from sales of products to the space and defense industry decreased primarily due to two factors. First, a munitions program that utilized our materials ended. Second, sales of products to launch vehicle and commercial satellite programs declined as a result of the failure of a number of commercial satellite programs and tighter export controls on the launch of U.S. manufactured commercial satellites. With a number of new military aircraft programs beginning production (e.g., the F18 E/F and the European Fighter Aircraft) and existing programs increasing their production rate (e.g., C-17), revenues in these market sectors are expected to increase despite remaining at their recently depressed levels.

    In early 1999, our revenues from sales of woven glass fabrics for printed wiring board applications were reduced as a result of the Asian economic crisis. Asian producers with surplus production capacity were seeking to export their products to the Unites States and Europe depressing both our sales prices and quantity of sales. As the Asian economies recovered in 1999 and demand for electronic devices for Internet and telecommunication applications continued to grow, the demand and prices for our company's electronic products increased.

    In 2000, we saw more rapid growth in demand for our lightweight fabrics used in multilayer printed wiring boards as a result of the continued growth in Internet and telecommunication applications. To meet unprecedented customer requirements, we reduced our production of heavyweight fabrics for rigid printed wiring board applications and invested in additional lightweight fabrics manufacturing capacity. These market conditions continued until January 2001.

    During this period, we continued to see revenue growth in our industrial markets, particularly from ballistic (soft body armor), wind energy and automotive applications for our products. In constant currency terms, the revenue growth in the electronics market combined with the revenue growth in these industrial markets offset the decline in revenues from commercial aerospace and space and defense markets.

    Over the last two years, we have focused on reducing our debt. In 1999, we reduced our total debt net of cash from $857.4 million as of December 31, 1998 to $770.7 million as of December 31, 1999 through working capital reduction, particularly reduction in inventories. By December 31, 2000 our total debt net of cash had been reduced by a further $102.2 million to $668.5 million as a result of the proceeds from the sale of the Bellingham business in April 2000. We remain focused on reducing our debt, but the amount by which we can will vary from year to year based upon business conditions.

RECENT EVENTS

    ELECTRONICS INDUSTRY

    Demand for our woven electrical fabrics declined sharply in the United States at the end of the first quarter of 2001. This reduction in demand was the net result of finished electronic goods producers responding to their excess inventories by cutting back on their purchases, which has impacted the entire supply chain. The excess inventories of end producers seem to be the result of both lower than anticipated growth in certain markets and reduced sales in other markets. In April 2001, the inventory correction became evident in our wholly owned operations in France and at our Asian joint venture. In response to these market conditions, we idled manufacturing capacity and furloughed some production employees, and will continue to monitor the situation closely and make further adjustments if warranted by market developments.

    Customer orders during the second quarter of 2001 have remained at much reduced levels. Our second quarter 2001 revenues from electronic applications were lower than the first quarter 2001 and with little visibility from our customers and the impact of the summer vacation period it seems unlikely that revenues will recover in the third quarter of 2001.

    UTILITY PRICE VOLATILITY

    During the fourth quarter of 2000 and continuing into 2001, there has been significantly increased volatility in the cost and supply of energy and in natural gas prices in the United States, particularly in the western states where many of our U.S. manufacturing facilities are located. Continued significant price changes are likely to have an impact on our financial results. In anticipation of continued volatility, we are exploring options to reduce energy consumption and to better control the price paid for energy sources. However, the outcome of the U.S. energy situation and its impact on the U.S. economy is unpredictable at this time and may pose unforeseen future risk. Energy costs in the first quarter of 2001 were approximately $2 million higher than in the first quarter of 2000. While natural gas prices have fallen during the second quarter, it is too soon to judge whether energy costs will stabilize at current levels.

    SECOND QUARTER 2001 FINANCIAL RESULTS

    On July 20, 2001, we reported our financial results for the second quarter of 2001. Net loss for the second quarter of 2001 was $12.6 million, or $0.34 per diluted share. The net loss for the second quarter 2001, before the extraordinary loss of $3.1 million arising from the early retirement of debt, was $9.5 million, or $0.26 per diluted share, compared to net income of $50.4 million, or $1.14 per diluted share, for the second quarter of 2000. The quarter's results include a number of one-time charges, which relate to compensation expenses resulting from the retirement of our former Chief Executive Officer, the early retirement of our Increasing Rate Senior Subordinated Notes Due 2003 and a portion of our 7% Convertible Subordinated Notes Due 2003, both of which were repaid with proceeds from the offering of the original notes, fees and expenses incurred in connection with an amendment to our senior credit facility, and a reduction in our tax benefit for U.S. operating losses. Excluding these items and business consolidation expenses, our pretax income was $1.6 million. Our second quarter 2000 results included a net after-tax gain from the sale of Bellingham aircraft interiors business of approximately $44.0 million, or $0.97 per diluted share.

    Adjusted EBITDA for the second quarter of 2001 was $33.4 million versus $38.8 million for the second quarter of 2000 and $39.3 million for the second quarter of 2000 on a pro forma basis. Adjusted EBITDA for 2001 year to date was $72.3 million versus $75.9 million for 2000 year to date on a pro forma basis. Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

    ISSUANCE OF ORIGINAL NOTES

    On June 29, 2001, we issued and sold $100.0 million aggregate principal amount of the original notes, which generated net proceeds to Hexcel of approximately $94.2 million. We used the net proceeds of the issuance to redeem $67.5 million aggregate principal amount of our outstanding 7%

Convertible Subordinated Notes Due 2003 (plus a $0.8 million premium payment), of which approximately $114.4 million of principal was outstanding, and to prepay the entire principal amount of approximately $25.0 million of the Increasing Rate Senior Subordinated Note Due 2003 held by Ciba Specialty Chemical Inc.

    AMENDMENT TO SENIOR CREDIT FACILITY

    In connection with the closing of the offering of the original notes, we amended our senior credit facility to, among other things, modify financial covenants and to permit that offering. As of March 31, 2001, there was approximately $227.9 million of loans outstanding under the senior credit facility, consisting of $29.7 million of term A loans, $92.6 million of term B loans, $25.6 million under the domestic revolving line of credit, $80.0 million under the European revolving line of credit, and no amounts under the European overdraft facility.

    EXECUTIVE COMPENSATION

    In connection with the retirement and passing of our former Chief Executive Officer, John J. Lee, we recorded certain non-recurring compensation expenses of approximately $4.7 million in the second quarter of 2001 as a result of early vesting of deferred compensation and equity, and other compensation due
Mr. Lee's estate.

SIGNIFICANT TRANSACTIONS

   PURCHASE OF APPROXIMATELY 14.5 MILLION SHARES OF OUR COMMON STOCK BY GOLDMAN SACHS INVESTOR GROUP

    On December 19, 2000, an investor group controlled by subsidiaries of The Goldman Sachs Group, Inc. completed a previously announced purchase of approximately 14.5 million of the approximately 18 million shares of our common stock owned by Ciba Specialty Chemicals Holding, Inc. The shares acquired by the Goldman Sachs investor group represent approximately 39% of our outstanding common stock. In addition, we entered into a governance agreement with the Goldman Sachs investor group that became effective on December 19, 2000. Under this governance agreement, the Goldman Sachs investor group has the right to, among other things, designate three directors to sit on our ten-member Board of Directors.

    As a result of this transaction, Ciba's ownership of our common stock was reduced to approximately 3.5 million shares. In addition, our governance agreement with Ciba, which gave Ciba the right to designate four directors to sit on our board, terminated. Ciba has stated that its investment in our common stock is non-strategic and that it will explore options for the future disposition of its remaining interest in our common stock.

    SALE OF THE BELLINGHAM AIRCRAFT INTERIORS BUSINESS

    On April 26, 2000, we sold our Bellingham aircraft interiors business to Britax Cabin Interiors, Inc., a wholly owned subsidiary of Britax International plc, for cash proceeds of $113.3 million, which resulted in an after-tax gain of approximately $44 million. The Bellingham business generated net sales of $18.9 million for the period from January 1 through April 26, 2000, and $70.0 million and $34.3 million for 1999 and 1998. The Bellingham business was engaged in the manufacture and sale of airline interior refurbishment applications and its operating results were reflected as a component of Hexcel's Engineered Products business segment up to the date of disposal.

RECENTLY ISSUED ACCOUNTING STANDARDS

    On July 20, 2001, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 142 (FAS 142), "Goodwill and Other Intangible Assets."
FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of FAS 142, goodwill will be tested at the reporting unit level annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for Hexcel will be January 1, 2002. Hexcel has not yet determined what the impact of FAS 142 will be on its results of operations and financial position.

DEFERRED TAX ASSETS

    Since 1999, we have generated taxable profits in Europe offset by net operating losses in the United States. Our U.S. operations have generated losses, in part, because most of our interest expense and goodwill amortization is serviced in the United States. We have recorded the benefit of these net operating losses by increasing the deferred tax asset carried on our balance sheet. As of March 31, 2001 the deferred tax asset balance was $42.9 million. The sharp decline in electronics revenues and the recognition of the non-recurring charges in the second quarter of 2001 have significantly increased U.S. net operating losses in 2001 compared to prior estimates. In light of this change in business outlook, in the second quarter of 2001 we have determined to increase our tax provision rate through the establishment of a non-cash valuation allowance attributable to currently generated U.S. net operating losses. Going forward, our financial statements will continue to reflect a tax provision on our European earnings. As a result, our effective tax rate may change from quarter to quarter based on relative U.S. and European profitability. The amount of net deferred tax asset reflected on our balance sheet considered realizable could be reduced if estimates of future U.S. taxable income during the carry-forward period are reduced in light of future operating performance.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

    The following discussions use comparisons of the March 31, 2001 results to the March 31, 2000 pro forma results, which give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if it had occurred on January 1, 2000.

    NET SALES: Net sales of $276.2 million for the first quarter of 2001 were 5% higher than 2000 first quarter pro forma revenue of $263.2 million. Had the same U.S. dollar, British pound and Euro exchange rates applied in the first quarter of 2001 as in the first quarter of 2000, sales for the 2001 quarter would have been $283.2 million, or 8% higher than the pro forma sales for the 2000 quarter.

    The revenue increase was attributable to growth in the commercial aerospace market as a result of higher build rates for Airbus, Boeing and several regional aircraft manufacturers and increased production in the space and defense market related to several programs, partially offset by lower sales volumes in the electronics market.

    The following table summarizes actual and pro forma net sales to third-party customers by product groups and market segments for the quarters ended
March 31, 2001 and 2000:

                                                                        UNAUDITED
                                               -----------------------------------------------------------
                                               COMMERCIAL   SPACE &
                                               AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL    TOTAL
                                               ----------   --------   -----------   ----------   --------
                                                                      (IN MILLIONS)
FIRST QUARTER 2001
Reinforcement products.......................    $ 18.1      $ 5.5        $34.7         $28.1      $ 86.4
Composite materials..........................      99.3       26.9           --          34.0       160.2
Engineered products..........................      26.0        3.6           --            --        29.6
                                                 ------      -----        -----         -----      ------
Total........................................    $143.4      $36.0        $34.7         $62.1      $276.2
                                                 ======      =====        =====         =====      ======
                                                     52%        13%          13%           22%        100%
                                                 ======      =====        =====         =====      ======
PRO FORMA FIRST QUARTER 2000 (a)
Reinforcement products.......................    $ 15.6      $ 4.1        $43.6         $23.8      $ 87.1
Composite materials (b)......................      90.8       23.3           --          32.4       146.5
Engineered products..........................      27.1        2.5           --            --        29.6
                                                 ------      -----        -----         -----      ------
Total........................................    $133.5      $29.9        $43.6         $56.2      $263.2
                                                 ======      =====        =====         =====      ======
                                                     51%        11%          17%           21%        100%
                                                 ======      =====        =====         =====      ======
FIRST QUARTER 2000
Reinforcement products.......................    $ 15.6      $ 4.1        $43.6         $23.8      $ 87.1
Composite materials (b)......................      90.8       23.3           --          32.4       146.5
Engineered products..........................      43.7        2.5           --            --        46.2
                                                 ======      =====        =====         =====      ======
Total........................................    $150.1      $29.9        $43.6         $56.2      $279.8
                                                 ======      =====        =====         =====      ======
                                                     54%        11%          15%           20%        100%
                                                 ======      =====        =====         =====      ======

------------------------

(a) Pro forma net sales give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1, 2000.

(b) 2000 has been reclassified for comparative purposes.

    Net sales to commercial aerospace customers increased 7.4% to $143.4 million for the first quarter of 2001, as compared to pro forma net sales of $133.5 million for the first quarter of 2000. This increase in comparable first quarter sales reflects higher build rates at Airbus, Boeing and several regional aircraft manufacturers, partially offset by the impact of the weaker U.S. dollar against the Euro and the British pound sterling.

    Commercial aerospace net sales for our reinforcement products and composite materials businesses increased due to the higher build rates. The commercial aerospace revenue of the engineered products business is program and contract specific so this business has not yet derived any net revenue growth from build rate changes. Boeing has confirmed that it expects to meet its projections to deliver approximately 530 aircraft in 2001 and an additional 530 aircraft in 2002, an increase over 489 deliveries in 2000; and Airbus has indicated production plans to sustain deliveries in excess of 300 annually through 2003. The benefit that we obtain from any increase in build rates in 2001 and 2002 will depend upon the mix of aircraft that are produced, the continuing impact on the aerospace supply chain of the pressure to reduce the cost of commercial aircraft and the results of productivity improvement from our Lean Enterprise initiatives.

    Net sales to space and defense markets for the first quarter of 2001 increased 20.4% to $36.0 million, from first quarter 2000 pro forma net sales of $29.9 million. This increase is due primarily to our composite material and reinforcement products businesses and is due to increased sales related to several programs, including the F/A-18 and the Eurofighter as well as Boeing's Delta Launchers family. Looking forward, the requirements of both the United States and European armed forces continue to support an outlook of increased procurement of military aircraft and helicopters. The new generation of military aircraft use more of our products. We are currently qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter either full-scale production in the near future or significantly increase existing production rates. These programs include the F/A-18E/F (Hornet), the F-22 (Raptor), the European Fighter Aircraft (Typhoon) as well as the C-17, the V-22 (Osprey) tiltrotor aircraft, the RAH-66 (Comanche) and the NH90 helicopters. The benefits the Company obtains from these programs will depend upon which ones are funded and the extent of such funding.

    Electronics net sales were $34.7 million in the first quarter of 2001, a decrease of 20.4% from pro forma net sales of $43.6 million in the comparable 2000 quarter. This decline reflects the downturn in the U.S. electronics industry and the ensuing adjustments throughout the electronics industry supply chain. Demand for our woven electrical fabrics declined sharply at the end of the first quarter of 2001. This reduction in demand was the net result of finished electronic goods producers responding to their excess inventories by cutting back on their purchases, which has impacted the entire supply chain. The excess inventories of end producers seems to be the result both of lower than anticipated growth in certain markets and reduced sales in other markets. In April 2001, the inventory correction became evident in our wholly owned operations in France and at our Asian joint venture. In response to these market conditions, we idled manufacturing capacity and furloughed some production employees, and will continue to monitor the situation closely and make further adjustments if warranted by market developments.

    Customer orders for electronics applications to date for the second quarter have remained at the reduced levels seen at the end of March. Our second quarter revenues from electronic applications will be less than the first quarter of this year and as of yet there is no visibility as to whether revenues will increase in the third quarter.

    Net sales to industrial markets increased 10.4% to $62.1 million for the first quarter of 2001 from $56.2 million pro forma net sales for the same 2000 quarter. The increase reflects sales growth in several segments, especially fabrics (reinforcement segment) used in ballistic and architectural markets and in composite materials for the wind energy market. Absent a significant deterioration in the general macroeconomic environment, we expect sales to wind energy and automotive customers to grow in 2001, driven by growing demand for low-cost sources of renewable energy and improved automobile safety, as well as our success in developing products that satisfy these customer applications.

    GROSS MARGIN: Gross margin for the first quarter of 2001 was $60.1 million or 21.8% of net sales, compared to gross margin of $57.7 million or 21.9% of net sales on a pro forma basis for the first quarter of 2000. The increase in gross margin reflects the sales increases discussed above offset by the negative impact of increased energy costs, particularly in the western United States, and reduced production at our U.S. electronics fabrics manufacturing plants. Energy costs in the first quarter of 2001 were approximately $2 million higher than in the first quarter of 2000.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $31.7 million or 11.5% of net sales for the first quarter of 2001, compared with $30.8 million or 11.7% of net sales on a pro forma basis for the first quarter of 2000. Research and technology expenses for the first quarter of 2001 were $4.7 million or 1.7% of net sales, compared with $5.0 million or 1.9% of net sales on a pro forma basis for the first quarter of 2000.

    OPERATING INCOME: Operating income was $22.6 million or 8.2% of net sales in the first quarter of 2001, compared with $20.7 million or 7.9% of net sales on a pro forma basis in the first quarter of

2000. Excluding business consolidation expenses, operating income for the first quarter of 2001 was $23.7 million or 8.6% of net sales, versus $21.9 million or 8.3% of net sales on a pro forma basis for the first quarter of 2000. Business consolidation expenses totaled $1.1 million in the first quarter of 2001 and $1.2 million in the comparable quarter in 2000.

    The aggregate increase in operating income, excluding business consolidation expenses, reflects the increase in gross margin over the pro forma total for the first quarter of 2000 and a slight reduction in research and technology expenses, partially offset by higher selling, general and administrative expenses. The reinforcement products segment increased its operating income by 8.6%, while the composite materials segment increased its operating income by 11.9%, excluding business consolidation expenses, as compared to the first quarter of 2000 on a pro forma basis. The engineered products segment reported a decrease in operating income of $1.5 million, after adjusting for the sale of the Bellingham business on a pro forma basis, reflecting the reduced performance from the business that became evident in the second half of 2000. We are pursuing a series of actions focused on progressively improving the performance of this business segment.

    INTEREST EXPENSE: Interest expense was $16.3 million for the first quarter of 2001, compared to $18.4 million for the first quarter of 2000. The decrease in interest expense primarily reflects the reduction in term debt outstanding under our senior credit facility that resulted from the use of the proceeds from the sale of the Bellingham business to reduce indebtedness.

    EQUITY IN EARNINGS OF AFFILIATED COMPANIES: Equity in earnings of affiliated companies for the first quarter of 2001 was $1.4 million compared to $0.4 million for the first quarter of 2000 reflecting the strong performance of our electronics fabrics venture in Asia, partially offset by the initial start-up costs of our engineered products ventures in China and Malaysia. The start-up costs of those joint ventures during 2001 are anticipated to reduce our reported equity in earnings by approximately half compared to 2000. The electronics industry market conditions discussed above have also started to impact Asian customer demand and will reduce the second quarter 2001 equity in earnings reported from our Asian electronic fabrics joint venture.

    NET INCOME AND NET INCOME PER SHARE

                                                                Quarter Ended March
                                                                        31,
                                                              -----------------------
                                                                           PRO FORMA
                                                                 2001       2000(a)
                                                              ----------   ----------
                                                               (in millions, except
                                                                per share amounts)
Net income..................................................    $ 5.5        $ 3.4
Adjusted net income (b).....................................    $ 6.2        $ 4.2
Diluted net income per share................................    $0.15        $0.09
Diluted net income per share excluding goodwill
  amortization..............................................    $0.20        $0.17
Adjusted diluted net income per share (b)...................    $0.16        $0.11
Diluted weighted average shares outstanding.................     38.1         36.8

------------------------

(a) Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

(b) Excludes business consolidation expenses and related income taxes.

    Our convertible subordinated notes, due 2003, and our convertible subordinated debentures, due 2011, were excluded from the 2001 and 2000 computations of net income per diluted share, as they were antidilutive.

    YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    NET SALES: Net sales for 2000 were $1,055.7 million, a decrease of $95.8 million or 8% from 1999 net sales of $1,151.5 million. Approximately
$51 million or 4% of the decrease is attributable to the sale of the Bellingham aircraft interiors business on April 26, 2000. An additional $45 million of the decrease, representing another 4% of the total, is due to changes in currency exchange rates--primarily the decline of the British pound and the Euro relative to the U.S. dollar.

    On a pro forma basis, giving effect to the sale of the Bellingham business as if it had occurred on January 1, 1999, pro forma net sales for 2000 were $1,036.8 million compared with pro forma net sales for 1999 of $1,081.5 million. Had the same U.S. dollar, British pound and Euro exchange rates applied in 2000 as in 1999, pro forma revenues for 2000 would have been approximately $1,082.0 million.

    The following table summarizes actual and pro forma net sales to third-party customers by product group and market segment for 2000 and 1999:

                                      COMMERCIAL   SPACE &
                                      AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL    TOTAL
                                      ----------   --------   -----------   ----------   --------
                                                             (IN MILLIONS)
2000 NET SALES
Reinforcement products..............    $ 60.6      $ 13.6      $181.2        $103.8     $  359.2
Composite materials.................     347.9        95.4          --         123.7        567.0
Engineered products (a).............     120.3         9.2          --            --        129.5
                                        ------      ------      ------        ------     --------
Total (a)...........................    $528.8      $118.2      $181.2        $227.5     $1,055.7
                                        ======      ======      ======        ======     ========
                                            50%         11%         17%           22%         100%
                                        ======      ======      ======        ======     ========

PRO FORMA 2000 NET SALES
Total (b)...........................    $509.9      $118.2      $181.2        $227.5     $1,036.8
                                        ======      ======      ======        ======     ========
                                            49%         11%         18%           22%         100%
                                        ======      ======      ======        ======     ========

1999 NET SALES
Reinforcement products..............    $ 52.0      $ 18.2      $166.4        $ 94.3     $  330.9
Composite materials.................     387.9       101.0          --         117.0        605.9
Engineered products (a).............     201.7        13.0          --            --        214.7
                                        ------      ------      ------        ------     --------
Total (a)...........................    $641.6      $132.2      $166.4        $211.3     $1,151.5
                                        ======      ======      ======        ======     ========
                                            57%         11%         14%           18%         100%
                                        ======      ======      ======        ======     ========

PRO FORMA 1999 NET SALES
Total (b)...........................    $571.6      $132.2      $166.4        $211.3     $1,081.5
                                        ======      ======      ======        ======     ========
                                            53%         12%         15%           20%         100%
                                        ======      ======      ======        ======     ========

------------------------

(a) Net sales for 2000 include $18.9 million of commercial aerospace net sales by the Bellingham business, which was a component of Hexcel's engineered products segment until this business was sold on April 26, 2000. Net sales for 1999 include $70.0 million of commercial aerospace net sales by the Bellingham business.

(b) Pro forma net sales for 2000 and 1999 give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1 of the respective years presented.

    Commercial aerospace net sales for 2000 were $528.8 million, compared with $641.6 million for 1999. The decrease of $112.8 million or 18% is primarily attributable to:

    - The sale of the Bellingham business on April 26, 2000. This business generated $70.0 million of revenue for the commercial aerospace segment during 1999, and $18.9 million during the first four months of 2000.

    - Boeing's reduction in aircraft production rates during the second half of 1999 and the first half of 2000, together with some product substitutions and price reductions on certain products. Boeing delivered 489 aircraft to its customers in 2000, compared with 620 aircraft in 1999. The impact of this reduction was most pronounced on our Engineered Products business, which delivers its products to Boeing just prior to the aircraft being completed and delivered to the ultimate customer.

    - The impact of changes in currency exchange rates.

    Boeing has announced that it expects to deliver approximately 530 aircraft to its customers in 2001 and another 530 aircraft in 2002, while Airbus is expected to increase its aircraft deliveries from 311 in 2000 to 331 in 2001 and more than 350 in 2002. As a result of these trends, as well as projections for continued strength in the demand for regional and business aircraft produced by such customers as Bombardier Aerospace and Embraer-Empresa Brasileira de Aeronautica, we expect modest growth in commercial aerospace revenues in 2001. However, the benefit that we obtain from any increase in aircraft build rates during 2001 and 2002 will depend upon the mix of aircraft that are produced, the continuing impact on the aerospace supply chain of the pressure to reduce the cost of commercial aircraft, and the results of productivity improvements from our Lean Enterprise initiatives.

    Approximately 13% and 10% of 2000 and 1999 net sales, respectively, were identified as sales to Airbus and its related subcontractors. Approximately 20% of 2000 net sales and 28% of 1999 net sales were identified as sales to Boeing and its related subcontractors. Of the 2000 net sales attributable to Boeing and its related subcontractors, approximately 17% and 3% related to commercial aerospace and space and defense market applications, respectively. For 1999, the comparable percentages were 25% and 3%.

    Net sales to space and defense markets totaled $118.2 million for 2000, a decline of $14.0 million or 11% from 1999 net sales of $132.2 million. This decline reflects the conclusion of one military contract, as well as reduced demand for carbon fiber and pre-impregnated composites for use in satellites and satellite launch vehicles. The satellite market continues to suffer from the impact of a number of launch failures over the past two years, and from concerns about the financial viability of certain commercial satellite ventures. Looking forward, we are currently qualified to supply materials to a broad range of military aircraft and helicopter programs anticipated either to enter full-scale production in the near future or to significantly increase existing production rates. These programs include the F/A-18E/F Hornet, the F-22 Raptor, and the Eurofighter/Typhoon, as well as the C-17, the V-22 Osprey tiltrotor aircraft, and the RAH-66 Comanche and NH90 helicopters. The benefits we obtain from these programs will depend upon which ones are funded and the extent of such funding.

    Electronics net sales grew to $181.2 million for 2000, an increase of $14.8 million or 9% over 1999 net sales of $166.4 million. This sales growth reflects increased demand for lightweight fiberglass fabrics used in electronics applications, driven by improved economic conditions in Asia and Europe and by growing worldwide demand for increasingly sophisticated electronic devices. During 2000, Hexcel switched some of its heavyweight fabric production capacity to meet lightweight fabric demand, and also began to install additional lightweight fabric looms to meet the expected continuing growth in demand in this market. In addition, we were able to raise prices on certain fiberglass fabrics.

    Net sales to industrial markets rose to $227.5 million for 2000, up from $211.3 million for 1999. This increase of $16.2 million or 8% is largely due to the following:

    - Increased sales of aramid fabrics used in the manufacture of bulletproof and puncture resistant vests, driven by military and civilian demand for lighter, tougher vests.

    - Increased sales of newly developed glass fabrics used in certain window screen and architectural applications, such as screens designed to reduce glare for computer users in commercial offices.

    - Increased sales of prepreg composites products to European customers for use in producing components for wind energy turbines.

    - Increased sales of honeycomb core and machined honeycomb parts used in certain automotive applications, such as inserts for automobile headliners to better protect vehicle occupants in collisions.

    Aggregate sales to other industrial market segments, such as surface transportation and recreation markets, were relatively unchanged from 1999 to 2000, after adjusting for changes in currency exchange rates. Absent a significant deterioration in the general macroeconomic environment, we expect sales to wind energy and automotive customers to grow again in 2001, driven by growing demand for low-cost, renewable energy supplies and improved automobile safety, and by our success in developing products for specific customer applications. However, the actual rate of growth will depend on economic conditions in the U.S. and Europe. Aggregate sales to other industrial market segments are projected to rise more modestly at nominal rates.

    GROSS MARGIN: Gross margin for 2000 was $231.4 million or 21.9% of net sales, compared with $242.5 million or 21.1% of net sales for 1999. The improvement in gross margin as a percentage of sales during 2000 primarily reflects the impact of productivity improvements and cost reductions. Price increases for certain fiberglass fabrics were offset by price decreases for other select products, with the result that net price changes had minimal impact on gross margin performance.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $123.9 million for 2000, or 11.7% of net sales. This compares to $128.7 million or 11.2% of net sales for 1999. The net decline in selling, general and administrative expenses is attributable in part to the recognition of a $5.1 million non-cash benefit resulting from the curtailment of a U.S. defined benefit retirement plan, partially offset by $2.2 million of expenses resulting from the purchase of our common stock by the Goldman Sachs investor group. The remainder of the net decline primarily reflects the impact of the sale of the Bellingham business and changes in currency exchange rates.

    RESEARCH AND TECHNOLOGY EXPENSES: Research and technology expenses were $21.2 million for 2000, or 2.0% of net sales. This compares to $24.8 million or 2.2% of net sales for 1999. The aggregate dollar decrease primarily reflects the completion of specific research and technology projects, as well as changes in currency exchange rates.

    OPERATING INCOME: Operating income was $75.4 million or 7.1% of net sales for 2000, of which $0.6 million was contributed by the Bellingham business. This compares with operating income of $68.9 million or 6.0% of net sales for 1999, of which $8.0 million was contributed by the Bellingham business. Excluding business consolidation expenses, operating income was $86.3 million or 8.2% of net sales for the 2000 period, and $89.0 million or 7.7% of net sales for the 1999 period. Business consolidation expenses, which totaled $10.9 million and $20.1 million for 2000 and 1999, respectively, are discussed further under "--Business Consolidation Programs" below.

    The divestiture of the Bellingham business in April reduced 2000 operating income before business consolidation expenses by $7.7 million, compared with 1999. This decline was partially offset by reductions in selling, general and administrative and research and technology expenses during 2000.

The improvement in operating income before business consolidation expenses as a percentage of net sales primarily reflects the aggregate improvement in gross margin performance noted above.

    INTEREST EXPENSE: Interest expense was $68.7 million for 2000, versus $73.9 million for 1999. The decrease in interest expense primarily reflects the reduction in outstanding term debt under our senior credit facility that resulted from the sale of the Bellingham business, partially offset by higher interest rates on variable-rate debt.

    PROVISION FOR (RECOVERY OF) INCOME TAXES: In 2000, the provision for income taxes was $26.3 million, compared to a recovery of income taxes of $1.7 million for 1999. Our effective income tax rate was approximately 35% in both years.

    EQUITY IN EARNINGS AND WRITE-DOWN OF AN INVESTMENT IN AFFILIATED
COMPANIES: Equity in earnings of affiliated companies for 2000 was $5.5 million. The primary source of these earnings was our electronic fabrics joint venture in Asia, which has benefited from the increase in worldwide demand for electronic devices. The earnings contributed by this venture were partially offset by our share of the initial start-up losses of our engineered products ventures in China and Malaysia.

    In 1999, we wrote down our investment in one of our joint ventures, Interglas Technologies AG, formerly CS-Interglas AG, by $20.0 million to its estimated fair market value. The write-down was the result of management's decision to allow its fixed-price options to increase its equity investment in Interglas, from 43.6% to 84%, to expire unexercised, and an assessment that an other-than-temporary decline in the investment occurred due to its deteriorating financial condition. The amount of the write-down was determined based on available market information and appropriate valuation methodologies. We did not record a deferred tax benefit on the write-down because of limitations imposed by foreign tax laws on our ability to realize a tax benefit.

    NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

                                                                2000        1999
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                       PER
                                                                   SHARE DATA)
Net income (loss)...........................................   $  54.2     $ (23.3)
Diluted net income (loss) per share.........................   $  1.32     $ (0.64)
Diluted net income (loss) per share, excluding goodwill
  amortization..............................................   $  1.51     $ (0.40)
Adjusted diluted net income per share, excluding business
  consolidation expenses, the 2000 gain on the sale of the
  Bellingham aircraft interiors business, and a 1999
  write-down of an investment in an affiliated company......   $  0.46     $  0.26
Diluted weighted average shares outstanding.................      45.7        36.4

    Our convertible subordinated notes, due 2003, our convertible subordinated debentures, due 2011, and our stock options were excluded from the 1999 computation of net loss per diluted share, as they were antidilutive.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET SALES: Net sales for 1999 were $1,151.5 million, an increase of $62.5 million or 6% compared with 1998 net sales of $1,089.0 million. The 1998 total includes the net sales of the industrial fabrics business acquired from Clark-Schwebel, Inc. for the period from September 15, 1998, the date of acquisition, to December 31, 1998. Net sales for 1999 were approximately
$145 million higher than net sales for 1998 because of the acquisition of the Clark-Schwebel business. However, this increase was partially offset by sales reductions attributable to declining aircraft production rates by Boeing, inventory adjustments in excess of build rate changes by aerospace customers, price reductions in early

1999 for certain aerospace products and electronic fabrics, and a decrease in carbon fiber sales due to the impact of excess installed industry capacity. Changes in currency exchange rates did not have a material impact on revenue trends from 1998 to 1999.

    The following table summarizes actual and pro forma net sales to third-party customers by product group and market segment for 1999 and 1998:

                                      COMMERCIAL   SPACE &
                                      AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL    TOTAL
                                      ----------   --------   -----------   ----------   --------
                                                             (IN MILLIONS)
1999 NET SALES
Reinforcement products..............    $ 52.0      $ 18.2      $166.4        $ 94.3     $  330.9
Composite materials.................     387.9       101.0          --         117.0        605.9
Engineered products (a).............     201.7        13.0          --            --        214.7
                                        ------      ------      ------        ------     --------
Total (a)...........................    $641.6      $132.2      $166.4        $211.3     $1,151.5
                                        ======      ======      ======        ======     ========
                                            57%         11%         14%           18%         100%
                                        ======      ======      ======        ======     ========

PRO FORMA 1999 NET SALES
Total (b)...........................    $571.6      $132.2      $166.4        $211.3     $1,081.5
                                        ======      ======      ======        ======     ========
                                            53%         12%         15%           20%         100%
                                        ======      ======      ======        ======     ========
1998 NET SALES
Reinforcement products..............    $ 24.5      $ 26.4      $ 85.2        $ 88.7     $  224.8
Composite materials.................     450.6       104.0          --         103.4        658.0
Engineered products (a).............     195.0        11.2          --            --        206.2
                                        ------      ------      ------        ------     --------
Total (a)...........................    $670.1      $141.6      $ 85.2        $192.1     $1,089.0
                                        ======      ======      ======        ======     ========
                                            62%         13%          8%           17%         100%
                                        ======      ======      ======        ======     ========

PRO FORMA 1998 NET SALES
Total (b)...........................    $672.9      $141.6      $179.3        $206.7     $1,200.5
                                        ======      ======      ======        ======     ========
                                            56%         12%         15%           17%         100%
                                        ======      ======      ======        ======     ========

------------------------

(a) Net sales for 1999 include $70.0 million of commercial aerospace net sales by the Bellingham business, which was a component of our engineered products segment until this business was sold on April 26, 2000. Net sales for 1998 include $34.3 million of commercial aerospace net sales by the Bellingham business.

(b) Pro forma net sales for 1999 and 1998 give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1 of the respective years presented. Pro forma net sales for 1998 also give effect to the acquisition of the Clark-Schwebel business that occurred on September 15, 1998, as if it had occurred January 1, 1998.

    Commercial aerospace net sales for 1999 were $641.6 million, compared with $670.1 million for 1998. The decrease of $28.5 million or 4% is largely attributable to:

    - Declining aircraft production rates by Boeing during the second half of 1999, in anticipation of lower aircraft deliveries in 2000.

    - Inventory adjustments in excess of build rate changes by aerospace customers in the U.S., Europe and certain export markets, in connection with their efforts to improve working capital and reduce manufacturing cycle times.

    - Price reductions in early 1999 for certain aerospace products, in response to market conditions.

    Partially mitigating these sales reductions was an increase in sales of woven fabrics attributable to the acquisition of the Clark-Schwebel business in September 1998.

    Approximately 10% of 1999 net sales and 11% of 1998 net sales were identified as sales to Airbus and its related subcontractors. Approximately 28% of 1999 net sales and 35% of 1998 net sales were identified as sales to Boeing and its related subcontractors. Of the 1999 net sales attributable to Boeing and its related subcontractors, approximately 25% and 3% related to commercial aerospace and space and defense market applications, respectively. For 1998, the comparable percentages were 32% and 3%.

    Net sales to space and defense markets for 1999 were $132.2 million, a decline of $9.4 million or 7% from 1998 net sales of $141.6 million. This decrease is attributable to the conclusion of specific contracts to provide reinforcement fabrics and composite materials to certain military and space programs, and to the declining demand for satellites and satellite launch vehicles in response to launch failures and concerns about the financial viability of certain satellite ventures. Furthermore, our carbon fiber manufacturing capacity utilization was only 50% to 60% in 1999, compared to 90% or higher for much of 1998. Initially, this reduction was due to inventory corrections by space and defense customers, who purchased or ordered more carbon fiber than they needed in response to significant carbon fiber supply shortages in 1997. However, 1999 net sales were also impacted by the changes in the commercial aerospace market as well as by the new global production capacity added by Japanese producers. With the high level of fixed costs in this business, reduced production output significantly impacts the profitability of the business.

    Electronics net sales rose to $166.4 million for 1999, an increase of $81.2 million or 95% over net sales for 1998 of $85.2 million. The acquisition of the Clark-Schwebel business in September 1998 added about $94 million of electronics revenues in 1999, relative to 1998. This addition to our revenue was somewhat offset, however, by the impact of sales volume and price reductions in the first half of 1999, which resulted from inventory adjustments in the electronics industry supply chain and intense competition from manufacturers of fiberglass fabrics in Asia and Europe. These pressures began to ease in the second half of 1999, due to increased worldwide demand for electronic devices and improved manufacturing capacity utilization throughout the fiberglass fabrics industry.

    Net sales to industrial markets for 1999 were $211.3 million, an increase of $19.2 million or 10% over the 1998 total of $192.1 million. This increase reflects the following:

    - The acquisition of the Clark-Schwebel business in September 1998, which added more than $14 million of industrial revenues in 1999, compared with 1998.

    - Increased sales of aramid and specialty fabrics for ballistics applications, in response to increased demand for lightweight protective vests by police forces and the U.S. military.

    - Growth in sales of composite materials for wind energy applications, which nearly doubled from 1998 to 1999.

    - Increased sales of composite materials to the automotive industry, reflecting Hexcel's development of new product applications for automotive customers.

    These positive factors were partially offset by reduced sales of carbon fiber for industrial applications, due to the impact of excess industry capacity, as well as lower sales for certain recreation applications.

    GROSS MARGIN: Gross margin for 1999 was $242.5 million, or 21.1% of net sales, compared with $271.3 million, or 24.9% of net sales, for 1998. The decline in 1999 gross margin relative to 1998 is the result of lower sales volumes to commercial aerospace and space and defense markets, and the associated reduction in the absorption of fixed factory costs, as well as price reductions on certain products. These factors were partially mitigated by reductions in labor and overhead costs, as well as negotiated reductions in the prices of certain raw materials.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $128.7 million in 1999, or 11.2% of net sales. This compares with selling, general and administrative expense of $117.9 million or 10.8% of net sales for 1998. The aggregate dollar increase in selling, general and administrative expenses is primarily attributable to the acquisition of the Clark-Schwebel business.

    RESEARCH AND TECHNOLOGY EXPENSES: Research and technology expenses were $24.8 million in 1999, or 2.2% of net sales, compared with $23.7 million for 1998, or 2.2% of net sales. The aggregate dollar increase in research and technology expenses is primarily attributable to the acquisition of the Clark-Schwebel business.

    OPERATING INCOME: Operating income was $68.9 million or 6.0% of net sales for 1999. This compares with operating income of $117.0 million or 10.7% of net sales for 1998. Excluding business consolidation expenses, 1999 operating income was $89.0 million or 7.7% of net sales, while 1998 operating income was $129.7 million or 11.9% of net sales. The decrease in operating income during 1999 was primarily due to the reductions in sales volumes and prices noted above, and the related gross margin impact.

    INTEREST EXPENSE: Interest expense was $73.9 million for 1999, versus $38.7 million for 1998. The increase in interest expense primarily reflects the increase in outstanding debt relating to the acquisition of the Clark-Schwebel business.

    PROVISION FOR (RECOVERY OF) INCOME TAXES: In 1999, the recovery of income taxes was $1.7 million, reflecting an effective income tax rate of approximately 35%. In 1998, the provision for income taxes of $28.4 million equated to an effective income tax rate of approximately 36%.

    EQUITY IN INCOME AND WRITE-DOWN IN INVESTMENTS IN AFFILIATED
COMPANIES: Economic conditions in the electronics market during the latter part of 1998 and much of 1999 impacted the performance of Hexcel's joint ventures during those years. As a result, we recognized a nominal amount of equity in income of affiliated companies in 1999 and 1998. As previously discussed above, in the third quarter of 1999, we wrote down our investment in one of these joint ventures, Interglas, by $20.0 million to its estimated fair market value.

    NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

                                                                1999        1998
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                 PER SHARE DATA)
Net income (loss)...........................................   $ (23.3)    $  50.4
Diluted net income (loss) per share.........................   $ (0.64)    $  1.24
Diluted net income (loss) per share, excluding goodwill
  amortization..............................................   $ (0.40)    $  1.34
Adjusted diluted net income per share, excluding business
  consolidation expenses and a 1999 write-down of an
  investment in an affiliated company.......................   $  0.26     $  1.43
Diluted weighted average shares outstanding.................      36.4        45.7

    The decrease in the number of diluted weighted average shares outstanding in 1999, relative to 1998, is attributable to the exclusion of 9.0 million potential common shares relating to the convertible subordinated notes, due 2003, the convertible subordinated debentures, due 2011, and stock options that were antidilutive in the 1999 period.

FINANCIAL CONDITION AND LIQUIDITY

    FINANCIAL RESOURCES

    In connection with the acquisition of the industrial fabrics business of Clark-Schwebel on September 15, 1998, we obtained a new senior credit facility to: (a) fund the purchase of the Clark-Schwebel business; (b) refinance our existing revolving credit facility; and (c) provide for our ongoing working capital and other financing requirements. The senior credit facility was subsequently amended in January 1999, August 1999, March 2000, October 2000,
May 2001 and June 2001, to accommodate, among other things, the planned sale of assets, the planned investments in additional manufacturing capacity for selected products, the impact of the decline in our operating results on certain financial covenants, the sale by Ciba of approximately 14.5 million of the approximately 18 million shares of our common stock held by them to the Goldman Sachs investor group, a restructuring of the ownership and capital structure of certain of our European subsidiaries and the consummation of the offering of the original notes.

    The senior credit facility is secured by a pledge of shares of certain of our subsidiaries, as well as security interests in certain U.S. accounts receivable, inventories, and real property, plant and equipment. We are subject to various financial covenants and restrictions under the senior credit facility, including limitations on incurring debt, granting liens, selling assets, redeeming capital stock and paying dividends. As of March 31, 2001, we were in compliance with the financial covenants and other terms of the senior credit facility. In anticipation of lower sales volume in the electronics market, on May 11, 2001, we obtained an amendment to certain of our financial covenants under the senior credit facility. As a result, we currently anticipate continued compliance with all financial covenants for the remainder of 2001.

    As of March 31, 2001, the senior credit facility provided us with approximately $357 million of borrowing capacity, subject to certain limitations. Interest on outstanding borrowings under the senior credit facility ranges from 1.00% to 3.25% in excess of the applicable London interbank rate, or at our option, from 0.25% to 2.25% in excess of the base rate of the administrative agent for the lenders. Prior to May 11, 2001, the upper limits of these interest ranges were 3.00% and 2.00%, respectively. In addition, the senior credit facility is subject to a commitment fee varying from approximately 0.20% to 0.50% per annum of the total facility.

    For the years ended December 31, 2000, 1999 and 1998, interest on outstanding borrowings under the senior credit facility, or previous revolving credit facility, bore interest at approximately 0.75% to 3.0% in excess of the applicable London interbank rate, or at our option, 0.0% to 2.0% in excess of the base rate of the administrative agent for the lenders, and was subject to a commitment fee ranging from approximately 0.20% to 0.50% per annum of the total facility.

    As of March 31, 2001 and December 31, 2000, 1999 and 1998, we had an interest rate cap agreement outstanding which covered a notional amount of $50.0 million of the senior credit facility, providing a maximum fixed rate of interest of 5.5% on the applicable London interbank rate.

    We completed the sale of our Bellingham aircraft interiors business on April 26, 2000, and used $111.6 million of net proceeds from the sale to repay outstanding term debt under the senior credit facility.

    We expect that the senior credit facility will be sufficient to fund our worldwide operations for the foreseeable future. The senior credit facility is scheduled to expire in 2004, except for approximately $58 million of term debt that is due for repayment in 2005.

    As of December 31, 2000, we estimate that we had net operating carryforwards of approximately $110 million for U.S. federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will expire at various dates through fiscal year 2019. If we experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize for U.S. federal income tax purposes our NOLs arising in periods before the ownership change would be subject to an annual limitation. This annual limitation would be equal to the product of the value of all of our outstanding stock immediately before the ownership change (less certain capital contributions made within the preceding two years) and the relevant "long-term tax-exempt rate," which was 5.01% for ownership changes occurring in August 2001, increased for any "built-in gains" recognized by us during the five year period following the ownership change. We do not believe that we experienced an ownership change as a result of the purchase of approximately 39% our common stock by the Goldman Sachs investor group, although such transaction, combined with other issuances or purchases of our stock, could result in such an ownership change. We cannot currently predict whether such an ownership change would have a material effect on our U.S. federal income tax liability or financial condition.

    CAPITAL EXPENDITURES

    Capital expenditures for the quarter ended March 31, 2001 were $10.6 million compared to $4.4 million for the 2000 quarter. The increase of $6.2 million represents our continued efforts toward process improvements, capacity additions for high-growth product applications such as electronics, automotive and wind energy; and environmental, safety and maintenance initiatives.

    Capital expenditures were $39.6 million in 2000, compared with $35.6 million in 1999 and $66.5 million in 1998. The decrease in capital expenditures from 1998 to 1999 reflects reduced spending due to changing market conditions, the benefits from our Lean Enterprise program, and our commitment to reduce our debt. During 1999 and 2000, the majority of our capital expenditures have been directed toward: (a) process improvements intended to increase productivity and reduce costs; (b) manufacturing capacity additions for high-growth product applications, such as electronics, automotive and wind energy; and (c) environmental, safety and maintenance initiatives. Our capital expenditures are anticipated to be at a level of approximately $50 million in 2001.

    OTHER FINANCIAL COMMITMENTS

    In 1999, we formed a joint venture with Boeing and Aviation Industries of China and BHA Aero Composite Parts Co., Ltd. to manufacture composite parts for secondary structures and interior applications for commercial aircraft. We have a 33% equity ownership interest in this joint venture, which is located in Tianjin, China. Also in 1999, we formed another joint venture, Asian Composites Manufacturing Sdn. Bhd., with Boeing, Sime Link Sdn. Bhd., and Malaysia Helicopter Services Bhd. (now known as Naluri Berhadto), to manufacture composite parts for secondary structures for commercial aircraft. We have a 25% equity ownership interest in this joint venture, which is located in Alor Setar, Malaysia. It is anticipated that the first parts will be delivered to customers in 2001. As of May 31, 2001, we have made cash investments in these two joint ventures totaling $13.0 million, and have commitments to invest another
$2.5 million. In addition, we have committed to provide additional loan guarantees of up to $13.7 million. The contingent liability under these commitments is expected to increase in increments through 2002.

    Mandatory redemption of our 7.0% convertible subordinated debentures, due 2011, is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.8 million in each year thereafter.

    In 1998, we entered into a $50.0 million capital lease for property, plant and equipment used in the acquired Clark-Schwebel business. The lease expires in September 2006 and includes various purchase options.

    ADJUSTED EBITDA AND CASH FLOWS AND THE RATIO OF EARNINGS TO FIXED CHARGES

    Earnings before business consolidation expenses, other income, interest, taxes, depreciation and amortization and equity in earnings of affiliated companies, or adjusted EBITDA, and pro forma adjusted EBITDA, are presented to provide a measure of our operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA and pro forma adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma adjusted EBITDA do not represent alternative measures of our cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

    2001: Adjusted EBITDA for the first quarter 2001 was $38.9 million, an increase of 6.6% above the 2000 first quarter pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 2000, of $36.5 million.

    Net cash provided by operating activities was $3.4 million in the first quarter of 2001 as compared to net cash used for operating activities of $6.1 million for the 2000 first quarter. This increase is due to higher net income, a decrease in working capital requirements and a slight decrease in deferred income taxes in the first quarter of 2001. The working capital improvement is due to the timing of certain cash expenditures, which more than offset the increased inventory levels resulting primarily from the fall-off in the electronics market demand and the increased accounts receivable resulting from increased sales. As a result, the improvement is anticipated to reverse in the second quarter of 2001.

    Net cash used for investing activities in the first quarter of 2001 was $10.6 million compared to $7.8 million used in the 2000 first quarter. The increase in capital expenditures of $6.2 million represents our continued efforts toward process improvements, capacity additions for high-growth product applications such as electronics, automotive and wind energy; and environmental, safety and maintenance initiatives.

    The ratio of earnings to fixed charges for the quarter ended March 31, 2001 was 1.4 compared to 1.3 for the same 2000 quarter on a pro forma basis. The calculation of earnings to fixed charges assumes that one-third of our rental expense is attributable to interest expense.

    A reconciliation of net income to EBITDA and adjusted EBITDA for the quarters ended March 31, 2001 and 2000 as well as the ratio of earnings to fixed charges, is as follows:

                                                                 Quarter Ended
                                                                   March 31,
                                                              --------------------
                                                                         PRO FORMA
                                                                2001      2000(a)
                                                              --------   ---------
                                                                 (in millions)
Net income..................................................   $ 5.5       $ 3.4
Provision for income taxes..................................     2.2         1.5
Interest expense............................................    16.3        16.1
Depreciation and amortization expense.......................    15.2        14.7
Equity in earnings of affiliated companies..................     1.4         0.4
                                                               -----       -----
EBITDA......................................................    37.8        35.3
Business consolidation expenses.............................     1.1         1.2
                                                               -----       -----
Adjusted EBITDA (b).........................................   $38.9       $36.5
                                                               =====       =====
Ratio of earnings to fixed charges (c)......................     1.4         1.3
                                                               =====       =====

------------------------

(a) Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

(b) Excludes business consolidation expenses, interest, taxes, depreciation, amortization and equity in earnings of affiliated companies.

(c) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. Interest portion of rentals was calculated as one third of rentals, which is a reasonable approximation of the interest.

    2000: Adjusted EBITDA was $144.9 million for 2000. Pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 2000, was $144.0 million.

    Net cash provided by operating activities was $33.0 million, with the major sources of cash provided by net income, excluding the after-tax gain from the sale of the Bellingham business, of $10.2 million and non-cash depreciation and amortization of $58.7 million. However, these sources of operating cash flow were offset by $5.5 million of non-cash income from affiliated companies, as was $5.1 million of income from the curtailment of a U.S. defined benefit retirement plan. In addition, increases in accounts receivable and inventories used a total of $24.7 million of cash.

    Net cash provided by investing activities was $68.8 million, reflecting net cash proceeds from the sale of the Bellingham business of $113.3 million, partially offset by $39.6 million of capital expenditures and $8.3 million of investments in joint venture affiliates in China and Malaysia. Net cash used for financing activities was $95.0 million, primarily because the net cash proceeds from the sale of the Bellingham business were used to reduce outstanding indebtedness under our senior credit facility.

    1999: Adjusted EBITDA for 1999 was $150.4 million. Pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 1999, was $141.3 million.

    Net cash provided by operating activities was $133.7 million, as $61.3 million of non-cash depreciation and amortization, a $20.0 million non-cash write-down of an investment in an affiliated company, $80.9 million of working capital reductions and $20.1 million of business consolidation expenses more than offset $23.3 million of net loss, $15.8 million of non-cash deferred income taxes, and cash used by all other operating activities. The decrease in working capital reflects lower levels of receivables and inventory due to aggressive working capital management, our Lean Enterprise program and lower sales volumes.

    Net cash used for investing activities was $40.3 million, reflecting our capital expenditures and investments in affiliated companies. Net cash used for financing activities was $99.5 million, reflecting net debt reduction and $11.0 million of debt issuance costs primarily pertaining to the issuance of the senior subordinated notes, due 2009.

    1998: Adjusted EBITDA for 1998 was $177.2 million. Pro forma adjusted EBITDA, giving effect to the acquisition of the Clark-Schwebel business and the sale of the Bellingham business as if both these transactions had occurred at the beginning of 1998, was $203.1 million.

    Net cash provided by operating activities was $93.8 million, as $50.4 million of net income and $54.4 million of non-cash depreciation, amortization and deferred income taxes were partially offset by increased working capital of $14.5 million.

    Net cash used for investing activities was $539.2 million, primarily reflecting $472.8 million of net cash paid for the Clark-Schwebel business, and $66.5 million of capital expenditures. Net cash provided by financing activities was $440.7 million, primarily reflecting $459.7 million of net funds borrowed under the senior credit facility, including the financing of the acquisition of the Clark-Schwebel business, offset in part by the repurchase of $10.0 million of treasury stock and $10.3 million of debt issuance costs primarily incurred to obtain the senior credit facility.

    A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for 2000, 1999 and 1998, as well as the ratio of earnings to fixed charges, is as follows:

                                                       2000                  1999                  1998
                                                -------------------   -------------------   -------------------
                                                   AS        PRO         As        Pro         As        Pro
                                                REPORTED   FORMA(a)   Reported   Forma(a)   Reported   Forma(a)
                                                --------   --------   --------   --------   --------   --------
                                                                         (in millions)
Net income (loss).............................   $ 54.2     $ 55.8     $(23.3)    $(23.1)    $ 50.4     $ 48.2
Provision for (recovery of) income taxes......     26.3       27.1       (1.7)      (1.7)      28.4       24.7
Interest expense..............................     68.7       65.6       73.9       65.8       38.7       62.8
Depreciation and amortization.................     58.7       58.4       61.3       60.2       47.5       59.7
Equity in earnings of and write-down of an
  investment in an affiliated company.........     (5.5)      (5.5)      20.0       20.0       (0.5)      (5.0)
Other.........................................     (0.1)        --        0.1         --         --         --
                                                 ------     ------     ------     ------     ------     ------
EBITDA........................................    202.3      201.4      130.3      121.2      164.5      190.4
Business consolidation expenses...............     10.9       10.9       20.1       20.1       12.7       12.7
Gain on sale of Bellingham aircraft interiors
  business....................................    (68.3)     (68.3)        --         --         --         --
                                                 ------     ------     ------     ------     ------     ------
Adjusted EBITDA (b)...........................   $144.9     $144.0     $150.4     $141.3     $177.2     $203.1
                                                 ======     ======     ======     ======     ======     ======
Ratio of earnings to fixed charges (c)........      2.1        2.1        N/A        N/A        2.9        2.0
                                                 ======     ======     ======     ======     ======     ======

------------------------

(a) Pro forma results for 2000, 1999 and 1998 give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred at the beginning of the respective year's presentation. Pro forma results for 1998 also give effect to the acquisition of the industrial fabrics business of Clark-Schwebel in September 1998, as if it had occurred at the beginning of 1998. Pro forma net income (loss) and pro forma provisions for (recovery of) income taxes as presented above do not adjust for the gain on the sale of the Bellingham aircraft interiors business in 2000.

(b) Excludes the gain on the sale of Bellingham aircraft interiors business, business consolidation expenses, interest, taxes, depreciation, amortization and equity in earnings of affiliated companies.

(c) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. Interest portion of rentals was calculated as one third of rentals, which is a reasonable approximation of the interest factor. For the year ended December 31, 1999, earnings and pro forma earnings were insufficient to cover fixed charges by approximately
    $5.0 million and $4.8 million, respectively.

    The increase in the ratio of earnings to fixed charges from 1999 to 2000 primarily reflects the gain from the sale of the Bellingham business. The decrease in the ratio of earnings to fixed charges from 1998 to 1999 reflects our lower operating income, higher interest costs and business consolidation expenses. The ratio of earnings to fixed charges is equal to net income (loss), excluding income taxes and interest expense, divided by interest expense. Interest expense includes approximately one-third of our rental expense.

BUSINESS CONSOLIDATION PROGRAMS

    As a result of four substantial business acquisitions from 1996 through 1998, and the need to respond to significant changes in commercial aerospace and space and defense markets, we initiated three business consolidation programs in May 1996, December 1998 and September 1999. The primary purpose of these programs has been to integrate acquired assets and operations, and to close or restructure insufficiently profitable facilities and activities. Due to aerospace industry requirements to "qualify" specific equipment and manufacturing processes for the manufacture of certain products, some business consolidation actions have taken up to three years to complete. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities.

    Key initiatives under the three business consolidation programs have been:

    - rationalizing manufacturing activities and eliminating excess capacity by moving and requalifying certain production processes, closing manufacturing plants and vacating some leased facilities;

    - consolidating manufacturing, research, and marketing and administrative functions into single global business units, in order to create centers of technical excellence, improve customer service and eliminate redundant functions; and

    - disposing of non-core assets.

    As of March 31, 2001, we have closed three manufacturing facilities, vacated approximately 560 thousand square feet of manufacturing space, and eliminated more than 700 manufacturing, marketing and administrative positions in connection with these business consolidation programs.

    All of the business consolidation activities initiated in 1996 and 1998 had been completed as of December 31, 2000, although cash expenditures relating to accrued severance will continue to be paid through 2001. As of March 31, 2001, the entire September 1999 program was completed with the exception of the fourth quarter 2000 amendment, discussed in the next paragraph. The completed program includes the consolidation of certain production processes, the vacating of certain leased facilities, and the consolidation into one location of the U.S. marketing, research and administrative functions of our composite materials business. However, the reorganization of certain manufacturing activities will not be completed until 2001 or early in 2002, in accordance with our business consolidation plans.

    In the fourth quarter of 2000, we added two further actions to the September 1999 business consolidation program. We decided to close the two smaller of our four U.S. prepreg manufacturing facilities--one in Lancaster, Ohio and another in Gilbert, Arizona. The manufacturing output from these two plants will now be produced by the two remaining U.S. prepreg facilities in Livermore, California and Salt Lake City, Utah. These actions, which are expected to be completed in early 2002, will result in the elimination of an additional 79 thousand square feet of manufacturing space and 60 manufacturing positions.

    As of March 31, 2001, future expenses to be recognized and cash expenditures to be made for all remaining business consolidation activities are estimated at $2.0 million and $4.2 million, respectively.

    Business consolidation activities for the three years ended December 31, 2000 and the quarter ended March 31, 2001, consisted of the following:

                                                            EMPLOYEE     FACILITY &
                                                           SEVERANCE &   EQUIPMENT
                                                           RELOCATION    RELOCATION    OTHER      TOTAL
                                                           -----------   ----------   --------   --------
                                                                             (IN MILLIONS)
BALANCE AS OF JANUARY 1, 1998............................      $9.7         $ 2.0       $0.5      $12.2
Business consolidation expenses:
  Current period expenses................................       3.3           9.6        6.3       19.2
  Reversal of 1997 expenses..............................      (6.5)           --         --       (6.5)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................      (3.2)          9.6        6.3       12.7
Cash expenditures........................................      (1.2)         (6.3)      (1.2)      (8.7)
Non-cash usage, including asset write-downs..............       0.5          (2.9)      (5.6)      (8.0)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1998..........................       5.8           2.4         --        8.2
Business consolidation expenses..........................       5.1          15.0         --       20.1
Cash expenditures........................................      (6.7)         (2.8)        --       (9.5)
Non-cash usage, including asset write-downs..............      (0.7)        (14.0)        --      (14.7)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1999..........................       3.5           0.6         --        4.1
Business consolidation expenses:
  Current period expenses................................       3.7          10.6         --       14.3
  Reversal of 1999 expenses..............................      (0.3)         (3.1)        --       (3.4)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................       3.4           7.5         --       10.9
Cash expenditures........................................      (3.9)         (7.9)        --      (11.8)
Non-cash items:
  Reversal of 1999 business consolidation expenses.......        --           3.1         --        3.1
  Other non-cash usage, including asset write-downs......      (0.6)         (3.0)        --       (3.6)
                                                               ----         -----       ----      -----
  Total non-cash items...................................      (0.6)          0.1         --       (0.5)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 2000..........................       2.4           0.3         --        2.7
Business consolidation expenses..........................       0.1           1.0         --        1.1
Cash expenditures........................................      (0.5)         (0.9)        --       (1.4)
Asset write-off..........................................        --          (0.2)        --       (0.2)
                                                               ----         -----       ----      -----
BALANCE AS OF MARCH 31, 2001.............................      $2.0         $ 0.2       $ --      $ 2.2
                                                               ====         =====       ====      =====

    In 1998, we reversed $6.5 million of accrued business consolidation expenses relating to employee severance. From 1996 through 1998, during the implementation of certain business consolidation initiatives, we experienced significant increased business volume in our commercial aerospace market, which enabled us to reassign employees who would have otherwise been terminated. As a result, the actual number of employees terminated was fewer than anticipated, and we no longer required the full amount of its business consolidation employee severance accrual.

    As part of a business consolidation program, we disposed of our operations in Brindisi, Italy in 1999. In accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, we recorded a charge of $5.6 million in 1998 for an asset impairment related to our Italian operations, which was included in business consolidation expenses. The estimate of fair value used in determining the impairment charge was based on offers received from interested buyers. The Italian operations were disposed of for net proceeds that approximated amounts accrued and were accounted for under our Engineered Products business segment. Financial operating results for this business were not material to our consolidated financial statements.

    In the second quarter of 2000, we amended our September 1999 business consolidation program in response to the manufacturing constraints caused by a stronger than expected increase in sales and production for our electronic woven glass fabrics and our ballistics protection products. Based on these improved market conditions, which were expected to continue beyond 2000, and a manufacturing capacity review, we concluded to expand its capacity by purchasing additional looms and revising the previous decision to consolidate a number of weaving activities at two of our facilities. As a result of the decision to not proceed to consolidate production, we reversed a total of $3.4 million of business consolidation expenses that were previously recognized in 1999, including $3.1 million in non-cash write-downs of machinery and equipment that was to have been sold or scrapped as a result of the consolidation.

    For the three months ended March 31, 2001, we recognized $1.1 million of business consolidation expenses. Accrued expenses as of March 31, 2001 primarily reflected accrued severance and costs for early termination of certain leases. Our policy is to pay severance over a period of time rather than in a lump-sum amount.

MARKET RISKS

    As a result of our global operating and financing activities, we are exposed to various market risks that may affect our results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on certain variable-rate debt, and fluctuations in currency exchange rates, which impact the U.S. dollar value of transactions, assets and liabilities denominated in foreign currencies. Our primary currency exposures are in Europe, where we have significant business activities. To a lesser extent, we are also exposed to fluctuations in the prices of certain commodities, such as electricity, natural gas, aluminum and certain chemicals.

    We attempt to net individual exposures on a consolidated basis, when feasible, to take advantage of natural offsets. In addition, we employ an interest rate cap agreement and foreign currency forward exchange contracts for the purpose of hedging certain specifically identified interest rate and net currency exposures. The use of these financial instruments is intended to mitigate some of the risks associated with fluctuations in interest rates and currency exchange rates, but does not eliminate such risks. We do not use financial instruments for trading purposes.

    DERIVATIVES POLICY

    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking various hedging transactions. The hedging instruments are assessed for effectiveness at the inception of the hedge and throughout the term of the hedge designation. As long as the hedge remains highly effective, changes in the fair value of our cash flow hedges are recorded in other comprehensive income, until earnings are affected by the transaction being hedged. Ineffectiveness is recorded immediately in the income statement. All derivatives are recognized on the balance sheet at their fair value. We discontinue hedge accounting prospectively when we determine that (1) the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including hedged items such as forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) designating the derivative as a hedging instrument is no longer appropriate.

    The market risk associated with interest rate and foreign exchange contracts is managed by us through monitoring of parameters that limit the types and degree of market risk that may be undertaken. Our derivative activities are regulated by written policies and procedures that are managed and monitored for compliance by the Finance Management Committee, which we refer to as the FMC. The FMC is composed of our chief financial officer, chief accounting officer, assistant treasurer, and our other senior managers as may be appointed to the committee from time to time. The FMC periodically reports to the Audit Committee on the scope of our derivative activities. Our policies together with the decisions and guidelines of the FMC:
(a) set forth a risk-management philosophy and objectives through a corporate policy, (b) provide guidelines for derivative instrument usage, and
(c) establish procedures for control and valuation, counterparty credit approval, and monitoring and reporting of derivative activity. The use of derivative financial instruments to hedge exposures to changes in exchange rates and interest rates exposes us to credit risk. We reduce the credit risk in derivative instruments by (a) entering into transactions with high-quality counterparties whose credit ratings are AA/Aa or higher, (b) limiting the amount of exposure to each counterparty, and (c) monitoring the financial condition of its counterparties.

    INTEREST RATE RISKS

    Our long-term debt bears interest at both fixed and variable rates. As a result, our results of operations are affected by interest rate changes on our variable rate debt. Assuming a 10% favorable and a 10% unfavorable change in the underlying weighted average interest rates of our variable rate debt, net income for 2000 of $54.2 million would have been $56.8 million and $52.5 million, respectively.

    In order to partially mitigate interest rate risks, in 1998 we entered into a five-year interest rate cap agreement. This agreement provides for a maximum fixed interest rate of 5.5% on the applicable London interbank rate used to determine the interest on $50.0 million of variable rate debt under the senior credit facility. In addition, on January 21, 1999, we issued $240.0 million of 9.75% senior subordinated notes, due 2009. Net proceeds of approximately
$231 million from that issuance were used to redeem variable rate amounts owed under the senior credit facility. As of March 31, 2001 and December 31, 2000, the fair value of the interest rate cap agreement was not material and for the quarter ended March 31, 2001, hedge ineffectiveness was not material to our consolidated financial position. We do not expect that gains or losses under this agreement will be material to our consolidated results of operations or cash flows.

    CURRENCY EXCHANGE RISKS

    We have significant business activities in Europe. We operate seven manufacturing facilities in Europe which generated approximately 38% of 2000 net sales. Our European business activities primarily involve three major currencies--the U.S. dollar, the British pound, and the Euro. We also conduct business or have joint venture investments in Japan, China, Malaysia, Australia and Brazil, and sell products to customers throughout the world. The majority of our transactions with customers and joint venture affiliates outside of Europe are denominated in U.S. dollars, thereby limiting our exposure to short-term currency fluctuations involving these countries. However, the value of our investments in these countries could be impacted by changes in currency exchange rates over time, as could our ability to profitably compete in international markets.

    We attempt to net individual currency positions at our various European operations on a consolidated basis, to take advantage of natural offsets and reduce the need to employ foreign currency forward exchange contracts. We also enter into short-term foreign currency forward exchange contracts, usually with a term of ninety days or less, to hedge net currency exposures resulting from specifically identified transactions. Consistent with the nature of the economic hedge provided by such contracts, any unrealized gain or loss would be offset by corresponding decreases or increases, respectively, of the underlying transaction being hedged. As of March 31, 2001 and December 31, 2000, the aggregate fair value of these outstanding short-term foreign currency forward exchange contracts was not material to our consolidated financial position, and management does not expect that gains or losses on these contracts will be material to our consolidated results of operations or cash flows.

    In January 2001, we entered into a number of foreign currency forward exchange contracts to exchange U.S. dollars for Euros at fixed rates on specified dates through March 2005. The aggregate notional amount of these contracts is $96.7 million. The purpose of these contracts is to hedge an equivalent amount of projected U.S. dollar receipts by two of our European facilities, under long-term sales contracts with certain customers. These contracts are expected to provide us with a more balanced matching of future cash receipts and expenditures by currency, thereby reducing our exposure to fluctuations in currency exchange rates. Assuming a 10% increase in the value of the Euro relative to the U.S. dollar, the aggregate fair value of these contracts would constitute a $9.7 million asset of ours. Alternatively, assuming a 10% decrease in the value of the Euro relative to the U.S. dollar, the aggregate fair value of these contracts would represent a $9.7 million liability of ours. For the quarter ended March 31, 2001, hedge ineffectiveness was immaterial and the fair value of the foreign currency cash flow hedges recognized in other comprehensive income was a loss of $4.9 million. Over the next twelve-month period, a $1.0 million loss is expected to be reclassified into earnings as the hedged sales are recorded.

    COMMODITY PRICE RISKS

    Certain raw materials and operating supplies used by us are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodities most likely to have an impact on our results of operations in the event of significant price changes are electricity, natural gas, aluminum and certain chemicals. We attempt to minimize the impact of commodity price risk, when feasible, by entering into supply agreements that specify raw material prices or limit price increases for a reasonable period of time. We generally do not employ forward contracts or other financial instruments to hedge commodity price risk.

    UTILITY PRICE RISKS

    During the fourth quarter of 2000 and continuing into 2001, there has been unprecedented volatility in the cost and supply of energy and in natural gas prices in the United States, particularly in the western states where we have many of our U.S. manufacturing facilities. Continued significant price changes are likely to have an impact on our results of operations. In anticipation of continued volatility, we are exploring options to reduce energy consumption and to better control the price paid for energy sources. However, the outcome of the U.S. energy situation and its impact on the U.S. economy is unpredictable at this time and may pose unforeseen future risk.

    OTHER RISKS

    As of December 31, 2000, the aggregate fair values of our senior subordinated notes, due 2009, convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, were $211.2 million, $99.5 million and $17.9 million, respectively. The convertible debt securities are convertible into our common stock at a price of $15.81 and $30.72 per share, respectively. Fair values were estimated on the basis of quoted market prices, although trading in these debt securities is limited and may not reflect fair value. Due to the conversion feature in these debt securities, fair values are subject to fluctuations based on the value of our stock and our credit rating, as well as changes in interest rates for debt securities with similar terms.

    Assuming that all other factors remain constant, the fair values of our convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, would be approximately $109.5 million and $19.7 million, respectively, assuming a 10% favorable change in the market price of our stock, and $89.6 million and $16.1 million, respectively, assuming a 10% unfavorable change in market price.

                                    BUSINESS

GENERAL

    We are the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed wiring boards, computers, cellular telephones, televisions, soft body armor, high-speed trains and ferries, cars and trucks, wind turbine blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    We are a vertically integrated manufacturer of products organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - REINFORCEMENT PRODUCTS: This segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which are the substrate for printed wiring boards, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: This segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, that are incorporated into military and commercial aircraft; and

    - ENGINEERED PRODUCTS: This segment engineers and produces composite parts and structures for commercial and military aircraft.

    With 20 manufacturing facilities located in six countries around the world and joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide. For the twelve months ended December 31, 2000, 43% of our sales were made outside the United States. We serve our international markets through manufacturing facilities and sales offices located in the United States and Europe, and through sales offices located in Asia, Australia and South America.

    We believe that we have achieved a degree of vertical integration unmatched by any competitor. This vertical integration enhances our control over the cost, quality and delivery of our products, and enables us to offer a variety of solutions to our customers' structural materials needs. For the year ended December 31, 2000, we generated net sales of $1.1 billion and adjusted EBITDA of $144.9 million. For the three months ended March 31, 2001, we generated net sales of approximately $276.2 million and Adjusted EBITDA of $38.9 million. See the footnotes to the "Selected Consolidated Financial Information" table on page 23 of this prospectus for a definition of the terms "EBITDA" and "Adjusted EBITDA."

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - MARKET LEADER. We believe that we are the largest integrated producer of advanced structural materials in the world. We are the largest supplier of advanced structural materials to both the commercial and military aerospace industries. We are the global leader in weaving carbon fibers. We are the global leader in weaving glass fibers, with an especially strong position as the leading worldwide supplier of fiberglass fabrics used in the manufacture of printed wiring boards. We are the global leader in weaving aramid fibers. Taken together, our overall size and leading market positions make us a critical supplier to our customers in multiple end use industries.

    - VERTICAL INTEGRATION. We believe that our acquisitions since 1996 have built us into the most vertically integrated manufacturer of advanced structural materials in the world. Vertical integration provides us with a greater ability to control the cost, quality and delivery of our products. In addition, because we develop, manufacture and sell products from various points in the manufacturing process, we are able to provide the broadest possible range of overall materials solutions to our customers. Currently, we consume internally approximately 50% of our carbon fiber production and 20% of our fabric production, and sell the balance of these products to our customers.

    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 49% of our pro forma net sales for the twelve months ended December 31, 2000 were derived from the commercial aerospace industry; 11% from the space and defense industry; 18% from the electronics industry; and 22% from industrial markets. During the same period, we sold 59%, 38% and 3% of our products to customers located in North America, Europe and the Pacific Rim. We believe that this market and geographic diversity provides us with growth platforms in a number of global markets that follow different business cycles.

    - BROADEST RANGE OF QUALIFICATIONS IN THE AEROSPACE INDUSTRY. We believe that we have the broadest range of product qualifications of any advanced materials manufacturer in the aerospace industry and have qualified products for use in virtually all western commercial and military aircraft programs. Before advanced structural materials may be utilized in aerospace and military applications, they must be qualified. All Airbus and Boeing commercial aircraft use our qualified products, and our carbon fiber is the only qualified carbon fiber in many U.S. military aircraft and rocket programs. We believe that our extensive range of qualifications positions us to remain a leading supplier of advanced structural materials to the aerospace industry.

    - LEADER IN THE MULTILAYER PRINTED WIRING BOARD MARKET. We are the leading weaver of the fine, lightweight fiberglass fabrics used in the fabrication of multilayer printed wiring boards. This position allows us to capitalize on the continuing trend toward electronics miniaturization, which relies on multilayer printed wiring boards to achieve smaller size with increased functionality. While the electronics industry is currently in the midst of a worldwide inventory correction, multilayer printed wiring boards are anticipated to be the fastest growing segment of the printed wiring board industry once this inventory correction is over. Our fabrics are one of the enabling technologies for these printed wiring boards. The worldwide printed wiring board market is estimated at over $38.0 billion, with multilayer printed wiring boards comprising approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer printed wiring boards, we believe we are well positioned to capture a significant portion of this market growth.

    - GROWING INDUSTRIAL PRODUCT APPLICATIONS. We have developed a number of industrial applications for our products that offer significant future growth opportunities. In particular, our products have found application in the production of blades by some wind turbine manufacturers. Wind energy is the fastest growing source of renewable energy finding applications worldwide. Our honeycomb products have valuable energy absorption characteristics enabling some automobile manufacturers to meet federally mandated impact protection standards for their vehicles.

    - MANUFACTURING AND TECHNICAL EXPERTISE. We have been a leader in advanced structural materials technology for over 50 years and a leader in fiberglass fabrics technology for nearly 40 years. We believe that the range of technologies and products that we have developed over these decades gives us a level of manufacturing expertise unsurpassed in our industry. Our technically oriented sales force works with new and existing customers to identify and engineer solutions to meet our customers' needs, particularly by identifying areas where advanced structural materials may beneficially replace traditional materials.

BUSINESS STRATEGY

    Key elements of our strategy include the following:

    - MAINTAIN LEADERSHIP POSITION IN COMMERCIAL AEROSPACE INDUSTRY. Commercial aerospace remains the largest market for advanced structural materials. We are the leading supplier to this industry, with strong positions at both Boeing and Airbus. We believe that demand for commercial aircraft, and therefore advanced structural materials, will remain at historically high levels for the next several years as a result of the following trends that have been identified in industry reports:

       - continued growth in air travel over the next ten years;

       - the existing broad design and qualification baseline for advanced structural materials in modern commercial aircraft;

       - increased aircraft retirement rates as a result of fuel costs and government noise regulation;

       - European aviation deregulation;

       - continuing airline profitability and balance sheet strength; and

       - expected increases in aircraft fleet size during the next decade.

        Industry analysts believe combined Boeing and Airbus production will remain at a historically high level for the next few years, although relative market shares may shift. We believe that we are well positioned to capitalize on such trends by continuing to produce a wide variety of advanced structural materials for use in the manufacture of virtually every commercial aircraft in the western world, whether the aircraft is produced by Boeing, Airbus or regional manufacturers. We continue to pursue the increased use of advanced structural materials in each new generation of commercial aircraft. The latest Airbus A340 500/600 models for the first time utilize advanced structural materials to fabricate the keel beam and the rear pressure bulkhead. The A380 will provide further penetration of advanced structural materials as a proportion of total materials used in the fabrication of the airframe and control surfaces with applications as the central wing box being built from composite materials.

    - REDUCE PRODUCTION COSTS AND IMPROVE MANUFACTURING EFFICIENCIES.We will pursue specific initiatives to reduce production costs and capital expenditures and improve manufacturing efficiencies, including continuing the implementation of our Lean Enterprise program and value chain management initiatives on a global basis. A current initiative is to reduce the number of U.S. prepreg plants from four to two, consolidating the activities of the two smaller plants into the two larger plants. The goals of our current programs are to reduce unit product costs, lower production cycle times, increase throughputs, lower inventories and improve product quality and customer satisfaction.

    - CAPITALIZE ON GROWING MILITARY AEROSPACE MARKETS. We intend to capitalize on the expected growth of the military market, which uses a higher percentage of advanced structural materials and higher value products than the commercial market. We are already qualified to supply materials to a broad range of military aircraft and helicopters entering into full-scale production. Demand for many of these aircraft is driven in part by the need to replace aging fighter and transport aircraft platforms. These programs include the V-22 (Osprey) tilt rotor aircraft, the F-22 (Raptor), the F/A-18E/F (Hornet), the C-17 transport, the European Fighter Aircraft (Typhoon) and the NH90 helicopters. In the medium term we will see the benefit of additional programs such as the Joint Strike Fighter (JSF), the RAH-66 (Comanche) helicopter and the A400M transport in Europe. While the relative size of each program will be subject to government funding, the requirement to replace existing aircraft is expected to result in military aircraft production this decade being significantly higher than the last decade--and these new generation aircraft use larger quantities of advanced structural materials.

    - INCREASE UTILIZATION OF CARBON FIBER MANUFACTURING CAPACITY. We plan to increase the utilization of our carbon fiber manufacturing facilities both as a result of the growth in military aircraft production and as the result of qualifying the use of our carbon fiber in a broader range of our products.

    - EXPAND APPLICATIONS FOR ADVANCED STRUCTURAL MATERIALS. We are committed to expanding the application of our advanced materials both within existing markets and into promising new segments. To date, advanced structural materials have found their greatest use in aerospace and recreation applications, where their performance properties have shown the most demonstrable value. We believe that these materials have significant potential applications in: surface transportation, including high speed and mass transit railways, cars and trucks and high speed ferries and commercial shipping; civil engineering, including repair and reinforcement of buildings and bridges; and energy, including wind turbine blades and fly wheels.

    In the last two years, we have generated significant growth from wind energy, automotive and ballistic applications.

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
BUSINESSES SEGMENTS

    We are a vertically integrated manufacturer of products organized around three strategic business segments: reinforcement products, composite materials and engineered products. The following table identifies, by each of these segments, our principal products and examples of the primary end-uses:

       BUSINESS SEGMENTS               PRODUCTS                         PRIMARY END-USE

REINFORCEMENT PRODUCTS            Carbon Fibers         - Raw materials for industrial fabrics and
                                                        prepregs; and

                                                        - Filament winding for various space, defense
                                                        and industrial applications

                                  Industrial Fabrics    - Printed wiring boards

                                                        - Raw materials for prepregs and honeycomb

                                                        - Various marine applications

                                                        - Window blinds

                                                        - Insulation

                                                        - Metal and fume filtration systems

                                                        - Soft body armor

                                                        - Civil engineering and construction
                                                          applications

COMPOSITE MATERIALS               Prepregs              - Raw materials for composite structures and
                                                          interiors

                                                        - Semi-finished aircraft components

                                                        - Munitions and defense systems

                                                        - Skis, snowboards, golf club shafts, fishing
                                                        rods and tennis rackets

                                  Structural            - Bonding of structural materials and
                                  Adhesives             components, including composite panels

                                  Honeycomb,            - Raw materials for composite structures and
                                  Honeycomb Parts &       interiors
                                  Composite Panels
                                                        - Semi-finished aircraft components used in:

                                                        Helicopter blades

                                                        Aircraft surfaces (flaps, wing tips, elevators
                                                        and fairings)

                                                        High-speed ferries, truck and train components

                                                        Automotive components, Space shuttle doors

ENGINEERED PRODUCTS               Composite             - Aircraft structures and finished aircraft
                                  Structures and OEM      components, including:
                                  aircraft interiors
                                                        Wing-to-body and flap track fairings Radomes
                                                            Engine cowls and inlet ducts

                                                        Wing panels

                                                        - OEM aircraft interiors, including:

                                                        Overhead storage compartments

                                                        Flight deck panels

                                                        Door liners

    REINFORCEMENT PRODUCTS

    Our Reinforcement Products business segment manufactures and markets carbon fibers and industrial fabrics. We expanded this business segment in 1998 with the acquisition of the Clark-Schwebel business. Our Reinforcement Products segment generated third party net sales for the twelve months ended
December 31, 2000 and the three months ended March 31, 2001 of $359.2 million and $86.4 million, respectively.

    CARBON FIBERS. Carbon fibers are manufactured for sale to third-party customers and for use in the manufacture of some of our industrial fabrics and composite materials. Carbon fibers are woven into carbon fabrics, used as reinforcement in conjunction with a resin matrix to produce pre-impregnated composite materials, which we refer to as "prepreg", and used in filament winding and advanced fiber placement to produce other composite materials. Key product applications include structural components for commercial and military aircraft and space launch vehicles, as well as other applications such as golf club shafts and tennis racquets.

    INDUSTRIAL FABRICS. Industrial fabrics are made from a variety of fibers, including several types of fiberglass as well as carbon, aramid, quartz, ceramic and other specialty reinforcements. These fabrics are sold to third-party customers for use in a wide range of products, including printed wiring boards, window coverings and other architectural products, soft body armor, and a variety of structural materials and components used in aerospace, marine and rail applications. These fabrics are also used internally by us to manufacture prepregs and other composite materials.

                                   REINFORCEMENT PRODUCTS
                KEY CUSTOMERS                            MANUFACTURING FACILITIES
---------------------------------------------  ---------------------------------------------
Cytec Fiberite                                 Anderson, SC
Isola                                          Decatur, AL
Nelco                                          Decines, France
Piad                                           Les Avenieres, France
DHB                                            Salt Lake City, UT
Second Chance                                  Seguin, TX
Von Roll                                       Statesville, NC Washington, GA

    COMPOSITE MATERIALS

    Our Composite Materials business segment has worldwide responsibility for manufacturing and marketing prepregs, structural adhesives, honeycomb, specially machined honeycomb parts and composite panels. Composite Materials net sales to external customers for the twelve months ended December 31, 2000 and the three months ended March 31, 2001 were $567.0 million and $160.2 million, respectively.

    PREPREGS AND STRUCTURAL ADHESIVES. We are a worldwide leader in the production of prepregs and have led the development of applications for prepregs for nearly thirty years.

    Prepregs are manufactured for sale to third party customers and for use in manufacturing our other composite materials and structures, including finished components for aircraft structures and interiors. Prepregs are manufactured by combining high performance reinforcement fabrics or unidirectional fibers with a resin matrix to form a composite material with exceptional structural properties not present in either of the constituent materials. Industrial fabrics used in the manufacture of prepregs include S-2-Registered Trademark- and E-type fiberglass, carbon, aramid, quartz, ceramic, Thorstrand-Registered Trademark-, polyethylene and other specialty reinforcements. Resin matrices include bismaleimide, cyanate ester, epoxy, phenolic, polyester, polyimide and other specialty resins.

    We design and market a comprehensive range of Redux-Registered Trademark-film adhesives. These structural adhesives, which bond a wide range of composite, metallic and honeycomb surfaces, are used in a variety of product applications.

    HONEYCOMB, HONEYCOMB PARTS AND COMPOSITE PANELS. Honeycomb is a unique, lightweight, cellular structure composed of hexagonal nested cells. The product is similar in appearance to a cross-sectional slice of a beehive. The hexagonal cell design gives honeycomb a high strength-to-weight ratio and a uniform resistance to crushing. These basic characteristics are combined with the physical properties of the material from which the honeycomb is made to meet various engineering requirements.

    We produce honeycomb from a number of metallic and non-metallic materials. Most metallic honeycomb is made from aluminum and is available in a selection of alloys, cell sizes and dimensions. Non-metallic honeycomb materials include fiberglass, carbon, thermoplastics, non-flammable aramid papers and several other specialty materials.

    We sell honeycomb core material in standard block and sheet form and in laminated panel form. In the construction of composite panels, sheets of aluminum, stainless steel, prepreg or other laminates are bonded with adhesives to each side of a slice of honeycomb core, creating a "sandwich" structure. We also possess advanced processing capabilities that enable us to design and manufacture complex fabricated honeycomb parts and bonded assemblies to meet customer specifications. These parts and assemblies are used as semi-finished components in the manufacture of composite structures.

    The largest market for honeycomb products is the aerospace market. We also sell honeycomb for non-aerospace applications including high-speed trains and mass transit vehicles, automotive parts, energy absorption products, marine vessel compartments, portable shelters, business machine cabinets and other general industrial uses. In addition, we produce honeycomb for our Engineered Products business segment for use in manufacturing finished parts for airframe OEMs.

                                    COMPOSITE MATERIALS
                KEY CUSTOMERS                            MANUFACTURING FACILITIES
---------------------------------------------  ---------------------------------------------
North America:                                 United States:
  Boeing                                       Burlington, WA
  Bombardier                                   Casa Grande, AZ
  CFAN                                         Gilbert, AZ
  Embraer-Empresa                              Lancaster, OH
  Hawker de Havilland                          Livermore, CA
  Lockheed Martin                              Pottsville, PA
  Northrop Grumman                             Salt Lake City, UT
  Rohr
  United Technologies
Europe:                                        Europe:
  Aerospatiale                                 Dagneux, France
  Alenia                                       Duxford, England
  British Aerospace                            Linz, Austria
  CASA                                         Parla, Spain
  DaimlerChrylser Aerospace                    Welkenraedt, Belgium

    We are currently consolidating the activities of our Gilbert, Arizona and our Lancaster, Ohio plants into our Livermore, California and Salt Lake City, Utah plants. We anticipate completing these consolidation activities and closing the Gilbert and Lancaster plants by the end of this year.

    ENGINEERED PRODUCTS

    Our Engineered Products business segment has worldwide responsibility for manufacturing and marketing composite structures primarily for use in the aerospace industry, as well as OEM aircraft interiors. Composite structures and aircraft interior components are manufactured from a variety of composite and other materials, including prepregs, honeycomb and structural adhesives, using manufacturing processes such as resin transfer molding, autoclave processing, multi-axis numerically controlled machining, press laminating, heat forming and other composite manufacturing techniques.

Composite structures include such items as wing-to-body and flap track fairings, radomes, engine cowls, inlet ducts, wing panels and other aircraft components. Aircraft interior components include such items as overhead storage bins, flight deck panels and door liners.

    In April 2000, we sold our Bellingham aircraft interiors business. This business was responsible for the design, engineering and manufacture of commercial aircraft interior components and systems for airline refurbishment applications. Net sales for this business segment for the twelve months ended December 31, 2000 as if the Bellingham business had been sold as of the beginning of 2000 and the three months ended March 31, 2001 were $110.6 million and $29.6 million.

                                    ENGINEERED PRODUCTS
                KEY CUSTOMERS                            MANUFACTURING FACILITIES
---------------------------------------------  ---------------------------------------------
Boeing                                         Kent, WA
Aviation Partners Boeing
Vought
Mitsubishi Heavy Industries

JOINT VENTURES

    In 1999, we formed a joint venture with Boeing and Aviation Industries of China called BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior applications for commercial aircraft. We have 33% equity ownership interest in this joint venture, which is located in Tianjin, China. Also in 1999, we formed another joint venture, Asian Composites Manufacturing Sdn. Bhd., with Boeing, Sime Link Sdn. Bhd., and Naluri Berhadto, to manufacture composite parts for secondary structures for commercial aircraft. We have a 25% equity ownership interest in this joint venture, which is located in Alor Setar, Malaysia. Products manufactured by both joint ventures will be shipped to our customers worldwide, and it is anticipated that the first parts will be delivered to customers in 2001.

    As part of the acquired Clark-Schwebel business, we acquired equity ownership interests in three joint ventures: a 43.6% share in Interglas Technologies AG, headquartered in Germany; a 43.3% share in Asahi-Schwebel
Co., Ltd., headquartered in Japan; and a 50.0% share in Clark-Schwebel Tech-Fab Company, headquartered in the United States. Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics industry as well as other markets for fiberglass fabrics. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications.

    We own a 45% equity interest in DIC-Hexcel Limited, a joint venture with Dainippon Ink and Chemicals, Inc. This joint venture is located in Komatsu, Japan, and produces and sells prepregs, honeycomb and decorative laminates using technology licensed from Hexcel and Dainippon.

BUSINESS CONSOLIDATION PROGRAMS

    As a result of four substantial business acquisitions from 1996 through 1998, and the need to respond to significant changes in commercial aerospace and space and defense markets, we initiated three business consolidation programs in May 1996, December 1998 and September 1999. The primary purpose of these programs has been to integrate acquired assets and operations into our business, and to close or restructure insufficiently profitable facilities and activities. For the year ended December 31, 2000 and the three months ended March 31, 2001, we recorded business consolidation expenses of $10.9 million and $1.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Consolidation Programs."

    All of the business consolidation activities initiated in 1996 and 1998 have been completed as of December 31, 2000, although cash expenditures relating to accrued severance will continue to be paid through 2001.

    As of March 31, 2001, the entire September 1999 program was completed with the exception of the fourth quarter 2000 amendment. In the fourth quarter of 2000, we added two further actions to close the two smaller of our four U.S. prepreg manufacturing facilities--one in Lancaster, Ohio and another in Gilbert, Arizona. The manufacturing output from these two plants will now be produced by the two remaining U.S. prepreg facilities in Livermore, California and Salt Lake City, Utah. These actions will result in the elimination of 60 additional positions (primarily manufacturing positions) and are not expected to be completed until early 2002. As of March 31, 2001, future expenses to be recognized are $2.0 million for 2001 and $4.2 million for 2002.

LEAN ENTERPRISE

    In 1998, we initiated our Lean Enterprise program, which is designed to create a common way of managing our business, with a focus on creating value for our customers and eliminating waste throughout the value chain. The goals of the program are faster processing of customer orders and deliveries, faster manufacturing cycle times, shorter equipment set-up and clean-down times, lower manufacturing rejects and warranty claims, simplified manufacturing procedures and improved manufacturing processes. All of these actions, if successful, are expected to result in higher throughput and greater capacity on existing manufacturing equipment, thereby reducing both capital expenditures and facility requirements. Improved efficiency and quality are expected to result in lower unit labor requirements and thereby lower product costs and lower inventory requirements. The Lean Enterprise program is also systematically linked with key initiatives, such as Six Sigma, to improve quality and the effectiveness of global procurement activities. This program contributed to our reduction in working capital and capital spending from 1998 to 1999, as well as improvements in gross margin and operating income as a percentage of net sales from 1999 to 2000.

RAW MATERIALS AND PRODUCTION ACTIVITIES

    Due to the vertically integrated nature of our operations, we produce several materials used in the manufacture of industrial fabrics, composite materials and engineered products. We also produce the polyacrylonitrile precursor material used in the manufacture of carbon fibers, which is commonly referred to as "PAN." We consumed internally approximately 50% and 20% of our carbon fiber and industrial fabric production in 2000. However, we purchase most of the raw materials used in production from third parties. Several key materials are available from relatively few sources, and in many cases the cost of product qualification makes it impractical to develop multiple sources of supply. The unavailability of these materials, which we do not currently anticipate, could have a material adverse effect on operations.

    In addition, raw materials and operating supplies we use are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodities most likely to have an impact on our results of operations in the event of significant price changes are electricity, natural gas, aluminum and chemicals. We attempt to minimize the impact of commodity price risk, when feasible, by entering into supply agreements that specify raw material prices or limit price increases for a reasonable period of time. We generally do not employ forward contracts or other financial instruments to hedge commodity price risk.

    Our production activities are generally based on a combination of "make-to-order" and "make-to-forecast" production requirements. We coordinate closely with key suppliers in an effort to avoid raw material shortages and excess inventories.

RESEARCH AND TECHNOLOGY; PATENTS AND KNOW-HOW

    Our research and technology departments support our core businesses worldwide. Through R&T activities, we maintain expertise in chemical formulation and curatives, fabric forming and textile architectures, advanced composite structures, process engineering, application development analysis and testing of composite materials, computational design and prediction, and other scientific disciplines related to our worldwide business base. Additionally, our R&T function performs a limited amount of contract research and development in the U.S. and Europe for strategically important customers and government agencies in the areas of carbon fiber ceramics, high temperature polymers, advanced textiles and composite structures manufacturing.

    Our products rely primarily on our expertise in materials science, textiles, process engineering and polymer chemistry. Consistent with market demand, we have been placing more emphasis on cost effective product design and lean manufacturing in recent years. Towards this end, we have entered into formal and informal alliances, as well as licensing and teaming arrangements, with several customers, suppliers, external agencies and laboratories. Management believes that we possess unique capabilities to design, develop and manufacture composite materials and structures. We own and maintain in excess of 100 patents worldwide, have licensed many key technologies, and have granted technology licenses and patent rights to several third parties in connection with joint ventures and joint development programs. It is our policy to actively enforce its proprietary rights. We believe that the patents and know-how rights currently owned or licensed by us are adequate for the conduct of our business.

    We spent $21.2 million for research and technology in 2000, and $4.7 million in the first quarter of 2001. These expenditures were expensed as incurred.

MARKETS AND CUSTOMERS

    Our materials are sold for a broad range of end uses. The following tables summarize net sales to third-party customers by market and by geography for the year ended December 31, 2000 and the three months ended March 31, 2001.

                                                  PRO FORMA
                                                  YEAR ENDED     YEAR ENDED     THREE MONTHS
                                                 DECEMBER 31,   DECEMBER 31,       ENDED
                                                   2000(A)          2000       MARCH 31, 2001
                                                 ------------   ------------   --------------
NET SALES BY MARKET
Commercial aerospace...........................        49%            50%             52%
Space and defense..............................        11             11              13
Electronics....................................        18             17              13
Industrial.....................................        22             22              22
                                                      ---            ---             ---
Total..........................................       100%           100%            100%
                                                      ===            ===             ===
NET SALES BY GEOGRAPHY
United States..................................        56%            57%             50%
U.S. exports...................................         5              5               6
International..................................        39             38              44
                                                      ---            ---             ---
Total..........................................       100%           100%            100%
                                                      ===            ===             ===

------------------------

(a) Pro forma results gave effect to the April 26, 2000 sale of the Bellington aircraft business as if the transaction had occurred at the beginning of the period presented.

COMMERCIAL AEROSPACE

    Historically, the commercial aerospace industry has led the development of applications for advanced structural materials and components because it has the strongest need for the performance properties of these materials, and is well positioned to maximize the economic benefits from their use. The demand for advanced structural material products, however, is closely correlated to the demand for commercial aircraft.

    Commercial aerospace activity fluctuates in relation to two principal factors. First, the number of revenue passenger miles flown by the airlines affects the size of the airline fleets and generally follows the level of overall economic activity. The second factor, which is less sensitive to the general economy, is the replacement and retrofit rates for existing aircraft. These rates, resulting mainly from obsolescence, are determined in part by the regulatory requirements established by various civil aviation authorities as well as public concern regarding aircraft age, safety and noise. These rates may also be affected by the desire of the various airlines for higher payloads and more fuel-efficient aircraft, which in turn is influenced by the price of fuel.

    Reflecting the demand factors noted above, the number of commercial aircraft delivered by Boeing and Airbus declined by 48% from 1992 to 1995. At the lowest point during this period, Boeing and Airbus reported combined deliveries of 380 aircraft. Beginning in 1996, however, aircraft deliveries by Boeing and Airbus began to rise, growing to a combined record peak of 914 in 1999, which decreased to 800 in 2000. Set forth below are historical deliveries as published by Boeing and Airbus:

                                   1992       1993       1994       1995       1996       1997       1998       1999       2000
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Boeing (including McDonnell
  Douglas).....................    573        409        311        256        271        375        559        620        489
Airbus.........................    157        138        127        124        126        182        229        294        311
                                   ---        ---        ---        ---        ---        ---        ---        ---        ---
Total..........................    730        547        438        380        397        557        788        914        800
                                   ===        ===        ===        ===        ===        ===        ===        ===        ===

    Approximately 20%, 28% and 35% of our 2000, 1999 and 1998 net sales were to Boeing and related subcontractors. Of the 20% of sales to Boeing and its subcontractors, 17% and 3% related to commercial aerospace and space and defense market applications. Approximately 13%, 10% and 11% of our 2000, 1999 and 1998 net sales were to Airbus and related subcontractors. The decrease in the percentages of sales made to Boeing and related subcontractors primarily reflect the increased sales from the acquired Clark-Schwebel business as well as the decline in sales to Boeing as a result of Boeing's 1999 build rate reductions. On average, we deliver products into the Boeing supply chain about six months prior to aircraft delivery. As a result, we began to see the impact of reduced Boeing production rates in the second quarter of 1999. The loss of all or a significant portion of the business with Boeing or Airbus would likely have a material adverse effect on our sales and earnings.

    Depending on the product, orders placed with us are received anywhere between one and eighteen months prior to delivery of the aircraft to the customer. Based on published projections, combined deliveries for Boeing and Airbus are expected to increase from 800 in 2000 to approximately 860 in 2001, and to more than 880 in 2002. We are also expecting continued strength in the demand for regional and business aircraft produced by our customers such as Bombardier Aerospace and Embraer-Empresa Brasileira de Aeronautica.

    SPACE AND DEFENSE

    The space and defense markets have historically been innovators in and sources of significant demand for advanced structural materials. For example, advanced structural materials made a major contribution to the development of "stealth" aircraft technologies. However, aggregate demand by space and defense customers is primarily a function of military aircraft procurement by the U.S. and some European governments. Presently, there are a number of potentially significant military aircraft programs in various stages of development or initial production that utilize advanced structural materials. We are currently qualified to supply materials to a broad range of military aircraft and helicopter programs anticipated either to enter full-scale production in the near future or to significantly increase production rates. These programs include the F/A-18E/F Hornet, the F-22 Raptor, the Eurofighter/Typhoon, the C-17, the V-22 Osprey tiltrotor aircraft, the RAH-66 Comanche and the NH90 helicopters. The benefits we obtain from these programs will depend upon which ones are funded and the extent of such funding.

    Contracts to supply materials for military and some commercial projects contain provisions for termination at the convenience of the U.S. government or the buyer. In the case of such a termination, we are entitled to recover the reasonable incurred cost plus a provision for profit on the incurred cost. In addition, we are subject to U.S. government cost accounting standards, which are applicable to companies with more than $25 million of government contract or subcontract awards each year.

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
    ELECTRONICS

    The acquisition of the Clark-Schwebel business has provided us with a global platform to supply the electronics industry, which we believe has attractive long-term growth potential. We are the largest producer of fine, lightweight fiberglass fabrics used in the fabrication of multilayer printed wiring boards, with an estimated 45% market share in the U.S. and 28% market share in Europe. In addition to our U.S. businesses, we have significant ownership positions in three joint ventures: Interglas, Asahi-Schwebel and CS Tech-Fab. Interglas and Asahi-Schwebel are leading fiberglass fabric manufacturers in Europe, Japan and Southeast Asia. Fiberglass fabrics are a critical component used in the production of printed wiring boards, which are integral to most advanced electronic products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances.

    INDUSTRIAL

    We have focused our participation in industrial markets in areas where the application of advanced structural material technology offers significant benefits to the end user. As a result, we have chosen to focus on select opportunities where high performance is the key product criterion. Future opportunities and growth depend primarily upon the success of the individual programs and industries in which we have elected to participate. Within industrial markets, key applications include wind energy, civil engineering, skis, snowboards, golf club shafts, fishing rods, tennis rackets, bicycles, soft body armor and surface transportation. Applications within surface transportation include automobiles, mass transit and high-speed rail and marine applications. Our participation in these markets is a valuable complement to its commercial and military aerospace businesses, and we are committed to pursuing the utilization of advanced structural material technology in our industrial markets.

COMPETITION

    In the production and sale of advanced structural materials, we compete with numerous United States and international companies on a worldwide basis. The broad markets for our products are highly competitive and we have focused on both specific markets and specialty products within markets to obtain market share. In addition to competing directly with companies offering similar products, our materials compete with substitute structural materials such as structural foam, wood, metal and concrete. Depending upon the material and markets, relevant competitive factors include price, delivery, service, quality and product performance.

EMPLOYEES

    As of December 31, 2000, we employed 6,072 full-time employees, which approximates the March 31, 2001 level. This compares with the December 31, 1999 and 1998 employees of 6,328 and 7,139. The decrease in the number of employees from 1998 to the end of 2000 was primarily attributable to our business consolidation programs, including the closure of a facility in Cleveland, Georgia and the disposition of a business in Brindisi, Italy, as well as the divestiture of the Bellingham business.

LEGAL PROCEEDINGS

    We are involved in litigation, investigations and claims arising out of the conduct of our business, including those relating to commercial transactions, as well as to environmental, health and safety matters. We estimate and accrue our liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements; assessments by internal and external counsel of pending or threatened litigation; and assessments by environmental engineers and consultants of potential environmental liabilities and remediation costs. Such estimates exclude counterclaims against other third parties. Such estimates are not discounted to reflect the time value of money due to the uncertainty in estimating the timing of the expenditures, which may extend over several years. Although it is impossible to determine the level of future expenditures for legal, environmental and related matters with any degree of certainty, it is our opinion, based on available information, that it is unlikely that these matters, individually or in the aggregate, will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

    ENVIRONMENTAL CLAIMS AND PROCEEDINGS

    We are subject to numerous laws and regulations that impose strict requirements for the control and abatement of air, water and soil pollutants and the manufacturing, storage, handling and disposal of hazardous substances and waste. These laws and regulations include the Federal Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as "CERCLA" or "Superfund," the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act, and analogous state laws and regulations. Environmental regulatory standards have tended to become increasingly stringent over time.

    We have been named as a potentially responsible party with respect to certain hazardous waste disposal sites that we do not own or operate. Because CERCLA provides for joint and several liability, we could be responsible for all remediation costs at such sites, even if we are one of many potentially responsible parties. We believe, based on the amount and the nature of our waste, and the number of other financially viable potentially responsible parties, that our liability in connection with such matters will not be material. We have accrued an estimate of our liability with respect to these matters.

    Pursuant to the New Jersey Environmental Responsibility and Clean-Up Act, we signed an administrative consent order and later entered into a remediation agreement to pay for the environmental remediation of a manufacturing facility we own and formerly operated in Lodi, New Jersey. Our estimate of the remaining cost to satisfy this consent order is accrued in our consolidated balance sheets.

    We were party to a cost-sharing agreement regarding the operation of certain environmental remediation systems necessary to satisfy a post-closure care permit issued to a previous owner of our Kent, Washington site by the U.S. Environmental Protection Agency. Under the terms of the cost-sharing agreement, we were obligated to reimburse the previous owner for a portion of the cost of the required remediation activities. We have determined that the cost-sharing agreement terminated in December 1998; however, the other party disputes this determination. Our estimate of the remaining costs associated with the cleanup of this site is accrued in our consolidated balance sheets.

    At our Livermore, California facility, we have recently received a series of notices of violation of air quality standards from the Bay Area Air Quality Management District. We are investigating the issues and are cooperating with the District. We believe the costs to address this matter, including fines or penalties, will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

    OTHER MATTERS

    We are aware of a grand jury investigation being conducted by the Antitrust Division of the United States Department of Justice with respect to the carbon fiber and carbon fiber prepreg industries. The Department of Justice appears to be reviewing the pricing of all manufacturers of carbon fiber and carbon fiber prepreg since 1993. We, along with other manufacturers of these products, have received a grand jury subpoena requiring production of documents to the Department of Justice. We are not in a position to predict the direction or outcome of the investigation; however, we are cooperating with the Department of Justice.

    In 1999, we were joined in a purported class action lawsuit alleging antitrust violations in the sale of carbon fiber, carbon fiber industrial fabrics and carbon fiber prepreg (Thomas & Thomas

Rodmakers, Inc. et. al. v. Newport Adhesives and Composites, Inc., et. al., Amended and Consolidated Class Action Complaint filed October 4, 1999, United States District Court, Central District of California, Western Division, CV-99-07796-GHK (CTx)). We were one of many manufacturers joined in the lawsuit, which was spawned from the Department of Justice investigation. The lawsuit is in its preliminary stages and we are not in a position to predict the outcome, but believe that the lawsuit is without merit as to us.

PROPERTIES

    We own and lease manufacturing facilities and sales offices located throughout the United States and in other countries as noted below. Our corporate offices and our principal corporate support activities are located in leased facilities in Stamford, Connecticut and Wilton, Connecticut. Our corporate research and technology administration and some composite materials laboratories are located in Dublin, California.

    The following table lists our manufacturing facilities by geographic location, approximate square footage and principal products manufactured. This table does not include manufacturing facilities owned by entities in which we have a joint venture interest.

                            MANUFACTURING FACILITIES

                                              APPROXIMATE
                                                SQUARE
             FACILITY LOCATION                  FOOTAGE                  PRINCIPAL PRODUCTS
--------------------------------------------  -----------   --------------------------------------------
UNITED STATES:
Anderson, South Carolina....................    432,000     Industrial fabrics
Burlington, Washington......................     73,000     Honeycomb Parts
Casa Grande, Arizona........................    307,000     Honeycomb and Honeycomb Parts
Decatur, Alabama............................                PAN Precursor (used to produce Carbon
                                                159,000     Fibers)
Gilbert, Arizona............................     30,000     Prepregs
Kent, Washington............................    733,000     Composite Structures; OEM Aircraft Interiors
Lancaster, Ohio.............................     49,000     Prepregs
Livermore, California.......................    141,000     Prepregs
Pottsville, Pennsylvania....................    134,000     Honeycomb Parts
Salt Lake City, Utah........................    457,000     Carbon Fibers; Prepregs
Seguin, Texas...............................    204,000     Industrial fabrics
Statesville, North Carolina.................    553,000     Electronic fabrics; Industrial fabrics
Washington, Georgia.........................    160,000     Electronic fabrics
INTERNATIONAL:
Dagneux, France.............................    130,000     Prepregs
Decines, France.............................     90,000     Industrial fabrics
Duxford, United Kingdom.....................    440,000     Prepregs; Honeycomb and Honeycomb Parts
Les Avenieres, France.......................    476,000     Electronic fabrics; Industrial fabrics
Linz, Austria...............................    163,000     Prepregs
Parla, Spain................................     43,000     Prepregs
Welkenraedt, Belgium........................    223,000     Honeycomb and Honeycomb Parts

    We lease the facilities located in Anderson, South Carolina; Washington, Georgia; Statesville, North Carolina; and Gilbert, Arizona; and the land on which the Burlington, Washington, facility is located. We also lease portions of the facilities located in Casa Grande, Arizona; Linz, Austria; and Les Avenieres, France.

    As part of its business consolidation program, we are currently consolidating the activities of our Gilbert, Arizona and our Lancaster, Ohio prepreg manufacturing plants into our Livermore, California and Salt Lake City, Utah prepreg plants. We anticipate completing these consolidation activities and closing the Gilbert and Lancaster plants by the end of this year.

                                   MANAGEMENT

DIRECTORS

    Our Board of Directors currently consists of ten directors. Three of our directors, Sanjeev K. Mehra, Peter M. Sacerdote and James J. Gaffney, were designated by the Goldman Sachs investor group. The remaining seven directors include our new Chairman and Chief Executive Officer, David E. Berges, our President and Chief Operating Officer, Harold E. Kinne, and five directors who are independent of both the investors and Hexcel--H. Arthur Bellows, Jr., Robert
S. Evans, Marshall S. Geller, Lewis Rubin and Martin L. Solomon.

    The following table sets forth information regarding the directors of our company as of August 1, 2001. No family relationship exists between any of our directors or executive officers.

                                                        DIRECTOR
NAME                                           AGE       SINCE               POSITION(S) WITH HEXCEL
----                                         --------   --------   -------------------------------------------
David E. Berges............................     51        2001     Chairman of the Board; Chief Executive
                                                                   Officer; Director
Harold E. Kinne............................     61        1998     President; Chief Operating Officer;
                                                                   Director
H. Arthur Bellows, Jr......................     63        2000     Director
Robert S. Evans............................     57        1999     Director
James J. Gaffney...........................     60        2000     Director
Marshall S. Geller.........................     62        1994     Director
Sanjeev K. Mehra...........................     42        2000     Director
Lewis Rubin................................     63        1999     Director
Peter M. Sacerdote.........................     63        2000     Director
Martin L. Solomon..........................     64        1996     Director

    DAVID E. BERGES, age 51, has served as Chairman of the Board of Directors and Chief Executive Officer of Hexcel since July 2001. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc., from 1992 to 1994, and prior to 1992 held various other managerial and technical positions with Barnes Group Inc. and the General Electric Company.

    HAROLD E. KINNE, age 61, has served as President and Chief Operating Officer of Hexcel since July 1998. Prior to joining Hexcel, he was President of the Additives Division, corporate vice president and a member of the corporate management committee of Ciba Specialty Chemicals Corporation from 1996 to June 1998. Mr. Kinne also held the same positions in and was a director of Ciba-Geigy Corporation from 1988 through 1996. Prior to that, Mr. Kinne served as Vice President, Pigments, for the Plastics & Additives Division of Ciba-Geigy Corporation from 1986 to 1988. Mr. Kinne held various other technical and managerial positions with Ciba-Geigy Corporation from 1965 to 1986.

    H. ARTHUR BELLOWS, JR., age 63, has been a director of Hexcel since
December 2000. Mr. Bellows also serves as a member of the Audit and Finance Committees of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continues to serve as a director. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows also acts as an officer and director of various civic organizations.

    ROBERT S. EVANS, age 57, has been a director of Hexcel since November 1999. Mr. Evans also serves as a member of the Finance and Nominating Committees of Hexcel. He is Chairman and a director of Crane Co., a New York Stock Exchange company. Crane Co. is a diversified manufacturer of engineered industrial products serving a number of industrial markets, including aerospace and specialty materials markets in which Hexcel does not participate. Mr. Evans has been Chairman of Crane Co. since 1984 and a director since 1979, and served as its Chief Executive Officer from 1984 to

April 2001. In addition, Mr. Evans is also a director of Fansteel, Inc., HBD Industries Inc. and Chairman of Huttig Building Products.

    JAMES J. GAFFNEY, age 60, has been a director of Hexcel since
December 2000. Mr. Gaffney also serves as a member of the Audit Committee of Hexcel. Since 1997 he has served as a consultant to private investment funds affiliated with Goldman Sachs in relation to these funds' investment in Viking Pacific Holdings and Vermont Investments Limited. Since 1997 he has served as Vice Chairman of Viking Pacific Holdings Ltd. From 1995 through 1997,
Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. From 1993 through 1995 he was President and Chief Executive Officer of KDI Corporation, a conglomerate which was involved in swimming pool construction and manufactured products for a variety of industries. Prior to 1993, Mr. Gaffney held numerous other executive and financial positions. He also is a director of SCP Pool, Inc., Advantica Restaurant Group, Purina Mills, Safelite Glass Corp. and Hvide Marine Inc., where he serves as Chairman of the Board, and of various private companies.

    MARSHALL S. GELLER, age 62, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as Chairman of the Nominating Committee and as a member of the Compensation Committee of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg &
Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990; and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., ValueVision International, Inc., drkoop.com, Inc., FutureLink Corp., Concepts Direct Inc. and various other privately held corporations and charitable organizations.

    SANJEEV K. MEHRA, age 42, has been a director of Hexcel since
December 2000. Mr. Mehra also serves as Chairman of the Finance Committee and is a member of the Compensation and Nominating Committees of Hexcel. Mr. Mehra served as Co-Chairman of the Board of Directors of Hexcel from May 2001 until July 2001. Mr. Mehra joined Goldman Sachs in 1986, and has served since 1996 as a Managing Director in the Principal Investment Area of Goldman Sachs' Merchant Banking Division and serves on the Principal Investment Area Investment Committee. Mr. Mehra is a director of Amscan Holdings, Inc., ProMedCo Management Company, Inc. and various privately held companies.

    LEWIS RUBIN, age 63, has been a director of Hexcel since November 1999. He also served on Hexcel's Board from 1993 to 1995. Mr. Rubin also serves as Chairman of the Audit Committee of Hexcel. Mr. Rubin is President, Chief Executive Officer and a director of XTRA Corporation, a New York Stock Exchange company, and has served in those positions since 1990. XTRA Corporation is a leading global transportation equipment lessor with operations in highway, domestic intermodal and marine container markets. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment.

    PETER M. SACERDOTE, age 63, has been a director of Hexcel since
December 2000. Mr. Sacerdote has been an advisory director of Goldman Sachs since May 1999 where he also serves as chairman of its Investment Committee and as a member of its Real Estate Principal Investment Committee. He joined Goldman Sachs in 1964 and served as a general partner from 1973 through 1990 and a limited partner from 1991 through 1999. He also serves as a director of AMF Bowling, Inc., AMF Group Holdings Inc., Qualcomm Incorporated and Franklin Resources, Inc. He is also a director and/or officer of various civic organizations.

    MARTIN L. SOLOMON, age 64, has been a director of Hexcel since May 1996.
Mr. Solomon also serves as Chairman of the Compensation Committee and is a member of the Finance Committee of Hexcel. Mr. Solomon served as Co-Chairman of the Board of Directors of Hexcel from May 2001 until July 2001. Mr. Solomon has been Co-Chairman of American County Holdings, Inc., an insurance holding company, since 2000 and, from 1997 to 2000 he served as its Chairman and Chief Executive Officer. Mr. Solomon has been a self-employed investor since 1990.
Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of XTRA Corporation since 1990, a director of Telephone and Data Systems, Inc. since 1997, a director of MFN Corp. since 1999, and a director of eMagin Corporation since 2000. Mr. Solomon is also a director of various privately held corporations and civic organizations.

EXECUTIVE OFFICERS

    Set forth below is information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of August 1, 2001. For additional information concerning Messrs. Berges and Kinne, see "Management--Directors."

                                                       EXECUTIVE
                                                        OFFICER
NAME                                          AGE        SINCE              POSITION(S) WITH HEXCEL
----                                        --------   ---------   ------------------------------------------
David E. Berges...........................     51        2001      Chairman of the Board; Chief Executive
                                                                   Officer; Director
Harold E. Kinne...........................     61        1998      President; Chief Operating Officer;
                                                                   Director
Stephen C. Forsyth........................     46        1994      Executive Vice President; Chief Financial
                                                                   Officer
Ira J. Krakower...........................     60        1996      Senior Vice President; General Counsel;
                                                                   Secretary
William J. Fazio..........................     46        2001      Corporate Controller; Chief Accounting
                                                                   Officer
Robert F. Matthews........................     55        2000      Vice President of Human Resources
Joseph H. Shaulson........................     35        1996      Vice President of Corporate Planning and
                                                                   Chief Information Officer
Justin P. S. Taylor.......................     47        1996      Vice President, Manufacturing and
                                                                   Environmental, Health and Safety
James N. Burns............................     61        1996      President of the Fibers business unit
William Hunt..............................     58        1996      President of the Composites Materials
                                                                   business unit
David R. Tanonis..........................     44        1999      President of the Structures and Interiors
                                                                   business unit
Steven T. Warshaw.........................     52        2000      President of the Hexcel-Schwebel business
                                                                   unit

    STEPHEN C. FORSYTH, age 46, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998.
Mr. Forsyth also serves as a director of Interglas Technologies AG. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and has held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 60, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    WILLIAM J. FAZIO, age 46, has served as Corporate Controller and Chief Accounting Officer since April, 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products owned by Eastman Kodak Company and Sun

Chemical Corporation, from February 1998 to March 2001, and from April 1997 to January 1998 he was Director, Corporate Financial Services, for Ogden Corporation. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director--Operations Analysis from 1994 to March 1997.

    ROBERT F. MATTHEWS, age 55, has served as Vice President of Human Resources since July 1, 2000, and, from January 10, 2000, served as a consultant to Hexcel in human resources. From 1999 to June, 2000, Mr. Matthews engaged in consulting in human resources matters. From 1994 to 1999, he served as Senior Vice President of Human Resources for Phillips Electronics, North America Region. From 1974 to 1994 he served in various human resources roles with General Electric Co.

    JOSEPH H. SHAULSON, age 35, has served as Vice President of Corporate Planning and Chief Information Officer since September, 2000. Mr. Shaulson served as Vice President of Planning and Integration of Hexcel from November 1998 to September, 2000 and Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    JUSTIN P. S. TAYLOR, age 47, has served as Vice President of Manufacturing and Environmental, Health and Safety since June 1999. From April 1996 to
June 1999, Mr. Taylor served as President of Hexcel's Structures and Interiors business unit, and from July 1995 to April 1996 as a member of Ciba's strategic planning unit. Prior to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of CGC.

    JAMES N. BURNS, age 61, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 to June 1996, Business Unit Director of Advanced Composite Materials from June 1992 to March 1995 and Vice President of Marketing from June 1986 to June 1992.

    WILLIAM HUNT, age 58, has served as President of Hexcel's Composites Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Ciba composites business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Plastics in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    DAVID R. TANONIS, age 44, has served as President of Hexcel's Structures and Interiors business unit since June 1999. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as the Vice President of Interiors in the Heath Tecna Division of CGC prior to February 1996. Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987.
Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

    STEVEN T. WARSHAW, age 52, has served as President of the Hexcel Schwebel business unit since April 2000. Prior to joining Hexcel, he was Senior Vice President, Worldwide Sales and Marketing of Photronics, Inc., a materials supplier to the semiconductor industry, from 1999 to 2000. From 1974 to 1999, he served in a variety of general management positions at Olin Corp., including, from 1996 to 1999, as President of Olin Microelectronic Materials, a company supplying advanced chemicals, products and services to semiconductor manufacturers. Mr. Warshaw is a director of NN Inc., a producer of steel balls and rollers supplied to bearing manufacturers.

AGREEMENTS WITH CHIEF EXECUTIVE OFFICER

    We entered into an employment agreement and a supplemental executive retirement agreement with Mr. Berges on July 30, 2001. These agreements are summarized below, and each agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

    EMPLOYMENT AGREEMENT WITH MR. BERGES

    The employment agreement provides for Mr. Berges to be employed as our Chairman and Chief Executive Officer for four years commencing July 30, 2001. After the end of the initial four-year term, each year the employment agreement will be automatically extended for one additional year unless either Mr. Berges or Hexcel gives at least one year's prior notice to the other that the Employment Agreement shall not be so renewed. Mr. Berges may terminate the Employment Agreement for "good reason," as such term is defined in the employment agreement, or upon 30 days' notice to us. The employment agreement provides for, among other things,

    - a sign-on award of $200,000,

    - an annual base salary of not less than $550,000, subject to annual review by the Compensation Committee,

    - a target annual bonus opportunity of not less than 100% of his annual base salary, and a maximum annual bonus opportunity of not less than 200% of his annual base salary, including a bonus of not less than $229,167 for 2001, and

    - participation in all other employee benefit plans available to senior executives, except that Mr. Berges is not entitled to participate in our annual equity award program during the initial four-year term of the employment agreement.

    The employment agreement also provides for the grant to Mr. Berges on July 30, 2001 of an option to purchase 550,000 shares of our common stock and a performance-based option to purchase 275,000 shares of our common stock. Each of the options has a term of ten years and provides for an exercise price of $10.50 per share. The option to purchase 550,000 shares of our common stock becomes exercisable over four years at a rate of one-sixteenth of the shares of common stock covered by the option at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares of our common stock becomes exercisable in full on July 29, 2011, subject to earlier vesting, in part or in whole, if the price of our common stock reaches various thresholds. In the event of a change of control of Hexcel, the options become immediately fully vested and exercisable. If Mr. Berges' employment with us terminates, the options, to the extent not vested, are forfeited. If we terminate Mr. Berges' agreement for cause, then the options, whether vested or unvested, are forfeited.

    The employment agreement further provides for a grant to Mr. Berges of 90,000 restricted shares of our common stock. The restricted shares may not be sold or transferred until they vest and the restrictions lapse. The restricted shares vest and the restrictions lapse on March 31, 2002 as to 18,000 shares and on March 31, 2003 as to 72,000 shares. If we terminate Mr. Berges' employment without cause or Mr. Berges terminates his employment for good reason, or if Mr. Berges' employment terminates by reason of death or disability, the restricted shares vest and the restrictions lapse as to all 90,000 shares. If Mr. Berges terminates his employment other than for good reason, or we terminate his employment for cause, then all unvested shares of restricted stock are forfeited. In the event of a change of control of Hexcel, the restricted shares immediately vest and the restrictions lapse as to all 90,000 shares.

    The employment agreement further provides that we will make termination payments to Mr. Berges, and continue his participation in our benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to Mr. Berges vary depending upon the circumstances of termination of employment, as follows:

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years,

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a "potential change in control" or within two years after a change in control, Mr. Berges will be entitled to receive three times the sum of his base salary at that time and average bonus over the last three years, and

    - for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed.

    We will continue Mr. Berges' participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate
Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. In the event payments to Mr. Berges would result in the imposition of any excise tax on "excess parachute payments," the payments and benefits to which Mr. Berges is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by him. However, if Mr. Berges receives payments from us as a result of termination of employment before December 19, 2002, then we will hold him harmless from the effect of any excise tax imposed on "excess parachute payments."

    Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above.

    SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. BERGES

    The supplemental retirement agreement, which we refer to as the SERP agreement, provides a benefit intended to supplement Mr. Berges' retirement income from our other retirement programs. The normal retirement benefit under the SERP agreement for retirement at age 65 is a monthly payment equal to the product of Mr. Berges' final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is Mr. Berges' monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges' final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. The vesting percentage is 100% if Mr. Berges has completed at least 60 months of continuous service with us, otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested contributions made by us to our 401(k) Retirement Savings Plan and our 401(k) Restoration Plan, deemed increased at a 6% per annum rate of return.

    If Mr. Berges' employment terminates after he has attained age 55, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to his surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by Mr. Berges for good reason, we will pay Mr. Berges a lump sum equal to the actuarial present value of a monthly benefit starting in the month after his employment terminates, computed using a vesting percentage of 100% and continuous service equal to Mr. Berges' actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by Mr. Berges for good reason, 12 months, with the monthly benefit reduced by 3% per year for each year by which his termination precedes his attaining age 65. If Mr. Berges' employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less his qualified pension benefits. No benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected. Generally, Mr. Berges may, from time to time, elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of June 1, 2001 with respect to the ownership by any person, including any group of persons acting together, known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of our common stock.

                                                               NUMBER OF
                                                               SHARES OF
NAME AND ADDRESS                                              COMMON STOCK   PERCENT OF CLASS
----------------                                              ------------   ----------------
The Goldman Sachs Group, Inc.(1) ...........................   14,533,001          38.7%
  85 Broad Street
  New York, NY 10004

Ciba Specialty Chemicals Holding Inc.(2) ...................    3,581,545           9.6%
  Klybeckstrasse 141
  CH 4002
  Basel, Switzerland

Loomis Sayles & Company, L.P.(3) ...........................    2,193,241           5.9%
  One Financial Center
  Boston, MA 02111

Dimensional Fund Advisors, Inc.(4) .........................    1,985,600           5.3%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Gayle K. Lee, as Executrix of the Estate of John J.             3,014,571           7.6%
  Lee(5) ...................................................
  c/o Stewart J. McMillan
  McMillan Constabile LLP
  2180 Boston Post Road
  Larchmont, NY 10538-0300

------------------------

(1) Based on information contained in a Statement on Schedule 13D filed with the SEC on December 28, 2000 by the Goldman Sachs Group, Inc. and various affiliates of Goldman Sachs. Based on information included in this
    Schedule 13D, options to purchase 12,000 shares of our common stock granted to each of Messrs. Mehra and Sacerdote pursuant to the Hexcel Corporation Incentive Stock Plan are held for the benefit of Goldman Sachs. One-third of these options are currently exercisable and, accordingly, are included in the shares beneficially owned by Goldman Sachs. The shares of our common stock beneficially owned by Goldman Sachs are subject to the terms of a governance agreement. See "Certain Relationships and Related Transactions."

(2) Based on information contained in a Statement on Schedule 13D/A filed with the SEC on December 20, 2000 on behalf of Ciba. Ciba has sole voting and investment power with respect to 3,496,748 shares of our common stock. Based on information provided to us, options to purchase 84,797 shares of our common stock granted to former directors Walter D. Hosp, John J. McGraw, Martin Riediker and Stanley Sherman are held for the benefit of Ciba. All of these options are currently exercisable and, accordingly, are included in the shares beneficially owned by Ciba above.

(3) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 12, 2001.

(4) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 2, 2001.

(5) Includes 2,007,920 shares issuable upon the exercise of options that are currently exercisable.

                          DESCRIPTION OF MATERIAL DEBT

    The following description summarizes the material terms of our material debt. Our material outstanding debt includes, in addition to the notes, the senior credit facility, our existing 9 3/4% Senior Subordinated Notes Due 2009, our 7% Convertible Subordinated Notes Due 2003 and our 7% Convertible Subordinated Debentures Due 2011. We have not included in the descriptions below any debt that were repaid in full from the net proceeds of the offering of the original notes. You may request copies of the agreements governing the terms of our different types of debt at our address set forth under "Available Information."

    In this description, the word "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries.

SENIOR CREDIT FACILITY

    In connection with the acquisition of the Clark-Schwebel business on September 15, 1998, Hexcel and several of its foreign subsidiaries entered into a Second Amended and Restated Credit Agreement with various financial institutions as lenders, Credit Suisse First Boston, as the administrative agent, and Citibank, N.A., as documentation agent, to:

    - fund the purchase of the Clark-Schwebel business;

    - refinance our then existing revolving credit facility; and

    - provide for ongoing working capital and other financing requirements of Hexcel.

    Prior to the offering of the original notes, the senior credit facility was amended five times. In June 2001, the senior credit facility was amended to, among other things, modify financial covenants and permit the offering of the original notes.

    As of March 31, 2001, the senior credit facility provided for up to $357.3 million of aggregate borrowing capacity, consisting of:

    - a secured $29.7 million term A loan;

    - a secured $92.6 million term B loan;

    - a secured domestic revolving facility in an aggregate amount of $100 million in borrowings available to Hexcel;

    - a secured European revolving facility in an aggregate amount of $125 million in borrowings available to Hexcel and the foreign subsidiaries; and

    - a secured European overdraft facility in an aggregate amount of $10.0 million in borrowings available to the foreign subsidiaries.

    The domestic revolving facility is available to Hexcel for revolving loans subject to utilization by Hexcel of a letter of credit sub-facility and a swing line sub-facility. The European revolving facility is available to Hexcel and the foreign subsidiaries for revolving loans subject to utilization by Hexcel and the foreign subsidiaries of a European letter of credit sub-facility. The European overdraft facility is available to the foreign subsidiaries.

    As of March 31, 2001, there was approximately $227.9 million of aggregate loans outstanding under the senior credit facility, consisting of $29.7 million of term A loans, $92.6 million of term B loans, $25.6 million of domestic revolving loans, $80.0 million of European revolving loans and no amounts under the European overdraft facility.

    The term A loan is subject to amortization payments required to be made in quarterly installments until final payment is made in September 2004. The term B loan is subject to amortization payments required to be made in quarterly installments until final payment is made in September 2005. The domestic revolving facility, the European revolving line of credit and the European overdraft facility are available until September 14, 2004. Additionally, the loans under the senior credit facility and the aggregate available commitments under the senior credit facility will generally be reduced in connection with asset and capital stock sales and dispositions, the receipt of insurance proceeds, and incurrences of debt.

    Borrowings of term A loans, term B loans and domestic revolving loans and borrowings in U.S. dollars of European revolving loans bear interest at a rate equal to, at our option, either:

    - the base rate, which is based on the prime rate most recently announced by the administrative agent or the Federal Funds rate plus one-half of 1%, or

    - the applicable London interbank rate, in each case plus an applicable margin determined by reference to the ratio of debt to earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) of Hexcel and its subsidiaries.

    Borrowings of swing line loans under the domestic revolving facility bear interest at a rate equal to the base rate plus an applicable margin determined by reference to the ratio of debt to EBITDA of Hexcel and its subsidiaries. All other borrowings under the European revolving facility and the European overdraft facility bear interest at a rate equal to the applicable London interbank rate plus an applicable margin determined by reference to the ratio of debt to EBITDA of Hexcel and its subsidiaries.

    Our obligations and those of the foreign subsidiaries are unconditionally guaranteed, jointly and severally, by all material U.S. subsidiaries. The obligations of the foreign subsidiaries are unconditionally guaranteed by Hexcel. Our obligations and those of the foreign subsidiaries and the guarantors are secured by:

    - a pledge of 100% of the stock of our material U.S. subsidiaries;

    - a pledge of 65% of the capital stock of each material foreign subsidiary owned directly by Hexcel or a U.S. subsidiary;

    - a security interest in U.S. accounts receivable, inventories, machinery and equipment; and

    - mortgages granted for each parcel of real property we own in the U.S. that has a value of greater than $1 million.

    The senior credit facility contains covenants restricting our ability and the ability of our subsidiaries to:

    - dispose of assets,

    - merge,

    - pay dividends,

    - repurchase or redeem capital stock and debt, including the notes,

    - incur debt or give guarantees,

    - create liens,

    - enter into agreements with negative pledge clauses,

    - make investments or acquisitions,

    - enter into sale and leaseback transactions,

    - enter into transactions with affiliates,

    - change our fiscal year,

    - change our business or make fundamental changes, and

    - otherwise restrict corporate activities.

    The senior credit facility also contains a number of financial covenants.

    We pay fees to the banks under the senior credit facility, including

    - a facility fee determined by reference to the ratio of debt to EBITDA of Hexcel and its subsidiaries, which is payable in arrears on a quarterly basis, times the daily average of the domestic revolving facility, European revolving facility and European overdraft facility commitments, and

    - letter of credit fees with respect to each letter of credit outstanding under the senior credit facility based on the applicable margin in effect for London interbank rate loans under the senior credit facility.

    The senior credit facility agreement was filed with the SEC as an exhibit to our quarterly report on Form 10-Q for the period ended September 30, 1998. Each of the first four amendments to the senior credit facility, and two consents of the lending group under the senior credit facility, have been previously filed with the SEC, and the fifth and sixth amendments are filed with the registration statement of which this prospectus forms a part.

9 3/4% SENIOR SUBORDINATED NOTES DUE 2009

    On January 21, 1999, we issued $240.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 in a private offering. In July 1999, we completed an exchange offer in which all of the notes sold in January 1999 were exchanged for 9 3/4% Senior Subordinated Notes Due 2009 which are identical in all respects to the notes issued in January 1999 except that the notes issued in July 1999 were registered with the SEC and are generally not subject to transfer restrictions. On June 29, 2001, we issued an additional $100.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 in a private offering. The senior subordinated notes constitute unsecured senior debt of Hexcel, are junior to all of our senior debt and rank equally with and are part of the same series as the exchange notes. See "Description of the Notes."

7% CONVERTIBLE SUBORDINATED NOTES DUE 2003

    On July 18, 1996, Hexcel issued $114.5 million aggregate principal amount of 7% Convertible Subordinated Notes Due 2003, of which approximately
$114.4 million of principal was outstanding as of March 31, 2001. A portion of the net proceeds from our issuance of the original notes was applied toward the redemption of $67.5 million of convertible notes. The convertible notes are convertible into our common stock at any time on or before August 1, 2003, unless previously redeemed, at a conversion price of $15.81 per share. The convertible notes are redeemable, in whole or in part, at our option at any time, at various redemption prices set forth in the convertible notes indenture, plus accrued interest. Upon a change of control, each holder of convertible notes will have the right to require us to repurchase any or all outstanding convertible notes held by the holder at 100% of their principal amount plus accrued interest. The convertible notes are subordinated to all present and future senior debt of Hexcel. The convertible notes indenture contains covenants that, among other things, limit consolidations, mergers and transfers of all or substantially all assets.

7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011

    On August 1, 1986, Hexcel issued $35.0 million aggregate principal amount of 7% Convertible Subordinated Debentures Due 2011, of which $25.6 million aggregate principal amount was outstanding as of March 31, 2001. The convertible debentures are convertible into shares of our common stock prior to maturity, unless previously redeemed, at a conversion price of $30.72 per share. Mandatory redemption of the convertible debentures is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.75 million in each year after 2002. The convertible debentures are subordinated to all of our present and future senior debt. The convertible debentures contain covenants that limit consolidations, mergers and transfers of all or substantially all of our assets.

                            DESCRIPTION OF THE NOTES

    On January 21, 1999, we issued $240.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 under an indenture between Hexcel and The Bank of New York as trustee in a private offering. In July 1999, we completed an exchange offer in which all of the notes sold in January 1999 were exchanged for 9 3/4% Senior Subordinated Notes Due 2009 which are identical in all material respects to the notes issued in January 1999, except that the notes issued in July 1999 were registered with the SEC and are generally not subject to transfer restrictions.

    On June 29, 2001, we issued an additional $100.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 under the indenture in a private offering. The exchange notes and the notes previously issued under the indenture will be treated as a single series under the indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders.

    The form and terms of the exchange notes and the original notes issued on June 29, 2001 are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

    The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. This description of the notes contains definitions of terms, including those defined under the caption "--Definition of Terms Used in the Indenture" that are necessary to understand this section of the prospectus. In this section, "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries.

    The following description is only a summary of the material terms of the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not these summary descriptions, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under "Available Information."

BRIEF DESCRIPTION OF THE NOTES

    These notes:

    - are unsecured senior subordinated obligations of Hexcel;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of Hexcel; and

    - are senior in right of payment to any future Subordinated Obligations of Hexcel.

    The original notes are subject to registration with the SEC pursuant to the registration agreement.

PRINCIPAL, MATURITY AND INTEREST

    The original notes are, and the exchange notes will be, issued initially in the aggregate principal amount of $100.0 million. The original notes are, and the exchange notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on January 15, 2009. Subject to our compliance with the covenant described under the caption "--Covenants-- Limitation on Indebtedness," we are permitted to issue additional notes under the indenture in an unlimited principal amount. The indenture defines notes so issued as "additional notes."

    Interest on the notes will accrue at the rate of 9 3/4% per annum. Interest will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2002. Hexcel will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1.

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    Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered for exchange. If no interest has been paid on the original note, interest will be paid from the date of its original issuance. Holders whose original notes are accepted in the exchange offer will waive their right to receive accrued interest on the original notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Additional interest may accrue on the notes in specified circumstances according to the registration rights agreement.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the notes at our option before January 15, 2004.

    On and after January 15, 2004 we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice. We will be entitled to redeem the notes at the redemption prices set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on January 15 in the years indicated below:

                                                                PERCENTAGE
                                                               OF PRINCIPAL
YEAR                                                              AMOUNT
----                                                           ------------
2004........................................................     104.875%
2005........................................................     103.900
2006........................................................     102.925
2007........................................................     101.950
2008........................................................     100.975
2009........................................................     100.000

    In addition, before January 15, 2002, we may at our option redeem up to 35% of the original aggregate principal amount of notes, including the original principal amount of any additional notes, with the net cash proceeds from one or more public equity offerings following which there is a public market; provided that:

    - at least 65% of the original aggregate principal amount of notes, including the original principal amount of any additional notes, other than notes held by Hexcel or its affiliates, remains outstanding immediately after the redemption; and

    - the redemption occurs within 120 days after the date of the related public equity offering.

    If we exercise this option, we will pay a redemption price of 109 3/4% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

SELECTION AND NOTICE OF REDEMPTION

    If we redeem less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by another method as the trustee will deem to be fair and appropriate.

    We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for

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redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

RANKING

    SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

    As of March 31, 2001, Hexcel's Senior Indebtedness was $275.5 million. The indenture limits the amount of additional Indebtedness that Hexcel may incur. However, under specified circumstances the amount of the Indebtedness could be substantial. In any case, the Indebtedness may be Senior Indebtedness. As of March 31, 2001, the amount of additional Indebtedness that Hexcel could incur under the indenture was estimated at $58.8 million, all of which is committed borrowing capacity under the senior credit facility. After giving effect to loan covenants under the senior credit facility, the maximum amount of additional debt that Hexcel could borrow as of March 31, 2001 was $52.2 million, all of which is senior debt.

    LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A portion of Hexcel's operations is conducted through its subsidiaries. Claims of creditors of these subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of Hexcel, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors and preferred stockholders, if any, of subsidiaries of Hexcel.

    At March 31, 2001, the total liabilities of our subsidiaries were approximately $269.3 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not limit the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "--Covenants--Limitation on Indebtedness."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Under the indenture, only Senior Indebtedness of Hexcel will rank senior to the notes. The notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of Hexcel. As of March 31, 2001, Hexcel's outstanding Senior Subordinated Indebtedness was $264.4 million, net of unamortized discount of $0.6 million.

    We have agreed in the indenture that we will not Incur any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    PAYMENT OF NOTES

    We are not permitted to pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not purchase, redeem or otherwise retire any notes if:

    (1) any Designated Senior Indebtedness is not paid when due; or

    (2) any other default on Designated Senior Indebtedness occurs and its maturity is accelerated;

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unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of these provisions, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the representative of any Designated Senior Indebtedness.

    During the continuance of any default, other than a default described in clause (1) or (2) above, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we are not permitted to pay the notes for a "Payment Blockage Period." The Payment Blockage Period commences upon the receipt by the trustee of a "Blockage Notice" of the default from the holders of the Designated Senior Indebtedness and ends 179 days later. The Payment Blockage Period will end earlier if it is terminated:

    - by written notice to the trustee and us from the person who gave the Blockage Notice;

    - because the default giving rise to the Blockage Notice is cured, waived or otherwise no longer continuing; or

    - because the Designated Senior Indebtedness has been discharged or repaid in full.

    Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, except that if any Blockage Notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness, other than holders of the Bank Indebtedness, a representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

    Upon any payment or distribution of the assets of Hexcel upon a liquidation, dissolution or reorganization of Hexcel or its property:

    - the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the notes are entitled to receive any payment;

    - until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that holders of notes may receive shares of stock and any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the notes; and

    - if a distribution is made to holders of the notes that should not have been made to them, the holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

    If payment of the notes is accelerated because of an Event of Default, Hexcel or the trustee shall promptly notify the holders of Designated Senior Indebtedness of the acceleration.

    In the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more than the holders of the notes. Creditors of ours who are not holders of Senior Indebtedness may recover less than holders of Senior Indebtedness and may recover more than the holders of the notes.

    The terms of the subordination provisions described above will not apply to payments from money held in trust by the trustee for the payment of principal of and interest on the notes. See "--Defeasance."

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
CHANGE OF CONTROL

    Upon the occurrence of a "Change of Control," each holder may require us to purchase its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The following are "Change of Control" events:

    (1) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether or not such right is exercisable immediately) of more than 40% of the total voting power of voting stock of Hexcel; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate a lesser percentage of the total voting power of voting stock of Hexcel than the other person and do not have the right or ability to elect or designate for election a majority of the board of directors;

    (2) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of Hexcel was approved under the governance agreement or by a vote of 66 2/3% of the directors of Hexcel then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office; or

    (3) the merger or consolidation of Hexcel with or into another person other than a Permitted Holder, or the merger of another person other than a Permitted Holder with Hexcel, or the sale of all or substantially all the assets of Hexcel to another person other than a person controlled by the Permitted Holders, and in the case of any such merger or consolidation, the securities of Hexcel that are outstanding immediately prior to the transaction and that represent 100% of the aggregate voting power of the voting stock of Hexcel are changed into or exchanged for cash, securities or property, unless pursuant to the transaction, the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee.

    If the event described in (1) above occurs as a result of a transfer of voting stock by the Permitted Holders, a Change of Control shall not be deemed to occur unless and until the publicly announced rating of the notes by either Rating Agency shall, within 90 days after the date of occurrence of the event, be less than the rating of the notes by that Rating Agency on the date which is 90 days before the date of the occurrence of that event; provided, however, if the notes have an investment grade rating by both Rating Agencies on the date which is 90 days before the date of occurrence of that event, a Change of Control shall be deemed not to occur following that event unless and until the publicly announced rating of the notes by either Rating Agency shall be less than investment grade rating within 90 days after the date of the occurrence of that event. In each case the 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency.

    Within 30 days after any Change of Control, we will mail a notice to each holder of notes, a "Change of Control Offer," stating:

    (1) that a Change of Control has occurred and that the holder has the right to require us to purchase its notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase;

    (2) the circumstances and relevant facts regarding the Change of Control, including a statement of pro forma historical income, cash flow and capitalization after giving effect to the Change of Control;

    (3) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

    (4) the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

    We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

    We will comply with the requirements of the securities laws in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the change of control covenant.

    The Change of Control purchase feature of the notes may make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the initial purchasers. It is not the result of our knowledge of any specific effort to accumulate common stock of Hexcel or to obtain control of Hexcel or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

    Subject to the limitations discussed below, we could enter into transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption "--Covenants--Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in this covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

    The Credit Agreement will prohibit us from purchasing any notes and will also provide that the occurrence of specified change of control events would constitute a default under the Credit Agreement. In the event a change of control occurs when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

    Future Indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require us to repurchase the Indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to purchase the notes could cause a default under the Indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control

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
may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

    Our obligation to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that Hexcel and its Restricted Subsidiaries may Incur Indebtedness if, on the date of the Incurrence and after giving effect to the Incurrence on a pro forma basis, the Consolidated Coverage Ratio exceeds (x) if on or before January 15, 2002, 2.0 to 1.0 and (y) if thereafter, 2.25 to 1.0.

    (b) Notwithstanding paragraph (a) above, Hexcel and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

       (1) Indebtedness Incurred by Hexcel or any Restricted Subsidiary under the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to the Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (A) the greater of
           (x) $680.0 million less the sum of all term loan principal amortization payments scheduled to be made, whether or not in fact made, through the date of the Incurrence under the Credit Agreement as in effect on the issue date (the "Maximum Committed Credit Agreement Amount") and (y) the sum of 50% of the book value of the consolidated inventory of Hexcel and its Restricted Subsidiaries and 80% of the consolidated accounts receivable of Hexcel and its Restricted Subsidiaries (the "Consolidated Working Capital Amount") less the principal amount of any Indebtedness Incurred under clause (2) below and then outstanding, less (B) the sum of all principal payments on such Indebtedness made under paragraph (a)(3)(A) of the covenant described under the caption "--Limitation on Asset Dispositions";

       (2) Indebtedness Incurred by foreign subsidiaries to finance the working capital requirements of foreign subsidiaries; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness, when added together with the amount of Indebtedness Incurred by all foreign subsidiaries under this clause (2) and then outstanding, does not exceed the lesser of (A) the sum of 50% of the book value of the consolidated inventories of all foreign subsidiaries and 80% of the consolidated accounts receivable of all foreign subsidiaries and
           (B) the amount by which the greater of (x) the Consolidated Working Capital Amount and (y) the Maximum Committed Credit Agreement Amount, exceeds the principal amount of Indebtedness Incurred under clause (1) above and then outstanding;

       (3) Indebtedness owed to and held by Hexcel or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any capital stock which results in the Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness, other than to Hexcel or a Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if Hexcel is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the notes;

       (4) the notes, other than additional notes, and the exchange notes;

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       (5) Indebtedness, other than the Indebtedness described in clauses (1),
           (2), (3) or (4) above, outstanding on the issue date;

       (6) Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (4), (5) or this clause (6);

       (7) hedging obligations directly related to Indebtedness permitted to be Incurred by Hexcel and Restricted Subsidiaries under the indenture or, in the case of a currency exchange protection agreement, reasonably related to the ordinary course of business of Hexcel and its Restricted Subsidiaries;

       (8) Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by Hexcel or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by Hexcel or its Restricted Subsidiaries to refinance such Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred under this clause (8) and then outstanding, does not exceed $20.0 million;

       (9) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of Hexcel and its Restricted Subsidiaries; or

       (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Hexcel and Restricted Subsidiaries outstanding on the date of the Incurrence, other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a), does not exceed $25.0 million.

    (c) Notwithstanding the above provisions, Hexcel will not Incur any Indebtedness under paragraph (b) above, if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Obligations, unless the Indebtedness will be subordinated to the notes to at least the same extent as the Subordinated Obligations.

    (d) For purposes of determining compliance with this covenant:

       (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Hexcel, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses and

       (2) an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, Hexcel will not Incur:

       (1) any Indebtedness if that Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or

       (2) any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

    (f) In determining amounts of Indebtedness outstanding under the Limitation on Indebtedness covenant and to avoid duplication, Indebtedness of a person resulting from the grant by that person of security interests with respect to, or from the issuance by that person of guarantees of, or from the assumption of obligations with respect to letters of credit supporting,

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
       Indebtedness Incurred by that person under the indenture, or Indebtedness which that person is otherwise permitted to Incur under the indenture, shall not be deemed to be a separate Incurrence of Indebtedness by that person.

    (g) Indebtedness of any person which is outstanding at the time that person becomes a Restricted Subsidiary, including upon designation of any subsidiary or other person as a Restricted Subsidiary, or is merged with or into or consolidated with Hexcel or a Restricted Subsidiary shall be deemed to have been Incurred at the time that person becomes a Restricted Subsidiary or merged with or into or consolidated with Hexcel or a Restricted Subsidiary, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Hexcel or any Restricted Subsidiary makes a Restricted Payment:

    (1) a Default shall have occurred and be continuing, or would result from the Restricted Payment;

    (2) Hexcel is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness"; or

    (3) the aggregate amount of the Restricted Payment and all other Restricted Payments made since the issue date would exceed the sum of, without duplication:

       (A) 50% of the Consolidated Net Income accrued during the period, which will be treated as one accounting period, from the beginning of the fiscal quarter in which the issue date occurs to the end of the most recent fiscal quarter ending at least 45 days before the date of the Restricted Payment, or, in case the Consolidated Net Income is a deficit, less 100% of that deficit; plus

       (B) 100% of the aggregate Net Cash Proceeds received by Hexcel from the issuance or sale of its capital stock, other than capital stock within the meaning of "Disqualified Stock" as defined in the indenture, subsequent to the issue date and on or before the date of the Restricted Payment, other than an issuance or sale to a subsidiary of Hexcel or an issuance or sale to an employee stock ownership plan or to a trust established by Hexcel or any of its subsidiaries for the benefit of their employees; plus

       (C) the amount by which the Indebtedness of Hexcel is reduced on Hexcel's balance sheet upon the conversion or exchange, other than by a subsidiary of Hexcel, subsequent to the issue date and on or before the date of the Restricted Payment of any Indebtedness of Hexcel convertible or exchangeable for capital stock, other than disqualified stock, of Hexcel, less the amount of any cash, or the fair value of any other property, distributed by Hexcel upon the conversion or exchange; plus

       (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Hexcel or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion, proportionate to Hexcel's equity interest in the subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made and treated as a Restricted Payment by Hexcel or any Restricted Subsidiary in the Unrestricted Subsidiary.

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    (b) The preceding provisions will not prohibit:

    (1) any acquisition of any capital stock of Hexcel made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; PROVIDED, HOWEVER, that

       (A) the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and

       (B) the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; PROVIDED, HOWEVER, that

       (A) the purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and

       (B) the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

    (3) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Hexcel which is permitted to be Incurred under the covenant described under the caption "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that the Indebtedness

       (A) shall have a stated maturity later than the stated maturity of the notes and

       (B) shall have an Average Life greater than the remaining Average Life of the notes;

       PROVIDED FURTHER, HOWEVER, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (4) any purchase or redemption of Subordinated Obligations from Net Available Cash after application according to clauses (A), (B) and
       (C) of paragraph (a)(3) of the covenant described under the caption "--Limitation on Asset Dispositions"; PROVIDED, HOWEVER, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (5) dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of the dividend, no other Default shall have occurred and be continuing, or result therefrom; PROVIDED FURTHER, HOWEVER, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

    (6) so long as no Default shall have occurred and be continuing, or result therefrom, Investments in Joint Ventures or other persons engaged in a related business in an aggregate amount which, when added together with the amount of all other Investments made according to this clause (6) which at the time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed
       $60.0 million; PROVIDED, HOWEVER, that the amount of the Investments shall be excluded in the calculation of Restricted Payments;

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    (7) so long as no Default shall have occurred and be continuing, or result therefrom, payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of Hexcel, including any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Hexcel, restricted stock, options on any of these shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any of these persons under the terms of the Plan or agreement under which the shares or related rights were issued or acquired; PROVIDED, HOWEVER, that the amount of any of these payments shall be included in the calculation of Restricted Payments;

    (8) so long as no Default shall have occurred and be continuing, or result therefrom, any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations were issued, but only if Hexcel has first complied with all its obligations under the provisions described under the caption "--Change of Control"; PROVIDED, HOWEVER, that the amount of the purchase or defeasance shall be excluded in the calculation of Restricted Payments; or

    (9) so long as no Default shall have occurred and be continuing, or result therefrom, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under, this clause (9) which at that time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $40.0 million; PROVIDED, HOWEVER, that the amount of the Restricted Payments shall be included in the calculation of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    Hexcel will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (a) pay dividends or make any other distributions on its capital stock to Hexcel or a Restricted Subsidiary or pay any Indebtedness owed to Hexcel,

    (b) make any loans or advances to Hexcel or any Restricted Subsidiary, or

    (c) transfer any of its property or assets to Hexcel or any Restricted Subsidiary (collectively "Payment Restrictions"), except:

    (1) any Payment Restriction imposed under the Credit Agreement, the indenture, Refinancing Indebtedness in respect of the notes and any agreement in effect at or entered into on the issue date;

    (2) any Payment Restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by Hexcel, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to complete, the transaction or series of related transactions as a result of which the Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, Hexcel, and outstanding on that date;

    (3) any Payment Restriction under an agreement effecting a refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or
       (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the Payment Restrictions with respect to the

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       Restricted Subsidiary contained in the refinancing agreement or amendment are no less favorable to the holders of the notes than those with respect to the Restricted Subsidiary contained in the predecessor agreements;

    (4) in the case of clause (c) above, any encumbrance or restriction consisting of customary non-assignment provisions in leases or other contracts governing leasehold interests to the extent these provisions restrict the transfer of the lease or the property leased under the leases and contracts;

    (5) any restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition; and

    (6) any encumbrance or restriction contained in the governing documents of any Joint Venture Subsidiary.

    LIMITATION ON ASSET DISPOSITIONS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) Hexcel or a Restricted Subsidiary receives consideration at least equal to the fair market value, of the shares and assets subject to the Asset Disposition;

    (2) at least 75% of the consideration for the Asset Disposition received by Hexcel or the Restricted Subsidiary is in the form of cash; and

    (3) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by Hexcel or the Restricted Subsidiary, as the case may be: (A) first, to the extent Hexcel or the Restricted Subsidiary elects or is required by the terms of any Senior Indebtedness or Indebtedness of the Restricted Subsidiary, to prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any disqualified stock, of a Restricted Subsidiary, in each case other than Indebtedness owed to Hexcel or an affiliate of Hexcel, within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (B) second, to the extent Hexcel or the Restricted Subsidiary elects, to acquire additional assets within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (C) third, to make an offer to the holders of the notes, and to holders of other Senior Subordinated Indebtedness designated by Hexcel, to purchase notes, and the other Senior Subordinated Indebtedness, according to the indenture; and
       (D) fourth, to the extent of the balance of the Net Available Cash after application according to clauses (A), (B) and (C), for any purpose not prohibited by the terms of the indenture.

    Notwithstanding the above provisions of this paragraph, Hexcel and the Restricted Subsidiaries will not be required to apply any Net Available Cash according to the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied according to the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash under this covenant, the Net Available Cash will be invested in Temporary Cash Investments.

    For the purposes of the covenant described under this caption, the following shall be deemed to be cash:

    (x) the assumption of Indebtedness of Hexcel or any Restricted Subsidiary and the release of Hexcel or the Restricted Subsidiary from all liability with respect to the Indebtedness in connection with the Asset Disposition, PROVIDED, HOWEVER, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash"; and

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    (y) securities received by Hexcel or any Restricted Subsidiary from the transferee that are promptly converted by Hexcel or the Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the notes and other Senior Subordinated Indebtedness, we will purchase notes tendered and other Senior Subordinated Indebtedness at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest, or, in respect of the Senior Subordinated Indebtedness, the lesser price, if any, as may be provided for by the terms of the Senior Subordinated Indebtedness according to the procedures set forth in the indenture. If the aggregate purchase price of notes and any other Senior Subordinated Indebtedness tendered is less than the Net Available Cash, we will be entitled to apply the remaining Net Available Cash according to clause (a)(3)(D) above. We will not be required to make the offer to purchase notes and other Senior Subordinated Indebtedness if the Net Available Cash available for the offer, after application of Net Available Cash according to clauses (A) and (B) of paragraph (a) above, is less than $10.0 million. The lesser amount shall be carried forward to determine whether the offer is required for any subsequent Asset Disposition.

    (c) Hexcel will comply with the requirements of the securities laws in connection with the purchase of the notes under this covenant. To the extent that the provisions of any securities laws conflict with provisions of this covenant, Hexcel will comply with the applicable securities laws and shall not be deemed to have breached its obligations under this covenant.

    LIMITATION ON AFFILIATE TRANSACTIONS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any "Affiliate Transaction," including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any affiliate of Hexcel unless:

    (1) the Affiliate Transaction is made in good faith and on terms which are fair and reasonable to Hexcel or the Restricted Subsidiary, as the case may be;

    (2) if the Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Hexcel disinterested with respect to the Affiliate Transaction have determined in good faith that the terms are fair and reasonable; and

    (3) if the Affiliate Transaction involves an amount in excess of $10.0 million, the board of directors shall also have received a written opinion from an investment banking firm to the effect that the Affiliate Transaction is fair, from a financial standpoint, to Hexcel and its Restricted Subsidiaries.

    (b) The provisions of paragraph (a), above, shall not prohibit:

    (1) any Permitted Investment and any Restricted Payment permitted to be paid under the covenant described under the caption "--Limitation on Restricted Payments";

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors;

    (3) the payment of reasonable fees to directors of Hexcel and its Restricted Subsidiaries;

    (4) transactions between Hexcel or a Restricted Subsidiary and one or more Restricted Subsidiaries; PROVIDED, HOWEVER, that no affiliate of Hexcel, other than another Restricted Subsidiary, owns, directly or indirectly, any capital stock in any of the Restricted Subsidiaries;

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    (5) transactions in the ordinary course of business, including loans, expense advances and reimbursements, between Hexcel or any of its Restricted Subsidiaries, on the one hand, and any employee of Hexcel or any of its Restricted Subsidiaries, on the other hand;

    (6) transactions with affiliates entered into in the ordinary course of business of Hexcel or its Restricted Subsidiaries, on terms which are, in the opinion of Hexcel's management or the board of directors, fair and reasonable to Hexcel or its Restricted Subsidiaries;

    (7) the granting and performance of registration rights for shares of capital stock of Hexcel under a written registration rights agreement approved by a majority of directors of Hexcel that are disinterested with respect to the transactions;

    (8) transactions with affiliates solely in their capacity as holders of Indebtedness or capital stock of Hexcel or any of its subsidiaries, so long as Indebtedness or capital stock of the same class is also held by persons that are not affiliates of Hexcel and these affiliates are treated no more favorably than holders of the Indebtedness or the capital stock generally, and the redemption of the outstanding principal amount of the Ciba Notes, together with accrued interest;

    (9) transactions according to the governance agreement, and any amendments to the governance agreement that are not adverse to the interests of the holders of the notes and which are approved by a majority of the directors of Hexcel disinterested with respect to the amendment; and

    (10) any transaction between Hexcel or any Restricted Subsidiaries and any of the Existing Joint Ventures under agreements in effect on the issue date.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    Hexcel will not sell any shares of capital stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary to issue or sell shares of its capital stock, in each case, other than preferred stock within the meaning of "Qualified Preferred Stock" as defined in the indenture, except:

    (1) to Hexcel or a Wholly Owned Subsidiary;

    (2) directors' qualifying shares;

    (3) if, immediately after giving effect to the issuance or sale, neither Hexcel nor any of its subsidiaries own any capital stock of the Restricted Subsidiary; or

    (4) if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the person remaining after giving effect to the issuance or sale would have been permitted to be made under the covenant described under the caption "--Limitation on Restricted Payments" if made on the date of the issuance or sale.

    The issuance or sale of shares of capital stock of any Restricted Subsidiary of Hexcel will not violate the provisions above if the shares are issued or sold in connection with:

    - the formation or capitalization of a Restricted Subsidiary which, at the time of the issuance or sale or immediately after the issuance or sale, is a Joint Venture Subsidiary or

    - a single transaction or a series of substantially contemporaneous transactions by which the Restricted Subsidiary becomes a Restricted Subsidiary of Hexcel by reason of the acquisition of securities or assets from another person.

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    MERGER AND CONSOLIDATION

    Hexcel will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other person, unless:

    (1) the successor company shall be a person organized and existing under the laws of the United States of America, any U.S. State or the District of Columbia, and the successor company, if other than Hexcel, shall expressly assume, by a supplemental indenture all the obligations of Hexcel under the notes and the indenture;

    (2) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any Restricted Subsidiary as a result of the transaction as having been Incurred by the successor company or the Restricted Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;

    (3) immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness";

    (4) immediately after giving effect to the transaction, the successor company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Hexcel before the transaction; and

    (5) Hexcel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

    Nothing contained in the preceding paragraphs shall prohibit any wholly owned subsidiary from merging with or into, or transferring all or part of its assets to, Hexcel.

    The successor company will succeed to, and be substituted for Hexcel under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

    LIMITATION ON BUSINESS ACTIVITIES

    Hexcel will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by Hexcel and its Restricted Subsidiaries on the issue date and businesses which are reasonably related, ancillary or complementary thereto.

    SEC REPORTS

    Hexcel will file with the SEC and provide the trustee and the holders of the notes with the annual reports and the applicable information, documents and other reports as are specified in the Exchange Act.

    In addition Hexcel will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. Hexcel will make this information available to securities analysts and prospective investors upon request.

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

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    (2) a default in payment when due of the principal of any note at its stated
       maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

    (3) the failure by Hexcel to comply with its obligations described under the caption "--Covenants--Merger and Consolidation" above;

    (4) the failure by Hexcel to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "--Change of Control," other than a failure to purchase notes, or under the captions "--Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Asset Dispositions," other than a failure to purchase notes, "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Business Activities" or "--SEC Reports";

    (5) the failure by Hexcel to comply for 60 days after notice with any of the other agreements contained in the indenture;

    (6) Indebtedness of Hexcel or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default and the total amount of Indebtedness unpaid or accelerated exceeds $10.0 million;

    (7) events of bankruptcy, insolvency or reorganization of Hexcel or a significant subsidiary; or

    (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against Hexcel or a significant subsidiary, remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice.

    However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Hexcel of the default and Hexcel does not cure the default within the time specified after receipt of the notice.

    If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Hexcel occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

    In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    (1) the holder has previously given the trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    (3) the holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

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    (4) the trustee has not complied with the request within 60 days; and

    (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

    The holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Hexcel is required to deliver to the trustee, after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Hexcel also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event which would constitute a Default, its status and what action Hexcel is taking or proposes to take in respect to the event.

AMENDMENTS AND WAIVERS

    Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. This may include consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of holders of 80% or more in principal amount of the notes then outstanding, Hexcel may not, with respect to any notes held by a non-consenting holder, make any change to the subordination provisions of the indenture that would adversely affect holders of the notes.

    In addition, without the consent of each holder affected, an amendment or waiver may not:

    (1) reduce the principal amount of notes whose holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest on any note;

    (3) reduce the principal of or extend the stated maturity of any note;

    (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption";

    (5) make any note payable in money other than that stated in the notes;

    (6) impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates for payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes; or

    (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of notes, Hexcel and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

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    (2) to provide for uncertificated notes in addition to or in place of certificated notes, provided, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in
       Section 163(f)(2)(B) of the Code;

    (3) to provide for the assumption by a successor corporation of the obligations of Hexcel under the indenture;

    (4) to add guarantees with respect to the notes or to secure the notes;

    (5) to add to the covenants of Hexcel for the benefit of the holders of the notes or to surrender any right or power conferred upon Hexcel;

    (6) to make any change that does not adversely affect the rights under the indenture of any holder; or

    (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

    No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness consent to the change.

    The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, Hexcel is required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

    The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    Hexcel may terminate at any time all its obligations under the notes and the indenture, except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This type of termination is referred to as legal defeasance.

    In addition, Hexcel may terminate at any time its obligations described under the caption "--Change of Control" and under the covenants described under the caption "--Covenants", other than the covenant described under the caption "--Covenants--Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under the caption "--Defaults" above and the limitations contained in clauses (3) and (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above. This type of termination is referred to as covenant defeasance.

    Hexcel may exercise its legal defeasance option regardless of its prior exercise of its covenant defeasance option. If Hexcel exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If Hexcel exercises its covenant defeasance option,

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payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7), with respect only to significant subsidiaries, or (8) under the caption "--Defaults" above or because of the failure of Hexcel to comply with clause (3) or (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above.

    In order to exercise either legal defeasance or covenant defeasance, Hexcel must irrevocably deposit in a defeasance trust money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity. Hexcel must also comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

CONCERNING THE TRUSTEE

    The Bank of New York is the trustee under the indenture and has been appointed by Hexcel as registrar and paying agent for the notes.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place for exercising any remedy available to the trustee, subject to various exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS OF TERMS USED IN THE INDENTURE

    The following defined terms are used in the indenture and are included in this prospectus because they are necessary to understand the description of the notes contained in this prospectus.

    "ADDITIONAL ASSETS" means any:

    (1) property or assets (other than Indebtedness and capital stock) to be used by Hexcel, a Restricted Subsidiary or a Joint Venture;

    (2) capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Hexcel or another Restricted Subsidiary; or

    (3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary or a Joint Venture;

PROVIDED, HOWEVER, that any Restricted Subsidiary described in clauses (2) and
(3) is primarily engaged in related business.

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    "AFFILIATE" of any specified person means:

    (1) any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

    (2) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (1).

    For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "--Covenants--Limitation on Affiliate Transactions" and "--Covenants--Limitation on Asset Dispositions" only, "affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of Hexcel or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "ASSET DISPOSITION" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hexcel or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of $3.0 million other than:

    (1) a disposition by a Restricted Subsidiary to Hexcel, by Hexcel or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

    (2) a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of Hexcel or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

    (3) the disposition or grant of licenses to third parties in respect of intellectual property;

    (4) a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

    (5) the sale of Specified Properties;

    (6) a disposition by Hexcel or any subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including capital stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the board of directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets;

    (7) for purposes of the covenant described under the caption
       "--Covenants--Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under the caption "--Covenants--Limitation on Restricted Payments"; or

    (8) an Asset Disposition that also constitutes a Change of Control; provided, however, that Hexcel complies with all its obligations described under the caption "--Change of Control."

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of

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determination to the date of each successive scheduled principal payment of such
Indebtedness or scheduled redemption multiplied by the amount of such payment by
(y) the sum of all such payments.

    "BANK INDEBTEDNESS" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "BOARD OF DIRECTORS" means the board of directors of Hexcel or any committee thereof duly authorized to act on behalf of the board.

    "CAPITALIZED LEASE OBLIGATION" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that:

    (1) if Hexcel or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall calculated after giving effect on a pro forma basis to
       (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

    (2) if Hexcel or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Hexcel or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

    (3) if since the beginning of such period Hexcel or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Hexcel or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Hexcel and its continuing Restricted

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       Subsidiaries in connection with such Asset Disposition for such period
       (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hexcel and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (4) if since the beginning of such period Hexcel or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (5) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Hexcel or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause (3) or (4) above if made by Hexcel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Hexcel. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term as at the date of determination in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of, without duplication:

    (a) total interest expense of Hexcel and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by Hexcel or its Restricted Subsidiaries in such period, without duplication,

       (1) interest expense attributable to capital leases;

       (2) amortization of debt discount and debt issuance cost;

       (3) amortization of capitalized interest;

       (4) non-cash interest expense;

       (5) accrued interest;

       (6) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

       (7) interest actually paid by Hexcel or any such Restricted Subsidiary under any guarantee of Indebtedness of any other person;

       (8) net payments, if any, made pursuant to interest rate protection agreements (including amortization of fees);

    (b) preferred stock dividends paid during such period in respect of all preferred stock of Restricted Subsidiaries of Hexcel held by persons other than Hexcel; and

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    (c) cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Hexcel) in connection with Indebtedness Incurred by such plan or trust to purchase capital stock of Hexcel.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of Hexcel and its consolidated subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

       (A) Hexcel's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such person during such period to Hexcel or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) Hexcel's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (loss) of any person acquired by Hexcel or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hexcel, except that

       (A) Hexcel's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hexcel or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

       (B) Hexcel's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (but not loss) realized upon the sale or other disposition of any assets of Hexcel, its consolidated subsidiaries or any other person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

    (5) any extraordinary gain or loss;

    (6) cumulative effect of a change in accounting principles; and

    (7) any non-cash business consolidation and acquisition charges recognized with respect to the Clark-Schwebel acquisition (except to the extent such non-cash charges represent an accrual of or a reserve for cash expenditures in any future period).

Notwithstanding the foregoing, for the purposes of the covenant described under the caption "--Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Hexcel or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of Hexcel and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of

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the end of the most recent fiscal quarter of Hexcel ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

    (1) the par or stated value of all outstanding capital stock of Hexcel; plus

    (2) paid-in capital or capital surplus relating to such capital stock; plus

    (3) any retained earnings or earned surplus; less

    (4) any accumulated deficit; less

    (5) any amounts attributable to disqualified stock.

    "CREDIT AGREEMENT" means:

    (1) one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loan or facilities to Hexcel, any Restricted Subsidiary, domestic or foreign, or any or all of such persons, including the Second Amended and Restated Credit Agreement in effect on the issue date, among Hexcel and specified subsidiaries of Hexcel, as borrowers, the lenders party thereto and Credit Suisse First Boston as administrative agent for the lenders, Citibank, N.A., as documentation agent for the lenders, as the same may be amended, modified, restated or supplemented from time to time, or any other indebtedness referred to in clause (b)(1) of the covenant described under the caption "--Covenants--Limitation on Indebtedness"; and

    (2) any one or more agreements governing advances, loans or facilities provided to refund, refinance, replace or renew (including subsequent or successive refundings, financings, replacements and renewals) Indebtedness under the agreement or agreements referred to in the foregoing clause (1), as the same may be amended, modified, restated or supplemented from time to time.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means:

    (1) the Bank Indebtedness; and

    (2) any other Senior Indebtedness (other than hedging obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of which are committed to lend up to, at least $25.0 million and is specifically designated by Hexcel in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture in an Officers' Certificate received by the Trustee.

    "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of Hexcel and its consolidated Restricted Subsidiaries for such period;

    (2) Consolidated Interest Expense for such period;

    (3) depreciation expense and amortization expense of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (4) all other non-cash items of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income less all non-cash items increasing Consolidated Net Income for such period; and

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    (5) business consolidation and acquisition charges recognized for such period to the extent recognized during or prior to the fiscal year ended December 31, 2000; PROVIDED, HOWEVER, that the aggregate amount of the charges described in this clause (5) through the end of such fiscal year shall not exceed $25.0 million.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hexcel by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EXISTING JOINT VENTURES" means: (1) Asahi-Schwebel, (2) Asahi-Schwebel (Taiwan), (3) Asahi-Schwebel Interglas (Philippines), (4) CS Tech-Fab, (5) CS Interglas, (6) Asian Composite Manufacturing, (7) BHA Aero Composite Parts and
(8) DIC. The indenture also defines each of the terms set forth in (1)-(8) hereof.

    "FOREIGN SUBSIDIARY" means a subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

    "GAAP" means generally accepted accounting principles.

    "GOVERNANCE AGREEMENT" means the Governance Agreement dated as of February 29, 1996, between Ciba Specialty Chemicals Holdings Inc. and Hexcel.

    "GUARANTEE" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "guarantee" shall not include:

    (1) endorsements for collection or deposit in the ordinary course of business; or

    (2) obligations, warranties and indemnities, not with respect to Indebtedness of any person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "--Covenants--Limitation on Asset Dispositions" and not for the benefit of or in favor of an affiliate of Hexcel or any of its subsidiaries.

    The term "GUARANTEE" used as a verb has a corresponding meaning.

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    "INCUR" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or capital stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; PROVIDED, FURTHER, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:

    (1) increase the principal or premium thereof or interest rate thereon;

    (2) change to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

    (3) if such Indebtedness is contractually subordinated in right of payment to the notes, modify or affect, in any manner adverse to the holders, such subordination.

The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any person on any date of determination (without duplication):

    (1) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such person for money borrowed; and
       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

    (2) all Capitalized Lease Obligations of such person;

    (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

    (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock of such person, or with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

    (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, hedging obligations of such person.

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For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any disqualified stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; PROVIDED, HOWEVER, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such stock as reflected in the most recent financial statements of such person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such person; PROVIDED, HOWEVER, that:

    (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

    (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "INVESTMENT" by any person in any other person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former person) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such latter person that are or would be classified as investments on a balance sheet of such former person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the board of directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "--Covenants--Limitation on Restricted Payments,"

    (1) "Investment" shall include the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Hexcel at the time that such subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Hexcel shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Hexcel's "Investment" in such subsidiary at the time of such redesignation less
       (y) the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

    "INVESTMENT GRADE RATING" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors
Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

    "ISSUE DATE" means the date on which the notes are originally issued.

    "JOINT VENTURE" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by

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Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a related business.

    "JOINT VENTURE SUBSIDIARY" means a Restricted Subsidiary formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a related business.

    "LENDERS" has the meaning specified in the Credit Agreement.

    "NET AVAILABLE CASH" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

    (4) any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to Hexcel or a Restricted Subsidiary; and

    (5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by Hexcel or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "PERMITTED HOLDERS" means:

    (1) Ciba Specialty Chemicals Holding Inc. and its affiliates;

    (2) any person succeeding to the business of Ciba Specialty Chemicals Holding Inc., including pursuant to any merger or combination of one or more businesses that includes the business of Ciba Specialty Chemicals Holding Inc.; and

    (3) any affiliate of any person described in clause (2).

    "PERMITTED INVESTMENT" means an Investment

    (1) in Hexcel or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a related business;

    (2) in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hexcel or

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       a Restricted Subsidiary; PROVIDED, HOWEVER, that such person's primary business is a related business;

    (3) in Temporary Cash Investments;

    (4) in receivables owing to Hexcel or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Hexcel or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) in loans or advances to officers, directors or employees of Hexcel or any of its subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) in loans or advances to employees made in the ordinary course of business consistent with past practices of Hexcel or such subsidiary, as the case may be;

    (7) in stock, obligations or securities received

       (A) in settlement of debts created in the ordinary course of business and owing to Hexcel or any subsidiary;

       (B) in satisfaction of judgments; or

       (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption
           "--Covenants--Limitation on Asset Dispositions;" and

    (8) deemed to have been made as a result of the acquisition of a person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such person.

    "PLANS" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Hexcel or any subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of Hexcel pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (x) a public equity offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Hexcel has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "RATING AGENCY" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Hexcel (as certified by a resolution of the board of directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the indenture (including Indebtedness of Hexcel that refinances Indebtedness of any Restricted Subsidiary

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and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that:

    (1) the Refinancing Indebtedness has stated maturity no earlier than any stated maturity of the Indebtedness being refinanced;

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder) or, if the Indebtedness being refinanced is the Capitalized Lease Obligation entered into on or about September 15, 1998, the aggregate purchase price of the property subject thereto, plus
       (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith;

PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary that refinances Indebtedness of Hexcel.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of June 29, 2001, between Hexcel and Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

    "RELATED BUSINESS" means any business conducted by Hexcel and its Restricted Subsidiaries on the issue date and any business related, ancillary or complementary to the business of Hexcel and its Restricted Subsidiaries on the issue date.

    "RESTRICTED PAYMENT" with respect to any person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Hexcel or a Restricted Subsidiary, and other pro rata dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Hexcel held by any person or of any capital stock of the Restricted Subsidiary held by any affiliate of Hexcel (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Hexcel that is not disqualified stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (4) the making of any Investment (other than a Permitted Investment) in any person.

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    "RESTRICTED SUBSIDIARY" means any subsidiary of Hexcel that is not an
Unrestricted Subsidiary.

    "SECURED INDEBTEDNESS" means any Indebtedness of Hexcel secured by a lien.

    "SENIOR INDEBTEDNESS" means:

    (1) all Bank Indebtedness; and

    (2) all other Indebtedness of Hexcel, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel, whether or not allowed as a claim against Hexcel in any such proceeding) and fees thereon, whether outstanding on the issue date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes;

PROVIDED, HOWEVER, that Senior Indebtedness shall not include:

    (1) any liability for federal, state, local or other taxes owed or owing by Hexcel;

    (2) any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (3) any Indebtedness, guarantee or obligation of Hexcel which is subordinate or junior in any respect to any other Indebtedness, guarantee or obligation of Hexcel, including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

    (4) any obligations with respect to any capital stock.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the notes and any other Indebtedness of Hexcel that specifically provides that such Indebtedness is to rank PARI PASSU with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Hexcel which is not Senior Indebtedness.

    "SIGNIFICANT SUBSIDIARY" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

    "SPECIFIED PROPERTIES" shall mean Hexcel's manufacturing plants located in Lancaster, Ohio, Welkenraedt, Belgium, Brindisi, Italy and Lodi, New Jersey, and certain real property adjacent to the Hexcel's manufacturing plant in Livermore, California.

    "SUBORDINATED OBLIGATION" means any Indebtedness of Hexcel (whether outstanding on the issue date or thereafter incurred) that is contractually subordinated or junior in right of payment to the notes pursuant to a written agreement, including the convertible notes and the convertible debentures.

    "SUBSIDIARY" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

    (1) such person,

    (2) such person and one or more subsidiaries of such person, or

    (3) one or more subsidiaries of such person.

    Unless the context requires otherwise, "subsidiary" shall refer to a subsidiary of Hexcel.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) investments in U.S. government obligations;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company

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       which is organized under the laws of the United States of America, any
       State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of Hexcel) organized and in existence under the laws of the United States of America or any foreign country recognized by the with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) any subsidiary of Hexcel that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

    (2) any subsidiary of an Unrestricted Subsidiary.

    The board of directors may designate any subsidiary of Hexcel (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, Hexcel or any other subsidiary of Hexcel that is not a subsidiary of the subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "--Covenants--Limitation on Restricted Payments."

    The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) Hexcel could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "--Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the capital stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by Hexcel or another Wholly Owned Subsidiary.

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                         BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

    DTC has advised us as follows:

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

    - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    - Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the global notes will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

    - be entitled to have the exchange notes represented by the global notes registered in their names,

    - receive or be entitled to receive physical delivery of certificated notes in definitive form, and

    - be considered to be the owners or holders of any exchange notes under the global notes.

Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

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    Payments of the principal of, premium, if any, and interest on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

    Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

    Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Beneficial owners of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

    DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

    Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes. Upon any issuance of certified notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

                                      114
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                      EXCHANGE OFFER; REGISTRATION RIGHTS

    As part of the sale of the original notes to Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown, Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. pursuant to the purchase agreement, dated June 15, 2001, among Hexcel and the initial purchasers, the holders of the original notes became entitled to the benefits of the registration rights agreement, dated as of June 29, 2001, by and among Hexcel and the initial purchasers.

    Under the registration rights agreement, we have agreed to use our best efforts:

    - to file a registration statement with the SEC by September 27, 2001, in connection with a registered offer to exchange the original notes for exchange notes, having terms substantially identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions;

    - to cause the registration statement to become effective by December 26, 2001;

    - to offer the exchange notes in exchange for surrender of the original notes, as soon as practicable after the effectiveness of the registration statement; and

    - to keep the exchange offer open for not less than 30 days--or longer if required by applicable law--after the date notice of the exchange offer is mailed to the holders of the original notes.

    The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. We understand that there are approximately 24 beneficial owners of original notes. This prospectus, together with the letter of transmittal, is being sent to all the beneficial holders known to us. For each original note validly tendered to us in the exchange offer and not withdrawn by the holder of the original note, the holder will receive an exchange note having a principal amount equal to that of the tendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the tendered original note in exchange for an exchange note or, if no interest has been paid on the original note, from the date of the original issue of the original note.

    Based on an interpretation of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders of the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    - will not be able to rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters,

    - will not be able to tender original notes in the exchange offer, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made under an exemption from these requirements.

    Each holder of the original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to make representations, including that:

    - it is neither our affiliate nor a broker-dealer tendering notes acquired directly from us for its own account;

    - any exchange notes to be received by it were acquired in the ordinary course of its business; and

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    - at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

    In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements, except for the resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the registration statement for the resale of exchange notes.

    In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason we do not consummate the exchange offer within 180 days of the date of the registration rights agreement, or if an initial purchaser notifies us within 10 business days following consummation of the exchange offer that notes held by it are not eligible for exchange in the exchange offer, or if any holder notifies us that it:

       (1) is prohibited by law or SEC policy from participating in the exchange offer;

       (2) may not resell the exchange notes acquired in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for the resales by the holder; or

       (3) is a broker-dealer and holds notes that are part of an unsold allotment from the original sale of the notes, then, we have agreed:

           - to file a shelf registration statement as promptly as practicable, covering resales of the original notes or the exchange notes, as the case may be;

           - to use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

           - to keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144,
             (B) two years from the effective date and (C) the date on which all notes registered under the shelf registration statement are disposed of in accordance with the shelf registration statement.

    We have agreed to pay additional cash interest on the notes if:

       (1) by September 27, 2001, neither the registration statement nor the shelf registration statement is filed with the SEC;

       (2) by December 26, 2001, the exchange offer is not consummated and, if applicable, the shelf registration statement is not declared effective; or

       (3) after either the registration statement or the shelf registration statement is declared effective, the registration statement thereafter ceases to be effective or usable, subject to noted exceptions.

    The rate of the additional interest will be 0.50% per annum following the occurrence of a registration default, until all registration defaults have been cured, subject to noted exceptions.

    Interest on each exchange note will accrue from July 15, 2001 or from the most recent interest payment date to which interest was paid on the original note surrendered in exchange for the exchange

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note or on the exchange note, as the case may be. The exchange notes will bear interest at the rate of 9 3/4% per annum, except that, if any interest accrues on the exchange notes in respect of any period prior to their issuance, interest will accrue at the rate or rates borne by the notes from time to time during that period. If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement of the offer, provided that we have accepted all notes validly tendered in accordance with the terms of the exchange offer.

    The summary in this prospectus of these provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement to which this prospectus forms a part.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

    On December 19, 2000, under the terms of a stock purchase agreement dated October 11, 2000 among a group of investors controlled by subsidiaries of Goldman Sachs and Ciba Specialty Chemicals Holding Inc., the Goldman Sachs investor group acquired 14,525,000 shares of our common stock from Ciba for an aggregate purchase price of $159,775,000. The purchase price was comprised of $123,462,500 in cash and two 7.5% Recourse Secured Pay-In-Kind Promissory Notes due 2004 issued by the Goldman Sachs investor group to Ciba, one in the amount of $20,680,780 and one in the amount of $15,631,720. Each of the two actual companies that purchased the shares is a limited liability company controlled by Goldman Sachs, and obtained the cash portion of the purchase price from capital contributions by its members. On December 19, 2000, we entered into a governance agreement with the Goldman Sachs investor group. The governance agreement was amended on April 25, 2001. We entered into two other agreements with the Goldman Sachs investor group, including a registration rights agreement dated
December 19, 2000 and an agreement dated October 11, 2000 in which we made representations and warranties to the Goldman Sachs investor group and provided the Goldman Sachs investor group with indemnification, subject to limitations, for losses suffered as a result of breaches by us of the representations and warranties. Each of these agreements is described below.

    Prior to the purchase by the Goldman Sachs investor group, we were party to a governance agreement with Ciba under which Ciba had the right to designate four members to our Board of Directors. In connection with the purchase by the Goldman Sachs investor group, we entered into a consent and termination agreement with Ciba that required Ciba to cause its four existing board designees to resign from our Board of Directors and terminated the governance agreement with Ciba. Ciba currently is the beneficial owner of 3,581,545 shares of our common stock, representing approximately 9.5% of our issued and outstanding common stock. We had issued to Ciba an Increasing Rate Senior Subordinated Note Due 2003, which was repaid in full on June 29, 2001. In addition, during the first half of 2000 we were party to supply and manufacturing arrangements with Ciba. The arrangements with Ciba are described below.

RELATIONSHIP WITH THE GOLDMAN SACHS INVESTOR GROUP

    THE GOVERNANCE AGREEMENT

    CORPORATE GOVERNANCE. Under the governance agreement, we and the Goldman Sachs investor group have agreed to cause any slate of nominees for election to the Board of Directors to consist of up to three nominees of the Goldman Sachs investor group. The remaining nominees must be people who are independent of the Goldman Sachs investor group. In particular:

    - if the Goldman Sachs investor group beneficially owns 20% or more of the total voting power of our voting securities, and has not transferred to a third party one-third or more of the shares initially purchased by the Goldman Sachs investor group, then the Goldman Sachs investor group is entitled to nominate three directors;

    - if the Goldman Sachs investor group beneficially owns less than 20% but at least 15% of the total voting power of our voting securities and has not transferred to a third party two-thirds or more of the shares initially purchased by it, or if the Goldman Sachs investor group beneficially owns 20% or more of the total voting power of our voting securities and have transferred to a third party one third or more of the shares initially purchased by it, then the Goldman Sachs investor group is entitled to nominate two directors; and

    - if the Goldman Sachs investor group beneficially owns less than 15% but at least 10% of the total voting power of our voting securities, or if the Goldman Sachs investor group beneficially owns less than 20% but at least 15% of the total voting power of our voting securities and has

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      transferred to a third party two-thirds or more of the shares initially purchased by it, then the investor group is entitled to nominate one director.

    The Goldman Sachs investor group currently beneficially owns approximately 39% of the total voting power of our voting securities. Accordingly, the Board of Directors is comprised of the following persons:

    - Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote, each of whom is a nominee of the Goldman Sachs investor group; and

    - H. Arthur Bellows, Jr., David E. Berges, Robert S. Evans, Marshall S. Geller, Harold E. Kinne, Lewis Rubin and Martin L. Solomon, each of whom is an independent nominee.

    The governance agreement further provides that so long as the investors are entitled to designate two or more nominees for election to the Board of Directors, each committee of the Board of Directors shall consist of at least one investors director. New directors chosen to fill vacancies on the Board of Directors are selected as follows:

    - if the new director is to be an investors' director, then the Goldman Sachs investor group shall designate the new director; and

    - if the new director is to be an independent director, the remaining independent directors shall designate the new director.

    If the percentage of the total voting power of our voting securities held by the Goldman Sachs investor group decreases, or the Goldman Sachs investor group transfers some of the shares initially purchased by it, in either case such that the number of directors the Goldman Sachs investor group is entitled to nominate would decrease, then the Goldman Sachs investor group must cause an appropriate number of the Goldman Sachs investor group's directors to resign from the Board of Directors. Any vacancies created by these resignations would be filled by the independent directors.

    APPROVALS. For so long as the Goldman Sachs investor group beneficially owns at least 15% of the total voting power of our voting securities, the Board of Directors cannot authorize, approve or ratify any of the following actions without the approval of a majority of the Goldman Sachs investor group's directors:

    - a tender offer, merger or sale of substantially all of our assets, or similar transaction in which there would be a change of control of Hexcel (we refer these as "buyout transactions"); PROVIDED, HOWEVER, that the approval rights of the Goldman Sachs investor group's directors with respect to buyout transactions apply only until June 19, 2002;

    - any merger, consolidation, acquisition or other business combination involving us, other than a buyout transaction, in which the value of the transaction, when added together with the value of all similar transactions during the previous twelve months, exceeds the greater of $150 million and 11% of our total consolidated assets;

    - any sale, transfer, conveyance, lease or other disposition or series of related dispositions of any of our assets, business or operations, other than a buyout transaction, if the value of the assets, business or operations disposed of in this manner during the prior 12 months exceeds the greater of $150 million and 11% of our total consolidated assets; and

    - any issuance by us or any of our significant subsidiaries of equity securities, with exceptions for employee and director benefit plans, intercompany issuances and conversion of outstanding securities, if the value of the consideration received by us for similar transactions during the prior 12 months exceeds the greater of $150 million and 11% of our total consolidated assets. In addition, prior to December 19, 2001 we cannot issue shares of our common stock in a registered public offering or in a private placement or otherwise without the approval of the

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      Goldman Sachs investor group's directors, except for an issuance of up to
      6,900,000 shares of our common stock in which the offering price is unanimously approved by a pricing committee of the Board of Directors consisting of one of the Goldman Sachs investor group's directors and two independent directors.

    The Goldman Sachs investor group has agreed that, in any election of directors or any meeting of our stockholders called for the removal of directors, so long as the Board of Directors includes, and will include after any such removal, the requisite number of Goldman Sachs investor group's directors, the Goldman Sachs investor group will be present for purposes of establishing a quorum and will vote its shares of our common stock

    - in favor of any nominee or director selected in accordance with the terms of the governance agreement and

    - against the removal of any director designated in accordance with the terms of the governance agreement.

    Other than voting for the election of directors, the Goldman Sachs investor group is free to vote their shares of our common stock as they wish except

    - in connection with an offer for a buyout transaction, in which case other restrictions apply, which are described below, and

    - the Goldman Sachs investor group must vote against any amendment to our certificate of incorporation that would modify the directors' and officers' indemnification provisions in a manner which would adversely affect the persons who are entitled to indemnification.

    STANDSTILL. The Goldman Sachs investor group has agreed, subject to specified exceptions, that they will not

    - purchase or otherwise acquire any beneficial ownership of our voting securities, except: shares acquired in connection with broker-dealer activities in which the Goldman Sachs investor group does not acquire beneficial ownership of the shares, or up to 255,381 shares acquired inadvertently by the Goldman Sachs investor group or its affiliates acting in connection with their activities as a registered broker or dealer or as an asset manager;

    - enter into, solicit or support any merger or business combination involving us or purchase, acquire, or solicit or support the purchase or acquisition of any portion of our business or assets, except in the ordinary course of business or in nonmaterial amounts;

    - initiate or propose any shareholder proposal without the approval of the board of directors or make, or in any way participate in, any solicitation of proxies, as these terms are used in Section 14 of the Securities Exchange Act of 1934, to vote or seek to advise or influence any person or entity with respect to the voting of any of our securities or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the investors may vote in its sole discretion under the governance agreement;

    - form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to the investor's voting securities that would be required under
      Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the SEC;

    - deposit any of our voting securities in a voting trust or enter into any voting agreement other than the governance agreement;

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    - seek representation on the board of directors, remove a director or seek a change in the size or composition of the board of directors;

    - make any request to amend or waive the provisions of the governance agreement referred to in this paragraph that would require public disclosure;

    - disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;

    - take any action challenging the validity or enforceability of the actions listed above; or

    - assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

    Notwithstanding the foregoing, no member of the Goldman Sachs investment group may acquire any of our voting securities if such acquisition would result in a default or acceleration of amounts outstanding under our bank credit facility or the indenture governing our outstanding 9 3/4% Senior Subordinated Notes Due 2009, unless, prior to such acquisition, any required consents under these debt documents are obtained.

    BUYOUT TRANSACTIONS. If we become the subject of a buyout transaction proposed by either a third party or the Goldman Sachs investor group, and the buyout transaction is approved by a majority of our board of directors and a majority of our independent directors, the Goldman Sachs investor group may act in its sole discretion with respect to the buyout transaction.

    If we become the subject of a buyout transaction proposed by a third party that is made prior to December 19, 2003, and such third party offer is approved by a majority of our Board of Directors but not by a majority of our independent directors, no member of the Goldman Sachs investor group nor any of their affiliates may:

    - support the third party offer;

    - vote in favor of the third party offer; or

    - tender or sell their shares of our common stock to the person making the third party offer.

    If we become the subject of a buyout transaction proposed by a third party or the Goldman Sachs investor group that is made after December 19, 2003, and such buyout transaction is approved by a majority of our Board of Directors but not by a majority of our independent directors, then the Goldman Sachs investor group:

    - must vote all of our voting securities it owns against the buyout transaction in proportion to the votes cast by other shareholders against the buyout transaction; and

    - may not tender or sell their Hexcel voting securities to the person proposing the buyout transaction in a proportion greater than the tenders or sales made by the other holders to the person proposing the buyout transaction.

    ISSUANCE OF ADDITIONAL SECURITIES. So long as the Goldman Sachs investor group is entitled to designate one or more nominees for election to our Board of Directors, if we issue any additional voting securities for cash, the Goldman Sachs investor group will have the option to purchase an amount of securities that would allow the Goldman Sachs investor group to maintain its percentage ownership of the total voting power of our voting securities after the issuance. If the Goldman Sachs investor group exercises this option, the Goldman Sachs investor group would purchase the securities for the same price and otherwise on the same terms as the securities are sold by us in the issuance. However, this right of the Goldman Sachs investor group shall not apply to

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    - any issuance of voting securities in connection with a registered public offering of up to 6,900,000 shares of our common stock in which the offering price is unanimously approved by a pricing committee of the Board of Directors consisting of one of the Goldman Sachs investor group's directors and two independent directors, or

    - upon conversion of any convertible securities, or

    - pursuant to stock option or incentive compensation or similar plans.

    TRANSFER RESTRICTIONS. None of the members of the Goldman Sachs investor group or their affiliates may sell or transfer our voting securities prior to December 19, 2001, except to another member of the Goldman Sachs investor group or by persons holding shares acquired inadvertently by affiliates of the member of the Goldman Sachs investor group acting as a registered broker or dealer or as an asset manager.

    After December 19, 2001, the Goldman Sachs investor group may sell or transfer our voting securities

    - to another member of the Goldman Sachs investor group, provided the investor agrees to be bound by the terms of the governance agreement,

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, and otherwise subject to compliance with the Securities Act,

    - in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution,

    - in a buyout transaction proposed by a third party, but only if otherwise permitted by the governance agreement, as described above under "Buyout Transactions", or

    - which are shares acquired inadvertently by affiliates of the Goldman Sachs investor group acting as a registered broker or dealer or as an asset manager.

    In addition to the above restrictions, if members of the Goldman Sachs investor group desire to transfer any shares of our common stock after December 19, 2001 to any person other than another member of the Goldman Sachs investor group, and that person would, after the transfer, beneficially own 5% or more of our outstanding common stock, then the shares cannot be transferred unless the person acquiring the shares agrees with us, for a period of three years, to be bound by the provisions described under "Standstill" and the last paragraph of "Approvals" above.

    For the period from December 19, 2001 to June 19, 2002, we have the option to purchase any shares of our common stock proposed to be sold by the Goldman Sachs investor group at the price at which the investors propose to sell the shares. If we do not exercise our option for a proposed sale by the Goldman Sachs investor group of shares of our common stock during this period, then the Goldman Sachs investor group must sell the shares at a price no less than the price at which the Goldman Sachs investor group offered to sell the shares to us. However, we do not have this option for any proposed sale by the Goldman Sachs investor group

    - to another member of the Goldman Sachs investor group,

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933,

    - in a manner calculated to achieve a broad distribution,

    - in a buyout transaction proposed by a third party, or

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    - of shares acquired inadvertently by affiliates of the Goldman Sachs investor group acting as a registered broker or dealer or as an asset manager.

    Notwithstanding anything else in this section, no member of the Goldman Sachs investor group may transfer any of our voting securities if the transfer would result in a default or acceleration of amounts outstanding under our bank credit facility or the indenture governing our outstanding 9 3/4% Senior Subordinated Notes Due 2009, unless, prior to the transfer, any required consents under these debt documents are obtained.

    TERM. The governance agreement will terminate upon the earlier of December 19, 2010, and any event that causes the percentage of our voting securities beneficially owned by the Goldman Sachs investor group to be below 10% or equal to or above 90%.

    In addition, either party may terminate the governance agreement if the other party breaches a material obligation under the governance agreement and fails to cure the breach within 60 days of written notice of the breach from the other party.

    THE REGISTRATION RIGHTS AGREEMENT

    In connection with the purchase by the Goldman Sachs investor group of shares of our common stock from Ciba, we entered into a registration rights agreement with the Goldman Sachs investor group. The registration rights agreement provides that any time after December 19, 2001, the Goldman Sachs investor group may demand that we prepare and file with the SEC a registration statement covering our shares of common stock held by the Goldman Sachs investor group. The Goldman Sachs investor group's demand must be for a number of shares of our common stock that represents at least 20% of the our common stock then owned by the Goldman Sachs investor group and must have an aggregate anticipated offering price of at least $25,000,000. The Goldman Sachs investor group is entitled to make up to three demands for registration. The Goldman Sachs investor group also has the right, subject to restrictions, to include their shares of our common stock in any other registration by us to sell shares of our common stock under the Securities Act. The registration rights agreement provides for blackout periods during which the Goldman Sachs investor group would not be permitted to sell shares of our common stock otherwise eligible for sale under the registration rights agreement. The registration rights agreement also contains provisions relating to priority for inclusion of shares in an offering in the event that the underwriters for the offering determine that the number of shares requested to be included in the offering must be reduced. We are generally required to pay for all expenses in connection with a sale of all or a portion of the Goldman Sachs investor group's shares, except for underwriting discounts and commissions relating to the shares of our common stock sold by the investors.

    THE GOLDMAN SACHS INVESTOR GROUP AGREEMENT

    In connection with the purchase by the investors of shares of our common stock from Ciba, we entered into an agreement with the Goldman Sachs investor group in which we made customary representations and warranties to the Goldman Sachs investor group regarding the transaction and matters relating to our business and corporate organization. If the Goldman Sachs investor group suffers any losses caused by a breach of any of these representations and warranties, we will indemnify the Goldman Sachs investor group for one-third of the losses suffered by the Goldman Sachs investor group over approximately $1.6 million, subject to a maximum total indemnification by us of $10 million. Similarly, Ciba has agreed with the Goldman Sachs investor group that, in the event the Goldman Sachs investor group suffers any losses caused by one or more breaches of the representations or warranties, Ciba will indemnify the Goldman Sachs investor group for one-third of any losses suffered by the Goldman Sachs investor group over approximately $1.6 million, subject to a maximum total indemnification amount by Ciba of $10 million. With respect to most of the representations and

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warranties, if the Goldman Sachs investor group does not make a claim by
December 19, 2001 that such representations and warranties were breached, any claim is permanently barred.

RELATIONSHIP WITH CIBA

    GENERAL

    On February 29, 1996, we consummated various transactions with Ciba in which we acquired the composites business of Ciba in exchange for $25 million in cash, the issuance of $42.8 million worth of notes and the issuance of 18 million newly issued shares of our common stock. At the time these shares were issued, these shares represented approximately 49.9% of our common stock. We entered into numerous agreements with Ciba in connection with these transactions, including a governance agreement. Under the terms of the Ciba governance agreement, Ciba was entitled to designate four members to our ten-member Board of Directors and was subject to restrictions in connection with the transfer of its shares of our common stock.

    CONSENT AND TERMINATION AGREEMENT WITH CIBA

    In connection with the purchase by the Goldman Sachs investor group of shares of our common stock from Ciba, we entered into a consent and termination agreement with Ciba. Under the terms of the consent and termination agreement:

    - we waived the transfer restrictions on the shares of our common stock held by Ciba to permit the sale of 14,525,000 shares of our common stock to the Goldman Sachs investor group;

    - the Ciba governance agreement was terminated as of the closing date of the purchase by the Goldman Sachs investor group;

    - Ciba agreed to cause all four of its designees then serving on our Board of Directors to resign as of the closing date of the purchase by the Goldman Sachs investor group; and

    - Ciba agreed to be present for purposes of establishing a quorum for any future vote of our shareholders.

    The Goldman Sachs investor group entered into two pledge agreements with Ciba under which the Goldman Sachs investor group granted to Ciba a security interest in all of the Goldman Sachs investor group's rights to any shares of our common stock held by the Goldman Sachs investor group to secure the payment of the promissory notes issued by the Goldman Sachs investor group as part of the purchase price for the shares. Absent a default under the promissory notes, the investors have the right to vote all shares of our common stock held by them. If there is a default under a promissory note, then as long as the default continues, Ciba has the right to vote all shares of our common stock held by the Goldman Sachs investor group that the Goldman Sachs investor group pledged to Ciba to secure payment under that note. In addition, after a default under a promissory note, Ciba has the right to acquire all shares of our common stock held by the Goldman Sachs investor group that the investors pledged to Ciba to secure payment under that note. The consent and termination agreement provides that if, under the pledge agreements Ciba acquires enough shares of our common stock from the Goldman Sachs investor group such that the number of shares of our common stock owned by Ciba exceeds 10% of our outstanding common stock, then so long as Ciba holds greater than 10% of our outstanding common stock Ciba is prohibited from transferring its shares of our common stock except for

    - transfers among Ciba and its subsidiaries,

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, in a manner designed to achieve a broad distribution, or

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    - in a registered public offering or a non-registered offering exempt from the registration requirements of the Securities Act, in a manner designed to achieve a broad distribution.

    - The consent and termination agreement will terminate if our independent directors vote to enter into an agreement relating to

    - a proposal for us to merge, consolidate, or enter into another similar business combination, with another company, or

    - an offer to acquire greater than 50% of our equity, or our assets.

    The consent and termination agreement also contains provisions regarding the Ciba note and the indenture governing the Ciba note, as discussed below.

    CIBA NOTE

    We issued an Increasing Rate Senior Subordinated Note Due 2003 to Ciba as part of the purchase price for the composites business of Ciba. We used a portion of the proceeds from the offering of the original notes to prepay the entire aggregate principal amount outstanding under the note, which was approximately $25 million.

    SUPPLY AND MANUFACTURING ARRANGEMENTS WITH CIBA

    We were a party to various supply agreements and purchase orders with Ciba during 2000. In May 2000, Ciba sold its performance polymers division to Vantico International S.A., and assigned these supply agreements and purchase orders to Vantico. Before the sale to Vantico and during 2000, sales by Ciba to us under the supply agreements and purchase orders were approximately $24.4 million on a worldwide basis. After the sale to Vantico, there were nominal sales by Ciba to us. In addition, we sold a nominal amount of products to Ciba in 2000. We believe that the terms of each of these arrangements between Ciba and us were on terms as fair to us as terms that would have been obtained from an unaffiliated third party.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a general discussion of certain United States federal tax consequences associated with the exchange of the original notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This discussion applies only to a holder of an exchange note who acquired an original note at the initial offering from an initial purchaser for the original offering price thereof and who acquires the exchange note in the exchange offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the Code and the regulations, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the exchange notes and is limited to investors who hold the exchange notes as capital assets. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, certain holders, including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. Each holder should consult its tax advisor regarding the particular tax consequences to such holder of the exchange of the original notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes, as well as any tax consequence that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

    For purposes of this discussion, the term United States holder means a holder of an exchange note that is, for United States federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States,

    - an estate the income of which is subject to United States federal income taxation regardless of its source and

    - a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term non-U.S. holder means a holder of an exchange note that is not a United States holder.

UNITED STATES HOLDERS

EXCHANGE OFFER

    The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a significant modification of the original note for United States federal income tax purposes. Therefore, the exchange note received will be treated as a continuation of the original note in the hands of the holder. As a result, there will be no United States federal income tax consequences to a United States holder who exchanges an original note for an exchange note pursuant to the exchange offer and that holder will have the same adjusted tax basis and holding period in the exchange note as it had in the original note immediately before the exchange.

STATED INTEREST

    Stated interest payable on an exchange note generally will be included in the gross income of a United States holder as ordinary interest income at the time accrued or received, according to the United States holder's method of accounting for United States federal income tax purposes.

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DISPOSITION OF THE EXCHANGE NOTES

    Upon the sale, exchange, retirement at maturity or other taxable disposition (collectively, a "disposition") of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder, except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income, and such holder's adjusted tax basis in the exchange note. The capital gain or loss will be long-term capital gain or loss if the United States holder's holding period for the exchange note exceeds one year at the time of the disposition.

NON-U.S. HOLDERS

STATED INTEREST

    Interest that we pay to a non-U.S. holder on an exchange note will not be subject to U.S. federal income or withholding tax if the interest is not connected with the conduct of a trade or business within the United States by the non-U.S. holder and the non-U.S. holder, among other things, (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (ii) is not, for U.S. federal income tax purposes, a controlled foreign corporation to which we are a related person either actually or constructively through stock ownership; and (iii) provides a statement signed under penalty of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements, and satisfies documentary evidence requirements for establishing that it is a non-U.S. holder.

    In the case of interest on an exchange note that is not effectively connected with the conduct of a trade or business within the United States and does not satisfy the three requirements in the above list, the non-U.S. holder's interest on such note would generally be subject to United States withholding tax at a flat rate of 30%, or a lower applicable treaty rate. If a non-U.S. holder's interest on an exchange note is effectively connected with the conduct of a trade or business within the United States, then the non-U.S. holder will be subject to U.S. federal income tax on such interest income in essentially the same manner as a U.S. person. In addition, if the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax.

GAIN ON DISPOSITION

    A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a disposition of an exchange note unless
(i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and other requirements are met. In addition, a non-U.S. holder will not be subject to U.S. federal income tax upon the exchange of an original note for an exchange note pursuant to the exchange offer. See "United States Holders--Exchange Offer."

FEDERAL ESTATE TAXES

    An exchange note held by an individual who at the time of death is a non-U.S. holder generally will not be subject to U.S. federal estate tax if, immediately before death, such non-U.S. holder did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock, and the interest on the exchange note was not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We will, when required, report to non-U.S. holders of the exchange notes and the IRS the amount of any interest paid on such notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

    In the case of payments of interest to a non-U.S. holder, the general backup withholding tax (which is imposed at a rate of 30.5% for payments of interest made after August 6, 2001, and thereafter will be gradually reduced to 28% for payments of interest made in 2006) and information reporting requirements will not apply to the payments if the non-U.S. holder has certified, under penalty of perjury, that it is not a U.S. person and also satisfied documentary evidence requirements for establishing that it is not a U.S. person, or an exemption has otherwise been established. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. holder on the disposition of an exchange note by or through a U.S. office of a United States or foreign broker, unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the holder furnishes to the broker appropriate documentation upon which the holder certifies to the broker under penalty of perjury as to its name, address and status as a foreign person or upon which the broker may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of an exchange note by or through a foreign office of a U.S. broker or foreign brokers with some types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the exchange note is not a U.S. person and such broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a disposition of an exchange note effected outside the United States by or through a foreign office of a foreign broker not described in the preceding sentence.

    For purposes of applying the above rules to an entity that is treated as fiscally transparent, e.g., a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, so long as the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. Hexcel has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, available to any broker-dealer for use in connection with any resale. In addition, until September 10, 2001, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    Hexcel will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    For a period of 180 days after the expiration date of the exchange offer, Hexcel will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Hexcel has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. Hexcel will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon the validity and enforceability of the notes.

                                    EXPERTS

    The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov." Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act until all of the notes are exchanged or this exchange offer is terminated:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; and

    - Current Reports on Form 8-K dated January 19, 2001, April 19, 2001, April 30, 2001, May 8, 2001 and June 15, 2001.

    You may also access copies of these filings at our website at "http:
//www.Hexcel.com." However, our website and any other information it contains are not a part of this prospectus. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

               Hexcel Corporation
               Two Stamford Plaza
               281 Tresser Blvd.
               Stamford, Connecticut 06901
               (203) 969-0666
               Attention: Investor Relations

                               GLOSSARY OF TERMS

    ADHESIVES--A thermoset resin (e.g., epoxy, phenolic or BMI) in the form of a thin film or paste, cured under heat and pressure to bond a wide range of composite, metallic and honeycomb surfaces.

    ARAMID--A high strength, high stiffness fiber derived from polyamide (Nylon). Kevlar-TM- and Nomex-TM- are examples of aramids. Woven Aramid fabrics are used in both ballistic and composite materials applications.

    CARBON FIBER--Fiber produced by heat treating precursor fibers, such as PAN (Polyacrylonitrile), rayon and pitch, to drive off non-carbon atoms. The term is often used interchangeably with graphite; however, carbon fibers and graphite fibers differ. The basic differences lie in the temperatures at which the fibers are made and heat treated, and in the resultant carbon content.

    COMPOSITE MATERIALS--Product made from combining two or more materials such that the resultant product has exceptional structural properties not present in either of the constituent materials.

    COWLS OR COWLING--The outside protective shell of a jet engine traditionally made out of metal. Cowls mainly provides the engine with protection from the elements and structural support.

    FAIRINGS--secondary structure of an airplane providing enhanced aerodynamics. Typically, fairings are found where the wing meets the body or at various locations on the leading or trailing edge of the wing.

    FIBER--Placement Fabrication of complex shaped components using computer or numerically controlled machines to place impregnated fiber tows in a predetermined pattern.

    FIBERGLASS--An individual filament made by drawing molten glass. As a composite materials reinforcement, it is a major material used to reinforce plastic.

    FILAMENT WINDING--A process to manufacture composite materials components such as mirole and rocket casings and cylinders. Fiber filaments are dipped in a resin matrix and then wound in a predetermined pattern over a form of the desired component that is mounted on a mandrel.

    FINISHED PARTS--Completed components that typically contain prepregs, honeycomb, adhesive and assembled hardware. These parts are ready for direct attachment to a structure (e.g., aircraft) or to sub-assemblies.

    HONEYCOMB--A unique, lightweight, cellular structure made from either metallic sheet material or non-metallic materials (e.g., resin-impregnated paper or woven fabric) and formed into hexagonal nestled cells, similar in appearance to a cross-sectional slice of a beehive.

    INLET DUCTS--Intake passages or tubes that confine and conduct air. They are usually located at the upstream end of an airplane engine on the engine cowling and aid in both propulsion and engine cooling. Inlet ducts are also used to improve aerodynamics of fighter planes and for this purpose are usually located on the fuselage near the wings.

    INTERIORS--Finished internal aircraft components, such as overhead storage compartments, lavatories, sidewalls, floor panels and ceilings.

    NOMEX--DuPont's registered trademark for its high-temperature-resistant aramid papers, pressboard, staple fibers and filament yarns. Type 412 Nomex7 aramid paper is used in the manufacture of honeycomb due to its unique combination of physical and thermal properties.

    PCBS--Printed wiring boards (also known as printed circuit boards) contain high pressure laminates derived from fiberglass fabric on which are mounted and interconnected semiconductors, passive electronic devices and other electronic components.

    PAN (POLYACRYLONITRILE)--A material used as a base or precursor material in the manufacture of certain carbon fibers.

    POLYETHYLENE--A common plastic made by polymerizing ethylene which is used widely in packaging and consumer products.

    PRECURSOR--For carbon or graphite, the PAN, rayon or pitch fibers from which carbon or graphite fibers are derived.

    PREPREGS (PRE-IMPREGNATED)--A composite material made from combining high performance reinforcement fibers or fabrics with a thermoset or thermoplastic resin matrix. The prepreg has exceptional structural properties not present in either of the constituent materials.

    PRIMARY STRUCTURE--A critical load bearing structure on an aircraft. If this structure is severely damaged, the aircraft cannot fly.

    QUALIFIED AND QUALIFICATIONS--The testing and manufacturing protocols in aerospace and military applications by which materials, such as composite materials, are approved for production supply. To qualify a product requires the creation of a technical database which records the performance of a product against certain customer specifications, and the documentation of the manufacturing equipment and process steps for production of the product. The performance database for the product forms a basis upon which engineers can design components and against which the manufacturer must test all future production to ensure that the product performance is replicated consistently. The manufacturing process and equipment documentation ensure that the future manufacture of the product replicates product performance. Once a product is qualified, changes to the product composition, manufacturing process or manufacturing location and equipment can only be made with customer approval after further testing has demonstrated that the original product performance will be replicated. By their nature, these qualification protocols are expensive and time consuming.

    RADOMES--The housing which protects the aircraft radar system from the elements while allowing transmission of radar signals. Often the radome is in the nose of an aircraft but can be found at other locations on the aircraft as well.

    REDUX--A registered trademark exclusively licensed by Hexcel for one of Hexcel's lines of adhesives and primers.

    REINFORCEMENTS--A strong material incorporated into a matrix to improve its mechanical properties. Reinforcements are usually long continuous fibers, which may be woven. Fiberglass, aramid and carbon fibers are typical reinforcements.

    REINFORCEMENT FABRICS--Woven fiberglass, carbon or aramid fabrics used in later production of prepregs and honeycomb.

    RESIN MATRIX--In reinforced fiber composites, a polymeric substrate material, such as epoxy or phenolic resin, is used to bind together with the reinforcement material.

    S-2-FIBERGLASS--A type of high modulus glass fiber.

    SECONDARY STRUCTURE--A non-critical structure on an aircraft. If damaged, the aircraft can still fly. Fairings, access doors and some flight control surfaces are examples of secondary structures.

    SPECIAL PROCESS--The forming, shaping, machining or bonding of sheets or blocks of honeycomb into profiled and complex shapes to ready for use as semi-finished components in the fabrication of composite parts and structures.

    STRUCTURES--Finished components for aircraft, truck or other vehicles constructed from composite materials. For aircraft, these may be for Primary and Secondary Structures or Interiors. Truck applications include chassis fairings and floors.

    THORSTRAND--A family of electrically conductive fabrics woven by Hexcel from metallized yarns.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL
  CORPORATION

Condensed Consolidated Balance Sheets as of March 31, 2001
  (unaudited) and December 31, 2000.........................     F-2

Condensed Consolidated Statements of Operations (unaudited)
  for the three months ended March 31, 2001 and 2000........     F-3

Condensed Consolidated Statements of Cash Flows (unaudited)
  for the three months ended March 31, 2001 and 2000........     F-4

Notes to Condensed Consolidated Financial Statements........     F-5

CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL CORPORATION

  Report of Independent Accountants.........................    F-13

  Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................    F-14

  Consolidated Statements of Operations for the three years
    ended December 31, 2000.................................    F-15

  Consolidated Statements of Stockholder's Equity and
    Comprehensive Income for the three years ended
    December 31, 2000.......................................    F-16

  Consolidated Statements of Cash Flows for the three years
    ended December 31, 2000.................................    F-17

  Notes to the Consolidated Financial Statements............  F-18

                      HEXCEL CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                            2001          2000
------------------------------------                          ---------   ------------
                                                              UNAUDITED
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    7.2      $    5.1
  Accounts receivable.......................................     163.9         150.3
  Inventories...............................................     162.8         155.4
  Prepaid expenses and other assets.........................       6.7           5.5
  Deferred tax asset........................................       7.7           9.7
                                                              --------      --------
  Total current assets......................................     348.3         326.0

Property, plant and equipment...............................     610.3         615.3
Less accumulated depreciation...............................    (257.7)       (255.6)
                                                              --------      --------
  Net property, plant and equipment.........................     352.6         359.7

Goodwill and other purchased intangibles, net of accumulated
  amortization of $39.2 in 2001 and $36.1 in 2000...........     387.8         391.7
Investments in affiliated companies and other assets........     136.8         134.0
                                                              --------      --------
Total assets................................................  $1,225.5      $1,211.4
                                                              ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease
    obligations.............................................  $   16.7      $   22.1
  Accounts payable..........................................      88.0          69.4
  Accrued liabilities.......................................     101.6         106.4
                                                              --------      --------
  Total current liabilities.................................     206.3         197.9

Long-term notes payable and capital lease obligations.......     663.2         651.5
Other non-current liabilities...............................      48.8          46.3
                                                              --------      --------
Total liabilities...........................................     918.3         895.7

Stockholders' equity:
Preferred stock, no par value, 20.0 shares authorized, No
  shares issued or outstanding in 2001 and 2000.............        --            --
Common stock, $0.01 par value, 100.0 shares authorized, 38.0
  shares issued and outstanding in 2001 and 2000............       0.4           0.4
Additional paid-in capital..................................     281.9         280.7
Retained earnings...........................................      71.3          65.8
Accumulated other comprehensive loss........................     (35.2)        (20.0)
                                                              --------      --------
                                                                 318.4         326.9
Less--Treasury stock, at cost, 0.9 shares in 2001 and
  2000......................................................     (11.2)        (11.2)
                                                              --------      --------
Total stockholders' equity..................................     307.2         315.7
                                                              --------      --------
Total liabilities and stockholders' equity..................  $1,225.5      $1,211.4
                                                              ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                             2001         2000
------------------------------------                          ----------   ----------
                                                                     UNAUDITED
Net sales...................................................    $276.2       $279.8
Cost of sales...............................................     216.1        217.6
                                                                ------       ------
  Gross margin..............................................      60.1         62.2

Selling, general and administrative expenses................      31.7         32.9
Research and technology expenses............................       4.7          6.3
Business consolidation expenses.............................       1.1          1.2
                                                                ------       ------
  Operating income..........................................      22.6         21.8
Interest expense............................................      16.3         18.4
                                                                ------       ------
  Income before income taxes................................       6.3          3.4
Provision for income taxes..................................       2.2          1.2
Equity in earnings of affiliated companies..................       1.4          0.4
                                                                ------       ------
  Net income................................................    $  5.5       $  2.6
                                                                ======       ======
Net income per share:
  Basic.....................................................    $ 0.15       $ 0.07
  Diluted...................................................    $ 0.15       $ 0.07
Weighted average shares:
  Basic.....................................................      37.2         36.6
  Diluted...................................................      38.1         36.8
                                                                ======       ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
(IN MILLIONS)                                                    2001         2000
-------------                                                 ----------   ----------
                                                                     UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................    $  5.5       $  2.6
  Reconciliation to net cash provided by operating
    activities:
    Depreciation and amortization...........................      15.2         15.0
    Deferred income taxes...................................      (3.6)        (4.5)
    Business consolidation expenses.........................       1.1          1.2
    Business consolidation payments.........................      (1.4)        (2.0)
    Equity in earnings of affiliated companies..............      (1.4)        (0.4)
    Working capital changes and other.......................     (12.0)       (18.0)
                                                                ------       ------
      Net cash provided by (used for) operating
        activities..........................................       3.4         (6.1)
                                                                ------       ------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................     (10.6)        (4.4)
  Investments in affiliated companies.......................        --         (3.4)
                                                                ------       ------
      Net cash used for investing activities................     (10.6)        (7.8)
                                                                ------       ------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from credit facilities, net......................      15.5         26.5
  Repayments of long-term debt and capital lease
    obligations, net........................................      (8.1)        (7.9)
  Debt issuance costs.......................................        --         (0.9)
  Activity under stock plans................................       0.1          0.1
                                                                ------       ------
      Net cash provided by financing activities.............       7.5         17.8
                                                                ------       ------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       1.8          0.7
                                                                ------       ------
Net increase in cash and cash equivalents...................       2.1          4.6
Cash and cash equivalents at beginning of year..............       5.1          0.2
                                                                ------       ------
Cash and cash equivalents at end of period..................    $  7.2       $  4.8
                                                                ======       ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF ACCOUNTING

    The accompanying condensed consolidated financial statements have been prepared from the unaudited records of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") in accordance with generally accepted accounting principles, and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet of the Company as of March 31, 2001 and the results of operations and cash flows for the quarters ended March 31, 2001 and 2000. The condensed consolidated balance sheet of the Company as of December 31, 2000 was derived from the audited 2000 consolidated balance sheet. Certain information and footnote disclosures normally included in financial statements have been omitted pursuant to rules and regulations of the Securities and Exchange Commission. Certain prior period amounts in the condensed consolidated financial statements and accompanying notes have been reclassified to conform to the 2001 presentation. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2000 Annual Report on Form 10-K.

NOTE 2--DISPOSITION OF BELLINGHAM AIRCRAFT INTERIORS BUSINESS

    On April 26, 2000, Hexcel sold its Bellingham aircraft interiors business ("Bellingham") to Britax Cabin Interiors, Inc., a wholly owned subsidiary of Britax International plc, for cash proceeds of $113.3 million. The sale resulted in an after-tax gain of approximately $44 million or $0.97 per diluted share. Net proceeds from the sale were used to repay $111.6 million of outstanding term debt under the Company's Senior Credit Facility. The condensed consolidated financial statements and accompanying notes reflect Bellingham's operating results as a continuing operation in the Engineered Products business segment up to the date of disposal.

    Net sales and operating income for the Bellingham business is as follows:

                                                      QUARTER ENDED MARCH 31,
                                                      -----------------------
(IN MILLIONS)                                            2001         2000
-------------                                         ----------   ----------
Net sales...........................................   $    --      $   16.6
Operating income....................................   $    --      $    1.1
                                                       =======      ========

NOTE 3--INVENTORIES

(IN MILLIONS)                                          3/31/01      12/31/00
-------------                                         ----------   ----------
Raw materials.......................................   $  69.0      $   74.5
Work in progress....................................      46.2          45.2
Finished goods......................................      47.6          35.7
                                                       -------      --------
    Total inventories...............................   $ 162.8      $  155.4
                                                       =======      ========

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

(IN MILLIONS)                                                 3/31/01    12/31/00
-------------                                                 --------   --------
Senior credit facility......................................   $227.9     $211.9
European credit and overdraft facilities....................      5.5       13.7
9.75% Senior subordinated notes, due 2009...................    240.0      240.0
Senior subordinated notes, due 2003.........................     24.4       24.4
7.0% Convertible subordinated notes, due 2003...............    114.4      114.4
7.0% Convertible subordinated debentures, due 2011..........     25.6       25.6
Various notes payable.......................................      0.1        0.3
                                                               ------     ------
Total notes payable.........................................    637.9      630.3
Capital lease obligations...................................     42.0       43.3
                                                               ------     ------
  Total notes payable and capital lease obligations.........   $679.9     $673.6
                                                               ======     ======

Notes payable and current maturities of long-term
  liabilities...............................................   $ 16.7     $ 22.1
Long-term notes payable and capital lease obligations, less
  current maturities........................................    663.2      651.5
                                                               ------     ------
  Total notes payable and capital lease obligations.........   $679.9     $673.6
                                                               ======     ======

    SENIOR CREDIT FACILITY

    Hexcel's global credit facility (the "Senior Credit Facility") was amended on October 26, 2000, March 7, 2000 and May 11, 2001, to accommodate, among other things, the planned sale of assets, the planned investment in additional manufacturing capacity for selected products, the impact of the decline in the Company's operating results on certain financial covenants, the sale by an investor group of approximately 14.5 million shares of Hexcel common stock held by a significant shareholder of the Company, and a restructuring of the ownership of certain of the Company's European subsidiaries.

    The Senior Credit Facility, as amended, provides Hexcel with approximately $357 million of borrowing capacity, subject to certain limitations. The Senior Credit Facility is secured by a pledge of shares of certain of the Company's foreign subsidiaries, as well as security interests in certain U.S. accounts receivable, inventories, and real property, plant and equipment. The Company is subject to various financial covenants and restrictions under the Senior Credit Facility, including limitations on incurring debt, granting liens, selling assets, redeeming capital stock and paying dividends. At March 31, 2001, the Company was in compliance with all covenants.

    Interest on outstanding borrowings under the Senior Credit Facility ranges from 1.00% to 3.25% in excess of the applicable London interbank rate, or at the option of the Company, from 0.25% to 2.25% in excess of the base rate of the administrative agent for the lenders. Prior to May 11, 2001, the upper limits of these interest ranges were 3.00% and 2.00%, respectively. In addition, the Senior Credit Facility is subject to a commitment fee varying from approximately 0.20% to 0.50% per annum of the total facility. As of March 31, 2001 and December 31, 2000, Hexcel had an interest rate cap agreement outstanding which covered a notional amount of $50.0 million of the Senior Credit Facility, providing a maximum fixed rate of interest of 5.5% on the applicable London interbank rate.

    Unused borrowing capacity under the Senior Credit Facility was approximately $122 million on March 31, 2001. The Company has outstanding letters of credit of approximately $7.0 million at March 31, 2001. The Company expects that the Senior Credit Facility will be sufficient to fund its

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS (CONTINUED) worldwide operations for the foreseeable future. The Senior Credit Facility is scheduled to expire in 2004, except for approximately $58 million of term loans that are due for repayment in 2005.

    SENIOR SUBORDINATED NOTES, DUE 2003

    The Senior Subordinated Notes, due 2003 are general unsecured obligations of Hexcel. Effective February 2001, these notes bear interest at a rate of 11.5% per annum, a rate which will increase by 0.5% per annum each February thereafter until the notes mature in 2003. Prior to February 2001 and February 2000, these notes bore interest at a rate of 11.0% and 10.5% per annum, respectively. These notes have a $0.6 million unamortized discount at March 31, 2001 and December 31, 2000.

NOTE 5--BUSINESS CONSOLIDATION PROGRAMS

    Total accrued business consolidation expenses at March 31, 2001 and December 31, 2000, activity during the three months ended March 31, 2001, and a brief description of the Company's business consolidation program follows:

                                                                EMPLOYEE     FACILITY &
                                                              SEVERANCE &     EQUIPMENT
(IN MILLIONS)                                                  RELOCATION    RELOCATION     TOTAL
-------------                                                 ------------   -----------   --------
BALANCE AS OF DECEMBER 31, 2000.............................     $ 2.4          $ 0.3       $ 2.7
Business consolidation expenses.............................       0.1            1.0         1.1
Cash expenditures...........................................      (0.5)          (0.9)       (1.4)
Asset write-off.............................................        --           (0.2)       (0.2)
                                                                 -----          -----       -----
BALANCE AS OF MARCH 31, 2001................................     $ 2.0          $ 0.2       $ 2.2
                                                                 =====          =====       =====

    As a result of four substantial business acquisitions from 1996 through 1998 and the need to respond to significant changes in commercial aerospace and space and defense markets, Hexcel initiated three business consolidation programs in May 1996, December 1998 and September 1999. The primary purpose of these programs has been to integrate acquired assets and operations into the Company and to close or restructure insufficiently profitable facilities and activities.

    All of the business consolidation activities initiated in 1996 and 1998 have been completed as of December 31, 2000, although cash expenditures relating to accrued severance will continue to be paid through 2001. As of March 31, 2001, the entire September 1999 program was completed with the exception of the fourth quarter 2000 amendment, which includes the closure of two manufacturing facilities and the elimination of an additional 60 positions (primarily manufacturing positions). The business consolidation activities related to the fourth quarter 2000 amendment are not expected to be completed until early 2002.

    For the three months ended March 31, 2001, Hexcel recognized $1.1 million of business consolidation expenses. Accrued expenses as of March 31, 2001 primarily reflected accrued severance and costs for early termination of certain leases. The Company's policy is to pay severance over a period of time rather than in a lump-sum amount.

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--NET INCOME PER SHARE

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                             2001         2000
------------------------------------                          ----------   ----------
Basic net income per share:
  Net income................................................    $ 5.5        $ 2.6
  Weighted average common shares outstanding................     37.2         36.6
                                                                -----        -----
    Basic net income per share..............................    $0.15        $0.07
                                                                =====        =====
Diluted net income per share:
Net income..................................................    $ 5.5        $ 2.6
Weighted average common shares outstanding..................     37.2         36.6
Effect of dilutive securities--Stock options................      0.9          0.2
                                                                -----        -----
    Diluted weighted average common shares outstanding......     38.1         36.8
                                                                -----        -----
    Diluted net income per share............................    $0.15        $0.07
                                                                =====        =====

    The convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, were excluded from the first quarter 2001 and 2000 computations of diluted net income per share, as they were antidilutive. For the quarters ended March 31, 2001 and 2000, 3.9 million and substantially all of the outstanding stock options were excluded from the calculation of diluted net income per share, respectively. The exercise price for these stock options ranged from approximately $11.00 to $29.63 per share, with the weighted average price being approximately $12.87 per share in 2001 and $11.18 per share in 2000.

NOTE 7--COMPREHENSIVE INCOME (LOSS)

                                                      QUARTER ENDED MARCH 31,
(IN MILLIONS)                                            2001         2000
-------------                                         ----------   ----------
Net income..........................................    $  5.5       $  2.6
Net derivative loss.................................      (4.9)          --
Currency translation adjustment.....................     (10.3)        (3.0)
                                                        ------       ------
Total comprehensive loss............................    $ (9.7)      $ (0.4)
                                                        ======       ======

NOTE 8--DERIVATIVE FINANCIAL INSTRUMENTS

    The Company adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, AN AMENDMENT OF FASB NO. 133, and Statement of Financial Accounting Standards No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, AN AMENDMENT OF FASB STATEMENT NO. 133 (referred herein as FAS 133), on January 1, 2001. There was no transition adjustment recorded, as the amount was immaterial to earnings and other comprehensive loss.

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

    DERIVATIVES POLICY

    As a result of the Company's global operating and financing activities, Hexcel is exposed to various market risks that may affect its operational results and financial position. These market risks include, but are not limited to, fluctuations in interest rates, which impact the amount of interest the Company must pay on certain variable rate debt, and fluctuations in currency exchange rates, which impact the U.S. dollar value of transactions, assets and liabilities denominated in foreign currencies. The Company considers its strategic use of cash flow hedges to be a prudent method of managing interest rate and foreign currency exchange rate sensitivities.

    The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The hedging instruments are assessed for effectiveness at the inception of the hedge and throughout the term of the hedge designation. As long as the hedge remains highly effective, changes in the fair value of the Company's cash flow hedges are recorded in other comprehensive income, until earnings are affected by the transaction being hedged. Ineffectiveness is recorded immediately in the income statement. All derivatives are recognized on the balance sheet at their fair value. The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including hedged items such as forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

    The market risk associated with interest rate and foreign exchange contracts is managed by the Company through monitoring of parameters that limit the types and degree of market risk that may be undertaken. The Company's derivative activities are regulated by written policies and procedures that are managed and monitored for compliance by the Finance Management Committee (FMC). The FMC is composed of the chief financial officer, the chief accounting officer, the assistant treasurer, and other senior managers of the Company as may be appointed to the committee from time to time. The FMC periodically reports to the Audit Committee on the scope of the Company's derivative activities. The Company's policies together with the decisions and guidelines of the FMC:
(a) sets forth risk-management philosophy and objectives through a corporate policy, (b) provides guidelines for derivative instrument usage, and
(c) establishes procedures for control and valuation, counterparty credit approval, and monitoring and reporting of derivative activity. The use of derivative financial instruments to hedge exposures to changes in exchange rates and interest rates exposes the Company to credit risk. The Company minimizes the credit risk in derivative instruments by (a) entering into transactions with high-quality counterparties whose credit ratings are AA/Aa or higher,
(b) limiting the amount of exposure to each counterparty, and (c) monitoring the financial condition of its counterparties.

    CASH FLOW HEDGES

    FOREIGN CURRENCY--A number of the European subsidiaries of Hexcel are exposed to the impact of exchange rate volatility between the U.S. dollar and the subsidiaries' functional currencies, being either the Euro or the British pound sterling. In January 2001, Hexcel entered into foreign exchange contracts to exchange Euros at fixed rates on specified dates through March 2005. The aggregate notional amount of these contracts is $96.7 million. The purpose of these contracts is to hedge a portion of the

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) forecasted transactions of European subsidiaries under long-term sales contracts with certain customers. The forward exchange contracts are expected to provide the Company with a more balanced matching of future cash receipts and expenditures by currency, thereby reducing the Company's exposure to fluctuations in currency exchange rates. For the quarter ended March 31, 2001, hedge ineffectiveness was immaterial and the fair value of the foreign currency cash flow hedges recognized in other comprehensive income was a loss of $4.9 million. Over the next twelve-month period, a $1.0 million loss is expected to be reclassified into earnings as the hedged sales are recorded.

    INTEREST RATE--Hexcel's results are affected by interest rate changes on its variable rate debt. In order to partially mitigate this interest rate risk, the Company entered into a five-year interest rate cap agreement in 1998. This agreement provides for a maximum fixed interest rate of 5.5% on the applicable London interbank rate used to determine the interest on $50.0 million of variable rate debt under the Senior Credit Facility.

    For the quarter ended March 31, 2001, hedge ineffectiveness and the fair value of the interest rate cap at March 31, 2001 was not material.

    DERIVATIVE INSTRUMENTS COMPONENT OF OTHER COMPREHENSIVE INCOME (LOSS):

(IN MILLIONS)
-------------
Balance, December 31, 2000..................................  $   --
Current period cash flow hedging............................    (4.9)
                                                              ------
Total Derivative instruments at March 31, 2001..............  $ (4.9)
                                                              ======

NOTE 9--SEGMENT INFORMATION

    Hexcel evaluates the performance of its operating segments based on adjusted income before business consolidation expenses, interest, taxes and equity in earnings of affiliated companies ("Adjusted EBIT"), and generally accounts for intersegment sales based on arm's length prices. Corporate and certain other expenses are not allocated to the operating segments, except to the extent that the expense can be directly attributable to the business segment.

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SEGMENT INFORMATION (CONTINUED)
    Financial information for the Company's segments for the periods ended March 31, 2001 and 2000, is as follows:

                      HEXCEL CORPORATION AND SUBSIDIARIES
                       ACTUAL AND PRO FORMA SEGMENT DATA

                                          REINFORCEMENT   COMPOSITE   ENGINEERED   CORPORATE &
(IN MILLIONS)                               PRODUCTS      MATERIALS    PRODUCTS     OTHER(1)      TOTAL
-------------                             -------------   ---------   ----------   -----------   --------
                                                                     UNAUDITED
FIRST QUARTER 2001
Net sales to external customers.........      $86.4        $160.2        $29.6        $  --       $276.2
Intersegment sales......................       29.7           2.1           --           --         31.8
                                              -----        ------        -----        -----       ------
    Total sales.........................      116.1         162.3         29.6           --        308.0

Adjusted EBIT(2) .......................       11.4          20.7          0.6         (9.0)        23.7
Depreciation and amortization...........        9.2           4.7          0.8          0.5         15.2
Business consolidation expenses.........         --           1.1           --           --          1.1
Capital expenditures....................        6.2           3.9          0.2          0.3         10.6
                                              -----        ------        -----        -----       ------
PRO FORMA FIRST QUARTER 2000
Net sales to external customers.........      $87.1        $146.5        $29.6        $  --        263.2
Intersegment sales......................       27.2           1.8           --           --         29.0
                                              -----        ------        -----        -----       ------
    Total sales.........................      114.3         148.3         29.6           --        292.2

Adjusted EBIT(2) .......................       10.5          18.5          2.1         (9.2)        21.9
Depreciation and amortization...........        8.6           4.8          0.7          0.6         14.7
Business consolidation expenses.........        0.7           0.4          0.1           --          1.2
Capital expenditures....................        1.0           3.0          0.2           --          4.2
                                              -----        ------        -----        -----       ------
FIRST QUARTER 2000
Net sales to external customers.........      $87.1        $146.5        $46.2        $  --        279.8
Intersegment sales......................       27.2           2.3           --           --         29.5
                                              -----        ------        -----        -----       ------
    Total sales.........................      114.3         148.8         46.2           --        309.3

Adjusted EBIT(2) .......................       10.5          18.5          3.2         (9.2)        23.0
Depreciation and amortization...........        8.6           4.8          1.0          0.6         15.0
Business consolidation expenses.........        0.7           0.4          0.1           --          1.2
Capital expenditures....................        1.0           3.0          0.4           --          4.4
                                              -----        ------        -----        -----       ------

------------------------

(1) The Company does not allocate corporate expenses to its business segments.

(2) Consists of earnings before interest, taxes, business consolidation expenses and equity in earnings of affiliated companies.

    Adjusted EBIT has been presented to provide a measure of Hexcel's operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBIT may not be comparable to similarly titled financial measures of other companies. Adjusted EBIT does not represent an alternative measure of the Company's cash flows or operating income, and should not

                      HEXCEL CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SEGMENT INFORMATION (CONTINUED)
be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

    A reconciliation of Adjusted EBIT reported for the segments to consolidated income before income taxes is as follows:

                                                       QUARTER ENDED MARCH 31,
                                                    ------------------------------
                                                                    PRO FORMA
(IN MILLIONS)                                         2001       2000       2000
-------------                                       --------   --------   --------
Total Adjusted EBIT...............................   $23.7      $23.0      $21.9
Less: Business consolidation expenses.............     1.1        1.2        1.2
     Interest expense.............................    16.3       18.4       16.1
                                                     -----      -----      -----
Consolidated income before income taxes...........   $ 6.3      $ 3.4      $ 4.6
                                                     =====      =====      =====

NOTE 10--SUPPLEMENTAL CASH FLOW INFORMATION

                                                      QUARTER ENDED MARCH 31,
                                                      -----------------------
(IN MILLIONS)                                            2001         2000
-------------                                         ----------   ----------
Cash paid for:
  Interest..........................................    $25.2        $25.3
  Income taxes......................................    $ 1.9        $  --
                                                        =====        =====

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of Hexcel Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Hexcel Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
--------------------------------------

PricewaterhouseCoopers LLP
San Jose, California
January 18, 2001

                      HEXCEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               AS OF DECEMBER 31,

                                                                2000        1999
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                 PER SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $    5.1    $    0.2
  Accounts receivable.......................................     150.3       158.6
  Inventories...............................................     155.4       153.7
  Prepaid expenses and other assets.........................       5.5         5.1
  Deferred tax asset........................................       9.7        10.2
                                                              --------    --------
    Total current assets....................................     326.0       327.8
Net property, plant and equipment...........................     359.7       392.1
Goodwill and other purchased intangibles, net of accumulated
  amortization of $36.1 in 2000 and $24.9 in 1999...........     391.7       411.2
Investments in affiliated companies and other assets........     134.0       130.8
                                                              --------    --------
Total assets................................................  $1,211.4    $1,261.9
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease
    obligations.............................................  $   22.1    $   34.3
  Accounts payable..........................................      69.4        80.3
  Accrued compensation and benefits.........................      47.4        38.4
  Accrued interest..........................................      17.6        19.1
  Other accrued liabilities.................................      41.4        38.4
                                                              --------    --------
    Total current liabilities...............................     197.9       210.5

Long-term notes payable and capital lease obligations.......     627.1       712.5
Indebtedness to a related party.............................      24.4        24.1
Other non-current liabilities...............................      46.3        44.7
                                                              --------    --------
    Total liabilities.......................................     895.7       991.8
                                                              ========    ========
Commitments and contingent liabilities (see accompanying
  notes)

Stockholders' equity:
  Preferred stock, no par value, 20.0 shares of stock
    authorized, no stock issued or outstanding in 2000 and
    1999....................................................        --          --
  Common stock, $0.01 par value, 100.0 shares of stock
    authorized, shares of stock issued and outstanding of
    38.0 in 2000 and 37.4 in 1999...........................       0.4         0.4
  Additional paid-in capital................................     280.7       273.6
  Retained earnings.........................................      65.8        11.6
  Accumulated other comprehensive loss......................     (20.0)       (4.8)
                                                              --------    --------
                                                                 326.9       280.8
  Less- Treasury stock, at cost, 0.9 shares in 2000 and 0.8
    in 1999.................................................     (11.2)      (10.7)
                                                              --------    --------
  Total stockholders' equity................................     315.7       270.1
                                                              --------    --------
Total liabilities and stockholders' equity..................  $1,211.4    $1,261.9
                                                              ========    ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...................................................   $1,055.7     $1,151.5     $1,089.0
Cost of sales...............................................      824.3        909.0        817.7
                                                               --------     --------     --------
Gross margin................................................      231.4        242.5        271.3
Selling, general and administrative expenses................      123.9        128.7        117.9
Research and technology expenses............................       21.2         24.8         23.7
Business consolidation expenses.............................       10.9         20.1         12.7
                                                               --------     --------     --------
Operating income............................................       75.4         68.9        117.0
Gain on sale of Bellingham aircraft interiors business......       68.3           --           --
Interest expense............................................       68.7         73.9         38.7
                                                               --------     --------     --------
Income (loss) before income taxes...........................       75.0         (5.0)        78.3
Provision for (recovery of) income taxes....................       26.3         (1.7)        28.4
                                                               --------     --------     --------
Income (loss) before equity in earnings.....................       48.7         (3.3)        49.9
Equity in earnings of and write-down of an investment in
  affiliated companies......................................        5.5        (20.0)         0.5
                                                               --------     --------     --------
Net income (loss)...........................................   $   54.2     $  (23.3)    $   50.4
                                                               ========     ========     ========
Net income (loss) per share:
  Basic.....................................................   $   1.47     $  (0.64)    $   1.38
  Diluted...................................................   $   1.32     $  (0.64)    $   1.24
Weighted average shares:
  Basic.....................................................       36.8         36.4         36.7
  Diluted...................................................       45.7         36.4         45.7
                                                               ========     ========     ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      HEXCEL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                        COMMON STOCK
                                    ---------------------
                                               ADDITIONAL   RETAINED EARNINGS   ACCUMULATED OTHER
                                                PAID-IN       (ACCUMULATED        COMPREHENSIVE     TREASURY
                                      PAR       CAPITAL         DEFICIT)          INCOME (LOSS)      SHARES
                                    --------   ----------   -----------------   -----------------   --------
                                                                 (IN MILLIONS)
BALANCE, JANUARY 1, 1998..........   $ 0.4       $266.8           $(15.5)             $ (1.1)        $ (0.7)
    Net income....................                                  50.4
    Currency translation
      adjustment..................                                                       7.4
    Comprehensive income..........
    Activity under stock plans....                  4.6
    Conversion of senior
      subordinated notes..........                  0.1
    Treasury stock purchased......                                                                    (10.0)
                                     -----       ------           ------              ------         ------
BALANCE, DECEMBER 31, 1998........     0.4        271.5             34.9                 6.3          (10.7)
    Net loss......................                                 (23.3)
    Currency translation
      adjustment..................                                                     (11.1)
        Comprehensive loss........
    Activity under stock plans....                  2.1
                                     -----       ------           ------              ------         ------
BALANCE, DECEMBER 31, 1999........     0.4        273.6             11.6                (4.8)         (10.7)
    Net income....................                                  54.2
    Currency translation
      adjustment..................                                                     (10.2)
    Minimum pension obligation....                                                      (5.0)
        Comprehensive income......
    Activity under stock plans....                  7.1
    Treasury stock purchased......                                                                     (0.5)
                                     -----       ------           ------              ------         ------
BALANCE, DECEMBER 31, 2000........   $ 0.4       $280.7           $ 65.8              $(20.0)        $(11.2)
                                     =====       ======           ======              ======         ======


                                        TOTAL
                                    STOCKHOLDERS'   COMPREHENSIVE
                                       EQUITY       INCOME (LOSS)
                                    -------------   -------------
                                            (IN MILLIONS)
BALANCE, JANUARY 1, 1998..........      $249.9
    Net income....................        50.4         $ 50.4
    Currency translation
      adjustment..................         7.4            7.4
                                                       ------
    Comprehensive income..........                       57.8
                                                       ------
    Activity under stock plans....         4.6
    Conversion of senior
      subordinated notes..........         0.1
    Treasury stock purchased......       (10.0)
                                        ------
BALANCE, DECEMBER 31, 1998........       302.4
    Net loss......................       (23.3)         (23.3)
    Currency translation
      adjustment..................       (11.1)         (11.1)
                                                       ------
        Comprehensive loss........                      (34.4)
                                                       ------
    Activity under stock plans....         2.1
                                        ------
BALANCE, DECEMBER 31, 1999........      $270.1
    Net income....................        54.2           54.2
    Currency translation
      adjustment..................       (10.2)         (10.2)
    Minimum pension obligation....        (5.0)          (5.0)
                                                       ------
        Comprehensive income......                     $ 39.0
                                                       ======
    Activity under stock plans....         7.1
    Treasury stock purchased......        (0.5)
                                        ------
BALANCE, DECEMBER 31, 2000........      $315.7
                                        ======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................   $ 54.2     $(23.3)    $ 50.4
  Reconciliation to net cash provided by operations:
    Depreciation............................................     45.6       47.9       37.4
    Amortization............................................     13.1       13.4       10.1
    Deferred income taxes...................................      8.6      (15.8)       6.9
    Gain on sale of Bellingham aircraft interiors
      business..............................................    (68.3)        --         --
    Business consolidation expenses.........................     10.9       20.1       12.7
    Business consolidation payments.........................    (11.8)      (9.5)      (8.7)
    Equity in earnings and write-down of an investment in
      affiliated companies..................................     (5.5)      20.0       (0.5)
    Gain on curtailment of pension plan.....................     (5.1)        --         --
    Changes in assets and liabilities, net of effects of
      acquisitions:
      Decrease (increase) in accounts receivable............     (7.7)      16.1       18.2
      Decrease (increase) in inventories....................    (17.0)      49.0       (9.3)
      Decrease (increase) in prepaid expenses and other
        assets..............................................     (0.4)       1.5       (2.9)
      Increase (decrease) in accounts payable and accrued
        liabilities.........................................     10.7       11.9      (17.1)
      Changes in other non-current assets and long-term
        liabilities.........................................      5.7        2.4       (3.4)
                                                               ------     ------     ------
    Net cash provided by operating activities...............     33.0      133.7       93.8
                                                               ------     ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures......................................    (39.6)     (35.6)     (66.5)
  Proceeds from sale of Bellingham aircraft interiors
    business................................................    113.3         --         --
  Proceeds from sale of other assets........................      3.4         --         --
  Cash paid for business acquisitions.......................       --         --     (472.8)
  Investments in affiliated companies.......................     (8.3)      (4.7)      (1.3)
  Dividends received from affiliated companies..............       --         --        1.4
                                                               ------     ------     ------
    Net cash provided by (used for) investing activities....     68.8      (40.3)    (539.2)
                                                               ------     ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from credit facilities...........................     96.2       37.7      726.0
  Repayments of credit facilities...........................    (66.7)    (349.6)    (266.3)
  Proceeds from issuance of long-term debt..................       --      240.0        0.3
  Repayments of long-term debt..............................   (126.0)     (18.0)      (1.8)
  Debt issuance costs.......................................     (0.9)     (11.0)     (10.3)
  Purchase of treasury stock................................     (0.5)        --      (10.0)
  Activity under stock plans................................      2.9        1.4        2.8
                                                               ------     ------     ------
    Net cash provided by (used for) financing activities....    (95.0)     (99.5)     440.7
                                                               ------     ------     ------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (1.9)      (1.2)       3.2
                                                               ------     ------     ------
Net increase (decrease) in cash and cash equivalents........      4.9       (7.3)      (1.5)
                                                               ------     ------     ------
Cash and cash equivalents at beginning of year..............      0.2        7.5        9.0
                                                               ------     ------     ------
Cash and cash equivalents at end of year....................   $  5.1     $  0.2     $  7.5
                                                               ======     ======     ======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF ACCOUNTING

    The accompanying consolidated financial statements include the accounts of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company"), after elimination of intercompany transactions and accounts. Investments in companies over which the Company exerts significant influence, but does not control the financial and operating decisions, are accounted for using the equity method.

    Hexcel is a leading international producer of advanced structural materials. The Company develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, and industrial markets. The Company serves international markets through manufacturing facilities and sales offices located in the United States and Europe, and through sales offices located in Asia, Australia and South America. The Company is also a member of six joint ventures, four of which manufacture and market reinforcement products and composite materials in Europe, Asia and the United States, and two of which will manufacture composite structures and interiors in Asia.

    As discussed in Notes 2 and 3, Hexcel sold its Bellingham aircraft interiors business on April 26, 2000, and it acquired the industrial fabrics business of Clark-Schwebel, Inc. and its subsidiaries ("Clark-Schwebel") on September 15, 1998. The Clark-Schwebel acquisition was accounted for under the purchase method of accounting. As a result of these transactions, the accompanying consolidated balance sheets, statements of operations, stockholders' equity and comprehensive income, and cash flows include the financial position, results of operations and cash flows of these businesses as of such dates and for such periods that these businesses were owned by Hexcel.

USE OF ESTIMATES

    The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Hexcel invests excess cash in investments with original maturities of less than three months. The investments consist primarily of Eurodollar time deposits and are stated at cost, which approximates fair value. The Company considers such investments to be cash equivalents for purposes of the consolidated statements of cash flows.

INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out and average cost methods.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Repairs and maintenance are charged to expense as incurred; replacements and betterments are capitalized. Property, plant and equipment are depreciated over estimated useful lives, using accelerated and straight-line methods. The estimated

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

useful lives range from 10 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

GOODWILL AND OTHER PURCHASED INTANGIBLES

    Goodwill, representing the excess of purchase price and acquisition costs over the fair value of the net assets of the businesses acquired, and other purchased intangibles are amortized on a straight-line basis over estimated economic lives, which are as follows:

Goodwill from the acquisition of the Clark-Schwebel
  business..................................................  40 years
Other goodwill..............................................  20 years
Other purchased intangibles.................................  15 years

    The realizability of goodwill, intangibles and other long-term assets is evaluated periodically when events or circumstances indicate that the carrying amount of an asset might not be recoverable. Management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

DEBT FINANCING COSTS

    Debt financing costs are deferred and amortized over the life of the related debt, which ranges from 7 to 10 years.

STOCK-BASED COMPENSATION

    Stock-based compensation is accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is not recognized when options are granted at the fair market value at the date of grant. Hexcel also provides additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

CURRENCY TRANSLATION

    The assets and liabilities of international subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates during the year. Cumulative currency translation adjustments are included in "stockholders' equity." Realized gains and losses from currency exchange transactions are recorded in "selling, general and administrative expenses" in the accompanying consolidated statements of operations and were not material to Hexcel's consolidated results of operations in 2000, 1999 or 1998.

REVENUE RECOGNITION

    Product sales are recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured, which is generally on the date of shipment. Revenues derived from design, installation and support services are recognized when the service is provided, or alternatively, when the product to which the service relates is delivered to the customer. The Company accrues for warranty costs and other sales allowances based on its experience.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject Hexcel to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company's sales to two customers and their related subcontractors accounted for approximately 33% and 38% of the Company's 2000 and 1999 net sales, respectively. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral or other security to support customer receivables. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other financial information. As of December 31, 2000 and 1999, the allowance for doubtful accounts was $7.1 and $6.0, respectively. Bad debt expense was $0.6, $0.7 and $0.8 in 2000, 1999 and 1998, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

    Hexcel employs an interest rate cap agreement and foreign currency forward exchange contracts in the management of its interest rate and currency exchange exposures. The Company has designated its interest rate cap agreement against a specific debt instrument and recognizes interest differentials as adjustments to interest expense as the differentials occur. Realized and unrealized gains and losses arising from foreign currency forward exchange contracts are recognized in income (loss) as offsets to gains and losses resulting from the underlying hedged transaction. The Company does not use financial instruments for trading purposes.

    Hexcel adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, effective January 1, 2001. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Gains or losses resulting from changes in the fair values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 did not have a material effect on the Company's consolidated financial position or results of operations as of the date of adoption.

RECLASSIFICATIONS

    Certain prior year amounts in the accompanying consolidated financial statements and related notes have been reclassified to conform to the 2000 presentation.

NOTE 2--GAIN ON SALE OF BELLINGHAM AIRCRAFT INTERIORS BUSINESS

    On April 26, 2000, Hexcel sold its Bellingham aircraft interiors business to Britax Cabin Interiors, Inc., a wholly owned subsidiary of Britax International plc, for cash proceeds of $113.3. The sale resulted in a pre-tax gain of $68.3 or an after-tax gain of approximately $44 ($0.97 per diluted share.) Net proceeds from the sale were used to repay $111.6 of outstanding term debt under the Company's senior credit facility. The consolidated financial statements and accompanying notes reflect Bellingham's operating results as a continuing operation in the Engineered Products business segment up to the date of disposal. Net sales and operating income for the Bellingham business were as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
Net sales..............................................   $18.9      $70.0      $34.3
Operating income.......................................     0.6        8.0        3.9

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 3--BUSINESS ACQUISITION

    On September 15, 1998, Hexcel acquired certain assets and assumed certain operating liabilities from Clark-Schwebel. The business acquired from Clark-Schwebel is engaged in the manufacture and sale of high-quality fiberglass fabrics, which are used to make printed circuit boards for electronic equipment such as computers, cellular telephones, televisions and automobiles. This business also produces high-performance specialty products for use in insulation, filtration, wall and facade claddings, soft body armor and reinforcements for composite materials. At the date of acquisition, Clark-Schwebel operated four manufacturing facilities in the southeastern U.S. and had approximately 1,300 full-time employees.

    As part of this acquisition, Hexcel also acquired Clark-Schwebel's equity ownership interests in the following three joint ventures:

    - a 43.6% share in Interglas Technologies AG, formerly CS-Interglas AG ("Interglas"), headquartered in Germany, together with fixed price options to increase this equity interest to 84%. Hexcel's acquisition of this investment was completed on December 23, 1998;

    - a 43.3% share in Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel"), headquartered in Japan, which in turn owns interests in two joint ventures in Taiwan--a 50% interest in Nittobo Asahi Glass and a 51% interest in Asahi-Schwebel Taiwan; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company ("CS Tech-Fab"), headquartered in the United States.

    Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics and telecommunications industries. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications. The exercise price of the options to increase the equity interest in Interglas was significantly higher than their fair market value, and as a result, Hexcel allowed the options to expire unexercised on December 31, 1999.

    The acquisition of Clark-Schwebel's industrial fabrics business was completed pursuant to an asset purchase agreement dated July 25, 1998, as amended by and among Hexcel, Stamford CS Acquisition Corp., and Clark-Schwebel (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement,

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

Hexcel acquired the net assets of the business, other than certain excluded assets and liabilities, in exchange for $472.8 in cash. The assets acquired and the liabilities assumed or incurred were:

Estimated fair value of assets acquired:
  Cash......................................................   $  5.0
  Accounts receivable.......................................     20.2
  Inventories...............................................     35.5
  Net property, plant and equipment.........................     70.0
  Investment in joint ventures, intangibles and other
    assets..................................................     68.4
  Goodwill..................................................    365.3
                                                               ------
Total assets acquired.......................................    564.4
                                                               ------
Estimated fair value of liabilities assumed or incurred:
  Accounts payable and accrued liabilities..................     32.5
  Capital lease obligations.................................     50.0
  Other non-current liabilities.............................      4.1
                                                               ------
Total liabilities assumed or incurred.......................     86.6
                                                               ------
Estimated fair value of net assets acquired.................   $477.8
                                                               ------
Less cash acquired..........................................     (5.0)
                                                               ------
Net cash paid...............................................   $472.8
                                                               ======

    The allocations of the purchase price to the assets acquired and liabilities assumed or incurred in connection with the Clark-Schwebel business were based on estimates of fair values. As part of the acquisition, Hexcel entered into a $50.0 lease for property, plant and equipment used in the acquired business from an affiliate of Clark-Schwebel, pursuant to a long-term lease that includes purchase options.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The pro forma net sales, net income and diluted net income per share of Hexcel for the year ended December 31, 1998, giving effect to the acquisition of the Clark-Schwebel business as if it had occurred at the beginning of 1998, were $1,234.8, $49.5 and $1.22, respectively.

NOTE 4--BUSINESS CONSOLIDATION PROGRAMS

    As a result of four substantial business acquisitions from 1996 through 1998, and the need to respond to significant changes in commercial aerospace and space and defense markets, Hexcel initiated three business consolidation programs in May 1996, December 1998 and September 1999. The primary purpose of these programs has been to integrate acquired assets and operations into the Company, and to close or restructure insufficiently profitable facilities and activities. Due to aerospace industry requirements to "qualify" specific equipment and manufacturing processes for the manufacture of certain products, some business consolidation actions have taken up to three years to complete. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    Key initiatives under the three business consolidation programs have been:

    - Rationalizing manufacturing activities and eliminating excess capacity by moving and requalifying certain production processes, closing manufacturing plants and vacating some leased facilities.

    - Consolidating manufacturing, research, and marketing and administrative functions into single global business units, in order to create centers of technical excellence, improve customer service and eliminate redundant functions.

    - Disposing of non-core assets.

    As of December 31, 2000, Hexcel has closed three manufacturing facilities, vacated approximately 560 thousand square feet of manufacturing space, and eliminated more than 700 manufacturing, marketing and administrative positions in connection with these business consolidation programs.

    All of the business consolidation activities initiated in 1996 and 1998 had been completed as of December 31, 2000, although cash expenditures relating to accrued severance will continue to be paid through 2001. A portion of the business consolidation activities initiated in September 1999 have been completed, including the consolidation of certain production processes, the vacating of certain leased facilities, and the consolidation into one location of the U.S. marketing, research and administrative functions of Hexcel's composite materials business. However, the reorganization of certain manufacturing activities will not be completed until 2001 or early in 2002, in accordance with the Company's business consolidation plans.

    In the fourth quarter of 2000, Hexcel added two further actions to the September 1999 business consolidation program. The Company decided to close the two smaller of its four U.S. prepreg manufacturing facilities--one in Lancaster, Ohio and another in Gilbert, Arizona. The manufacturing output from these two plants will now be produced by the two remaining U.S. prepreg facilities in Livermore, California and Salt Lake City, Utah. These actions, which are expected to be completed in early 2002, will result in the elimination of an additional 79 thousand square feet of manufacturing space and 60 manufacturing positions.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    Business consolidation activities for the three years ending December 31, 2000, consisted of the following:

                                                            EMPLOYEE     FACILITY &
                                                           SEVERANCE &   EQUIPMENT
                                                           RELOCATION    RELOCATION    OTHER      TOTAL
                                                           -----------   ----------   --------   --------
BALANCE AS OF JANUARY 1, 1998............................      $9.7         $ 2.0       $0.5      $12.2
Business consolidation expenses:
  Current period expenses................................       3.3           9.6        6.3       19.2
  Reversal of 1997 expenses..............................      (6.5)           --         --       (6.5)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................      (3.2)          9.6        6.3       12.7
Cash expenditures........................................      (1.2)         (6.3)      (1.2)      (8.7)
Non-cash usage, including asset write-downs..............       0.5          (2.9)      (5.6)      (8.0)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1998..........................       5.8           2.4         --        8.2
Business consolidation expenses..........................       5.1          15.0         --       20.1
Cash expenditures........................................      (6.7)         (2.8)        --       (9.5)
Non-cash usage, including asset write-downs..............      (0.7)        (14.0)        --      (14.7)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1999..........................       3.5           0.6         --        4.1
Business consolidation expenses:
  Current period expenses................................       3.7          10.6         --       14.3
  Reversal of 1999 expenses..............................      (0.3)         (3.1)        --       (3.4)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................       3.4           7.5         --       10.9
Cash expenditures........................................      (3.9)         (7.9)        --      (11.8)
Non-cash items:
  Reversal of 1999 business consolidation expenses.......        --           3.1         --        3.1
  Other non-cash usage, including asset write-downs......      (0.6)         (3.0)        --       (3.6)
                                                               ----         -----       ----      -----
  Total non-cash items...................................      (0.6)          0.1         --       (0.5)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 2000..........................      $2.4         $ 0.3       $ --      $ 2.7
                                                               ====         =====       ====      =====

    In 1998, Hexcel reversed $6.5 of accrued business consolidation expenses relating to employee severance. From 1996 through 1998, during the implementation of certain business consolidation initiatives, Hexcel experienced significant increased business volume in its commercial aerospace market, which enabled Hexcel to reassign employees who would have otherwise been terminated. As a result, the actual number of employees terminated were fewer than anticipated, and Hexcel no longer required the full amount of its business consolidation employee severance accrual.

    As part of a business consolidation program, Hexcel disposed of its operations in Brindisi, Italy (the "Italian Operations") in 1999. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," Hexcel recorded a charge of $5.6 in 1998 for an asset impairment related to its Italian Operations, which was included in business consolidation expenses. The estimate of fair value used in determining the impairment charge was based on offers received from interested buyers. The Italian Operations was disposed of for net proceeds that approximated amounts accrued and was accounted for under the Company's Engineered Products business segment. Financial operating results for this business were not material to Hexcel's consolidated financial statements.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    In the second quarter of 2000, Hexcel amended its September 1999 business consolidation program in response to the manufacturing constraints caused by a stronger than expected increase in sales and production for its electronic woven glass fabrics and its ballistic protection products. Based on these improved market conditions, which were expected to continue beyond 2000, and a manufacturing capacity review, the Company concluded to expand its capacity by purchasing additional looms and revising the previous decision to consolidate a number of weaving activities at two of the Company's facilities. As a result of the decision to not proceed to consolidate production, the Company reversed a total of $3.4 of business consolidation expenses that were previously recognized in 1999, including $3.1 in non-cash write-downs of machinery and equipment that was to have been sold or scrapped as a result of the consolidation.

NOTE 5--INVENTORIES

                                                              2000       1999
                                                            --------   --------
Raw materials.............................................  $  74.5    $  55.5
Work in progress..........................................     45.2       47.8
Finished goods............................................     35.7       50.4
                                                            -------    -------
Inventories...............................................  $ 155.4    $ 153.7
                                                            =======    =======

NOTE 6--NET PROPERTY, PLANT AND EQUIPMENT

                                                              2000       1999
                                                            --------   --------
Land......................................................  $  23.9    $  21.8
Buildings.................................................    135.1      152.7
Equipment.................................................    456.3      440.0
                                                            -------    -------
Property, plant and equipment.............................    615.3      614.5
Less accumulated depreciation.............................   (255.6)    (222.4)
                                                            -------    -------
Net property, plant and equipment.........................  $ 359.7    $ 392.1
                                                            =======    =======

NOTE 7--INVESTMENTS IN AFFILIATED COMPANIES AND OTHER ASSETS

                                                              2000       1999
                                                            --------   --------
Investments in affiliated companies.......................  $  72.1    $  58.7
Deferred tax asset........................................     29.5       37.2
Deferred debt financing costs, net of accumulated
  amortization of $8.7 and $5.0 as of December 31, 2000
  and 1999, respectively..................................     16.7       19.2
Other assets..............................................     15.7       15.7
                                                            -------    -------
Investments in affiliated companies and other assets......  $ 134.0    $ 130.8
                                                            =======    =======

INVESTMENTS IN AFFILIATED COMPANIES

    In 1999, Hexcel, Boeing and Aviation Industries of China formed a joint venture, BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

applications for commercial aircraft. Hexcel has a 33% equity ownership interest in this joint venture, which is located in Tianjin, China. Also in 1999, Hexcel formed another joint venture, Asian Composites Manufacturing Sdn. Bhd., with Boeing, Sime Link Sdn. Bhd., and Malaysia Helicopter Services Bhd. (now known as Naluri Berhadto), to manufacture composite parts for secondary structures for commercial aircraft. Hexcel has a 25% equity ownership interest in this joint venture, which is located in Alor Setar, Malaysia. It is anticipated that the first parts will be delivered to customers in 2001. For the years ended
December 31, 2000 and 1999, Hexcel made cash equity investments totaling $8.3 and $4.7, respectively, in these two joint ventures. As of December 31, 2000, Hexcel has aggregate commitments to these joint ventures to invest another $2.5 and to provide additional loan guarantees of up to $13.7. These commitments are expected to be fulfilled in increments through 2002.

    As discussed in Note 3, the Company owns equity interests in three joint ventures: a 43.6% share in Interglas; a 43.3% share in Asahi-Schwebel; and a 50.0% share in CS Tech-Fab. These joint ventures produce and sell fiberglass fabric and other non-woven materials. In the third quarter of 1999, the Company wrote down its investment in Interglas by $20.0 to its estimated fair market value. The write-down was the result of management's decision to allow its fixed-price options to increase its equity investment in Interglas, from 43.6% to 84%, to expire unexercised, and an assessment that an other-than-temporary decline in the investment had occurred due to its deteriorating financial condition. The amount of the write-down was determined based on available market information and appropriate valuation methodologies. The Company did not record a deferred tax benefit on the write-down because of limitations imposed by foreign tax laws on the Company's ability to realize the tax benefit.

    Lastly, Hexcel owns a 45% equity interest in DIC-Hexcel Limited ("DHL"), a joint venture with Dainippon Ink and Chemicals, Inc. ("DIC"). This joint venture is located in Komatsu, Japan, and produces and sells prepregs, honeycomb and decorative laminates using technology licensed from Hexcel and DIC. Hexcel is contingently liable to pay DIC up to $4.5 with respect to DHL's bank debt.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 8--NOTES PAYABLE

                                                                2000       1999
                                                              --------   --------
Senior Credit Facility......................................   $211.9     $303.0
European credit and overdraft facilities....................     13.7       14.8
Senior subordinated notes, due 2009.........................    240.0      240.0
Convertible subordinated notes, due 2003....................    114.4      114.4
Convertible subordinated debentures, due 2011...............     25.6       25.6
Various notes payable.......................................      0.3        0.4
                                                               ------     ------
Total notes payable.........................................    605.9      698.2
Capital lease obligations...................................     43.3       48.6
Senior subordinated notes payable to a related party, net of unamortized discount of $0.6 and $0.9 as of December 31,
  2000 and 1999, respectively...............................     24.4       24.1
                                                               ------     ------
Total notes payable, capital lease obligations and
  indebtedness to a related party...........................   $673.6     $770.9
                                                               ======     ======
Notes payable and current maturities of long-term
  liabilities...............................................   $ 22.1     $ 34.3
Long-term notes payable and capital lease obligations, less
  current maturities........................................    627.1      712.5
Indebtedness to a related party.............................     24.4       24.1
                                                               ------     ------
Total notes payable, capital lease obligations and
  indebtedness to a related party...........................   $673.6     $770.9
                                                               ======     ======

SENIOR CREDIT FACILITY

    In connection with the acquisition of the Clark-Schwebel business on September 15, 1998, Hexcel obtained a new global credit facility (the "Senior Credit Facility") to: (a) fund the purchase of the Clark-Schwebel business;
(b) refinance the Company's existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company. The Senior Credit Facility was subsequently amended in January 1999, August 1999, March 2000 and October 2000, to accommodate, among other things: (a) the planned sale of assets; (b) planned investments in additional manufacturing capacity for selected products; (c) the impact of the decline in the Company's operating results in the second half of 1999 on certain financial covenants; (d) the purchase by an investor group of approximately 14.5 million shares of Hexcel common stock held by a significant shareholder of the Company; and (e) a restructuring of the ownership and capital structure of certain of the Company's European subsidiaries.

    The Senior Credit Facility, as amended, provides Hexcel with approximately $358 of borrowing capacity, subject to certain limitations. The Senior Credit Facility is secured by a pledge of shares of certain of the Company's subsidiaries, as well as security interests in certain U.S. accounts receivable, inventories, and real property, plant and equipment. The Company is subject to various financial covenants and restrictions under the Senior Credit Facility, including limitations on incurring debt, granting liens, selling assets, redeeming capital stock and paying dividends. Unused borrowing capacity under the Senior Credit Facility was approximately $135 on December 31, 2000. The Senior Credit Facility is scheduled to expire in 2004, except for approximately $58 of term loans that are due for repayment in 2005.

    Since March 2000, interest on outstanding borrowings under the Senior Credit Facility has ranged from 0.75% to 3.00% in excess of the applicable London interbank rate, or at the option of the Company, from 0.0% to 2.00% in excess of the base rate of the administrative agent for the lenders. From January 1998 through March 2000, the upper limits of these interest ranges averaged 2.50% and

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1.50%, respectively. In addition, the Senior Credit Facility is subject to a commitment fee ranging from approximately 0.20% to 0.50% per annum of the total facility. As of December 31, 2000 and 1999, Hexcel had an interest rate cap agreement outstanding which covered a notional amount of $50.0 of the Senior Credit Facility, providing a maximum fixed rate of 5.5% on the applicable London interbank rate.

EUROPEAN CREDIT AND OVERDRAFT FACILITIES

    In addition to the Senior Credit Facility, certain of Hexcel's European subsidiaries have access to limited credit and overdraft facilities provided by various local lenders. These credit and overdraft facilities are primarily uncommitted facilities that are terminable at the discretion of the lenders. The interest rates on these credit and overdraft facilities for the years ended December 31, 2000, 1999 and 1998 ranged from 3.0% to 6.6% per annum.

SENIOR SUBORDINATED NOTES, DUE 2009

    On January 21, 1999, the Company issued $240.0 of 9.75% senior subordinated notes, due 2009. The senior subordinated notes are general unsecured obligations of Hexcel. Net proceeds from the issuance of these notes were used to repay amounts owed under the Senior Credit Facility.

CONVERTIBLE SUBORDINATED NOTES, DUE 2003

    The convertible subordinated notes carry an annual interest rate of 7.0%, are due in 2003 and are convertible into Hexcel common stock at a conversion price of $15.81 per share, subject to adjustment under certain conditions. The convertible subordinated notes are redeemable, in whole or in part, at the option of Hexcel at a price equal to 100.0% of the outstanding principal amount.

CONVERTIBLE SUBORDINATED DEBENTURES, DUE 2011

    The 7.0% convertible subordinated debentures, due 2011, are redeemable by Hexcel prior to maturity. Mandatory redemption is scheduled to begin in 2002 through annual sinking fund requirements. The debentures are convertible prior to maturity into common shares of the Company at $30.72 per share.

SENIOR SUBORDINATED NOTES PAYABLE TO A RELATED PARTY

    The senior subordinated notes payable to a related party are general unsecured obligations payable to certain subsidiaries of Ciba Specialty Chemicals Holding, Inc. (collectively, "Ciba"). Prior to February 1999, these notes bore interest at a rate of 7.5% per annum. Effective February 1999, interest on these notes was increased to a rate of 10.5% per annum, a rate which increases by 0.5% per annum each February thereafter until the notes mature in 2003. The average interest rate on these notes was 11.0% in 2000, 10.25% in 1999, and 7.75% in 1998.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

AGGREGATE MATURITIES OF NOTES PAYABLE AND INDEBTEDNESS TO A RELATED PARTY

    The table below reflects aggregate maturities of notes payable and indebtedness to a related party:

Payable during years ending December 31:
2001........................................................   $ 16.7
2002........................................................      9.7
2003........................................................    149.5
2004........................................................    135.9
2005........................................................     59.5
2006 and thereafter.........................................    259.0
                                                               ------
Total notes payable and indebtedness to a related party.....   $630.3
                                                               ======

ESTIMATED FAIR VALUES OF NOTES PAYABLE

    The Senior Credit Facility and the various European credit facilities outstanding as of December 31, 2000 and 1999 are variable-rate debt obligations. Accordingly, the estimated fair values of each of these debt obligations approximate their respective book values. The aggregate fair values of the Company's other notes payable are as follows:

                                                                2000       1999
                                                              --------   --------
Senior subordinated notes, due 2009.........................   $211.2     $205.2
Convertible subordinated notes, due 2003....................     99.5       80.1
Convertible subordinated debentures, due 2011...............     17.9       18.5
                                                               ======     ======

    The aggregate fair values of the above notes payable were estimated on the basis of quoted market prices; however, trading in these securities is limited and may not reflect fair value.

NOTE 9--LEASING ARRANGEMENTS

    Assets, accumulated depreciation, and related liability balances under capital leasing arrangements, as of December 31, 2000 and 1999, were:

                                                                2000       1999
                                                              --------   --------
Property, plant and equipment...............................   $ 62.0     $ 63.0
Less accumulated depreciation...............................    (22.2)     (15.0)
                                                               ------     ------
Net property, plant and equipment...........................   $ 39.8     $ 48.0
                                                               ======     ======
Capital lease obligations...................................   $ 43.3     $ 48.6
Less current maturities.....................................     (5.3)      (5.1)
                                                               ------     ------
Long-term capital lease obligations, net....................   $ 38.0     $ 43.5
                                                               ======     ======

    Certain sales and administrative offices, data processing equipment and manufacturing facilities are leased under operating leases. Rental expense under operating leases was $7.0 in 2000, $9.4 in 1999 and $8.2 in 1998.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    Future minimum lease payments as of December 31, 2000 were:

                                                                TYPE OF LEASE
                                                             --------------------
                                                             CAPITAL    OPERATING
                                                             --------   ---------
Payable during years ending December 31:
2001.......................................................   $ 8.5       $ 4.8
2002.......................................................     8.5         3.9
2003.......................................................     8.2         2.8
2004.......................................................     8.4         2.1
2005.......................................................     8.3         1.9
2006 and thereafter........................................     6.9         4.0
                                                              -----       -----
Total minimum lease payments...............................   $48.8       $19.5
                                                              =====       =====

    Total minimum capital lease payments include $5.5 of imputed interest.

NOTE 10--RELATED PARTIES

CHANGE IN CONTROL

    On December 19, 2000, an investor group controlled by subsidiaries of The Goldman Sachs Group, Inc. (the "Investor Group") completed a previously announced purchase of approximately 14.5 of the approximately 18 shares of Hexcel common stock owned by Ciba. The shares acquired by the Investor Group represent approximately 39% of the Company's outstanding common stock. In addition, the Company and the Investor Group entered into a governance agreement that became effective on December 19, 2000. Under this governance agreement, the Investor Group has the right to, among other things, designate three directors to sit on the Company's ten-member board of directors.

    As a result of this transaction, Ciba's ownership of Hexcel common stock was reduced to approximately 3.5 shares. In addition, the governance agreement between Ciba and Hexcel, which gave Ciba the right to designate four directors to sit on the Company's board, terminated. Ciba has stated that its investment in Hexcel is non-strategic and that it will explore options for the future disposition of its remaining interest in the Company.

    Hexcel incurred $2.2 of costs in connection with this transaction, all of which were expensed to "selling, general, and administrative expenses" during the fourth quarter of 2000. These costs and expenses included legal, consulting, and regulatory compliance expenses, as well as a non-cash charge attributable to the accelerated vesting of certain stock-based compensation and to certain amendments to an executive retirement plan. Under the terms of the Company's various stock option and management incentive plans, the transaction constituted a "change in control" event, resulting in all outstanding stock options becoming vested and exercisable. The Chief Executive Officer waived the vesting of his stock options by such event. In addition, nine of the most senior executive officers other than the Chief Executive Officer agreed to defer the vesting of their stock options such that any of their stock options that would have otherwise vested immediately (or would have otherwise vested by their terms) will vest one year after the closing with respect to half of such options, and two years after the closing with respect to the remaining half of such options, subject to earlier vesting in certain circumstances. As a result, approximately
1.3 stock options, with exercise prices ranging from $2.41 to $29.63 per share, and a weighted average exercise price of $8.99 per share, vested and became exercisable on December 19, 2000.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    In addition, due to the change in control event, shares of the Company's common stock underlying a total of approximately 0.8 restricted stock units and performance accelerated restricted stock units (collectively, "stock units") were distributed. However, the Chief Executive Officer waived the vesting of his stock units, and nine of the most senior executive officers other than the Chief Executive Officer agreed to defer the distribution of shares underlying their stock units (although not the vesting of such stock units) such that any shares of common stock that would have otherwise been distributed immediately will be distributed one year after the closing with respect to half of such stock units, and two years after the closing with respect to the remaining half of such stock units, subject to earlier distribution under certain circumstances.

TRANSACTIONS AND BALANCES

    In addition to the senior subordinated notes payable to Ciba, transactions and balances with Ciba, as of and for the years ended December 31, 2000, 1999 and 1998, were as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
Raw material purchases.................................   $24.4      $32.6      $37.7
Interest expense.......................................     2.7        2.7        2.8
Net sales..............................................      --         --         --
                                                          -----      -----      -----
Accounts payable.......................................   $  --      $ 3.1      $ 3.3
Accrued interest payable...............................     1.1        1.1        0.9
                                                          =====      =====      =====

NOTE 11--RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

    Hexcel maintains qualified and nonqualified defined benefit retirement plans covering certain U.S. and European employees, as well as retirement savings plans covering eligible U.S. employees. The defined benefit retirement plans are generally based on years of service and employee compensation under either a career average or final pay benefits method, except as described below. Hexcel's funding policy is to contribute the minimum amount required by applicable regulations. The Company also participates in a union sponsored multi-employer pension plan covering certain U.S. employees with union affiliations.

    Under the retirement savings plans, eligible U.S. employees can contribute up to 16% of their compensation to an individual retirement savings account. Hexcel makes matching contributions equal to 50% of employee contributions, not to exceed 3% of employee compensation. The Company also makes profit sharing contributions when it meets or exceeds certain performance targets which are set annually.

    Effective December 31, 2000, Hexcel made certain changes to its U.S. retirement benefit plans that are intended to improve the flexibility and visibility of future retirement benefits for employees. The primary changes are:

    - Beginning January 1, 2001, the Company will contribute an additional 2% to 3% of each eligible employee's salary to an individual 401(k) retirement savings account, depending on the employee's age. This increases the maximum contribution to individual employee savings accounts to between 5% and 6% per year, before any profit sharing contributions.

    - Offsetting the estimated incremental cost of this additional benefit, participants in the Company's U.S. qualified defined benefit retirement plan will no longer accrue benefits under this plan after December 31, 2000. However, employees will retain all benefits earned under this

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     plan as of that date. Hexcel recognized a non-cash curtailment gain of $5.1 in 2000 as a result of this amendment to its U.S. defined benefit retirement plan.

    The net pension expense for all of these defined benefit and retirement savings plans, for the three years ended December 31, 2000, were:

                                                           2000       1999       1998
                                                         --------   --------   --------
Defined benefit retirement plans.......................   $(1.2)     $ 6.3      $ 5.2
Multi-employer pension plan............................     0.3        0.4        0.3
Retirement savings plans- matching contributions.......     2.9        3.4        3.0
Retirement savings plans- profit sharing and incentive
  Contributions........................................     5.0        5.4        5.3
                                                          -----      -----      -----
Net pension expense....................................   $ 6.6      $15.5      $13.8
                                                          =====      =====      =====

    In addition to defined benefit and retirement savings plan benefits, Hexcel also provides certain postretirement health care and life insurance benefits to
eligible U.S. retirees.   Depending upon the plan, benefits are available to
eligible employees who retire on or after age 58 or 65 after rendering a minimum of 15 years or 25 years of service to Hexcel.

    The net periodic cost of Hexcel's defined benefit retirement and U.S. postretirement plans for the three years ended December 31, 2000, were:

                                                                U.S. PLANS                     EUROPEAN PLANS
                                                      ------------------------------   ------------------------------
                                                        2000       1999       1998       2000       1999       1998
                                                        ----     --------   --------   --------   --------   --------
DEFINED BENEFIT RETIREMENT PLANS
Service cost -- benefits earned during the year.....   $ 3.0      $ 3.6      $ 3.3      $ 2.4      $ 2.7      $ 2.1
Interest cost on projected benefit obligation.......     1.8        1.5        1.2        2.5        2.4        2.3
Expected return on plan assets......................    (1.3)      (1.0)      (0.8)       1.6      (14.4)      (4.4)
Net amortization and deferral.......................     0.4        0.7        0.6       (6.3)      10.8        0.9
                                                       -----      -----      -----      -----      -----      -----
Sub-total...........................................     3.9        4.8        4.3        0.2        1.5        0.9
Curtailment and settlement gains....................    (5.3)        --         --         --         --         --
                                                       -----      -----      -----      -----      -----      -----
Net periodic pension cost...........................   $(1.4)     $ 4.8      $ 4.3      $ 0.2      $ 1.5      $ 0.9
                                                       -----      -----      -----      -----      -----      -----

                                                                2000       1999       1998
                                                              --------   --------   --------
POSTRETIREMENT PLANS- U.S. PLANS
Service cost -- benefits earned during the year.............   $ 0.2      $ 0.2      $ 0.1
Interest cost on projected benefit obligation...............     1.0        0.9        0.7
Net amortization and deferral...............................    (0.4)      (0.3)      (0.3)
                                                               -----      -----      -----
Net periodic postretirement benefit cost....................   $ 0.8      $ 0.8      $ 0.5
                                                               =====      =====      =====

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    The benefit obligation, fair value of plan assets, funded status, and amounts recognized in the consolidated financial statements for Hexcel's defined benefit retirement plans and U.S. postretirement plans, as of and for the years ended December 31, 2000 and 1999, were:

                                                   DEFINED BENEFIT RETIREMENT PLANS
                                               -----------------------------------------
                                                   U.S. PLANS          EUROPEAN PLANS       POSTRETIREMENT PLANS
                                               -------------------   -------------------   -----------------------
                                                 2000       1999       2000       1999       2000           1999
                                               --------   --------   --------   --------   --------       --------
Change in benefit obligation:
  Benefit obligation- beginning of year......   $21.4      $ 21.5     $45.0      $ 47.1     $ 13.0         $ 13.4
  Service cost...............................     3.0         3.6       2.4         2.7        0.2            0.2
  Interest cost..............................     1.8         1.5       2.5         2.4        1.0            0.9
  Plan participants' contributions...........      --          --       0.5         0.5        0.1            0.1
  Actuarial loss (gain)......................     4.3        (4.1)      4.0        (6.2)       1.0           (0.8)
  Benefits paid..............................    (2.0)       (1.0)     (0.8)       (0.4)      (1.1)          (0.9)
  Curtailment and settlement gains...........    (5.3)         --        --          --         --             --
  Foreign exchange translation...............      --          --      (3.3)       (1.3)        --             --
  Other......................................     0.9        (0.1)     (0.5)        0.2         --            0.1
                                                -----      ------     -----      ------     ------         ------
Benefit obligation- end of year..............    24.1        21.4      49.8        45.0       14.2           13.0
                                                -----      ------     -----      ------     ------         ------
Change in plan assets:
  Fair value of plan assets- beginning of
    year.....................................    13.6        11.5      66.2        51.7         --             --
  Actual return on plan assets...............    (0.6)        1.8      (1.7)       14.4         --             --
  Employer contributions.....................     3.8         1.2       1.3         1.2        1.0            0.8
  Plan participants' contributions...........      --          --       0.5         0.5        0.1            0.1
  Benefits paid..............................    (2.0)       (1.0)     (0.8)       (0.4)      (1.1)          (0.9)
  Foreign exchange translation...............      --          --      (4.9)       (1.3)        --             --
  Other......................................    (0.1)        0.1      (0.2)        0.1         --             --
                                                -----      ------     -----      ------     ------         ------
Fair value of plan assets- end of year.......    14.7        13.6      60.4        66.2         --             --
                                                -----      ------     -----      ------     ------         ------
Funded status:
  Plan assets in excess of (less than)
    benefit obligation.......................    (9.4)       (7.8)     10.6        21.2      (14.2)         (13.0)
  Unrecognized actuarial loss (gain).........     3.5         0.1      (1.6)      (12.1)       0.6           (0.7)
  Unrecognized net liability.................      --         0.2        --          --         --             --
  Unrecognized prior service cost............     0.8        (2.7)       --          --       (5.0)          (5.1)
                                                -----      ------     -----      ------     ------         ------
Prepaid (accrued) benefit cost...............   $(5.1)     $(10.2)    $ 9.0      $  9.1     $(18.6)        $(18.8)
                                                =====      ======     =====      ======     ======         ======

    The accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $22.9 and $18.6 as of December 31, 2000 and 1999, respectively. In 1998, the Company updated certain assumptions with respect to its European plans, resulting in an actuarial loss. Amortization of this loss and other prior service costs is calculated on a straight-line basis over the expected future years of service of the plans' active participants. Assets for the defined benefit pension plans generally consist of publicly traded securities, bonds and cash investments.

    As of December 31, 2000 and 1999, the prepaid benefit cost was included in "investments in affiliated companies and other assets" in the accompanying consolidated balance sheets. For the same periods, the accrued benefit cost was included in "accrued compensation and benefits" and "other non-current liabilities" in the accompanying consolidated balance sheets.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    Assumptions used to estimate the actuarial present value of benefit obligations were as follows:

                                                         2000                 1999                 1998
                                                  ------------------   ------------------   ------------------
U.S. defined benefit retirement plans:
  Discount rates................................                7.5%                 8.0%                 7.0%
  Rate of increase in compensation..............                4.5%                 4.5%                 4.5%
  Expected long-term rate of return on plan
    assets......................................                9.0%                 9.0%                 9.0%
European defined benefit retirement plans:
  Discount rates................................        5.8% -- 6.0%         5.8% -- 6.0%         5.5% -- 5.8%
  Rates of increase in compensation.............        2.5% -- 4.0%         2.0% -- 4.0%         1.5% -- 4.0%
  Expected long-term rates of return on plan
    assets......................................        6.5% -- 7.0%         6.5% -- 7.0%         6.5% -- 7.0%
Postretirement benefit plans:
  Discount rates................................        7.0% -- 7.5%         7.0% -- 8.0%         6.8% -- 7.0%
                                                  ==================   ==================   ==================

    For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits were assumed at approximately 8.0% for medical, and 5.0% for dental and vision for 2000. The medical rates were assumed to decrease gradually to approximately 6.0% by 2004, whereas dental and vision rates were assumed to remain at 5.0% through 2004.

    The table below presents the impact of a one-percentage-point increase and a one-percentage-point decrease in the assumed health care cost trend on the total of service and interest cost components, and on the postretirement benefit obligation.

                                                                2000       1999
                                                              --------   --------
One-percentage-point increase:
  Effect on total service and interest cost components......   $ 0.1      $ 0.1
  Effect on postretirement benefit obligation...............     0.9        0.8

One-percentage-point decrease:
  Effect on total service and interest cost components......    (0.1)      (0.1)
  Effect on postretirement benefit obligation...............    (0.8)      (0.7)
                                                               =====      =====

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 12--INCOME TAXES

    Income (loss) before income taxes and the provision for (recovery of) income taxes, for the years ended December 31, 2000, 1999 and 1998, were:

                                                          2000       1999       1998
                                                        --------   --------   --------
Income (loss) before income taxes:
  U.S.................................................   $22.4      $(47.5)    $30.6
  International.......................................    52.6        42.5      47.7
                                                         -----      ------     -----
Total income (loss) before income taxes...............   $75.0      $ (5.0)    $78.3
                                                         =====      ======     =====
Provision for (recovery of) income taxes:
Current:
  U.S.................................................   $  --      $ (0.8)    $ 6.3
  International.......................................    17.7        14.9      15.2
                                                         -----      ------     -----
Current provision for income taxes....................    17.7        14.1      21.5
                                                         =====      ======     =====
Deferred:
  U.S.................................................     9.0       (17.1)      4.7
  International.......................................    (0.4)        1.3       2.2
                                                         -----      ------     -----
Deferred provision for (recovery of) income taxes.....     8.6       (15.8)      6.9
                                                         -----      ------     -----
Total provision for (recovery of) income taxes........   $26.3      $ (1.7)    $28.4
                                                         =====      ======     =====

    A reconciliation of the provision for (recovery of) income taxes at the U.S. federal statutory income tax rate of 35% to the effective income tax rate, for the years ended December 31, 2000, 1999 and 1998, is as follows:

                                                          2000       1999       1998
                                                        --------   --------   --------
Provision (recovery) at U.S. federal statutory rate...   $26.3      $ (1.8)    $27.4
U.S. state taxes, less federal tax benefit............     0.3        (1.1)      0.8
Impact of different international tax rates, permanent
  differences and other...............................    (0.2)        1.5       1.4
Valuation allowance...................................    (0.1)       (0.3)     (1.2)
                                                         -----      ------     -----
Total provision for (recovery of) income taxes........   $26.3      $ (1.7)    $28.4
                                                         =====      ======     =====

    The Company has made no U.S. income tax provision for approximately $105.7 of undistributed earnings of international subsidiaries as of December 31, 2000. Such earnings are considered to be permanently reinvested. The additional U.S. income tax on these earnings, if repatriated, would be offset in part by foreign tax credits.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

DEFERRED INCOME TAXES

    Deferred income taxes result from temporary differences between the recognition of items for income tax purposes and financial reporting purposes. Principal temporary differences as of December 31, 2000 and 1999, were:

                                                                2000       1999
                                                              --------   --------
Net operating loss carryforwards............................   $ 43.0     $ 36.3
Reserves and other, net.....................................     30.5       29.3
Accelerated depreciation and amortization...................    (35.2)     (18.5)
Valuation allowance.........................................     (6.2)      (6.4)
                                                               ------     ------
Net deferred tax asset......................................   $ 32.1     $ 40.7
                                                               ======     ======

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 2000, Hexcel had net operating loss ("NOL") carryforwards for U.S. federal and Belgium income tax purposes of approximately $110.4 and $4.9, respectively. The U.S. NOL carryforwards, which are available to offset future taxable income, expire at various dates through the year 2019. As a result of a change in ownership that occurred in connection with the purchase of a business in 1996, the Company has a limitation on the utilization of $37.0 of U.S. NOL carryforwards of approximately $12.0 per year.

NOTE 13--STOCKHOLDERS' EQUITY

COMMON STOCK OUTSTANDING

                                                              2000       1999       1998
                                                            --------   --------   --------
                                                                  (NUMBER OF SHARES)
Common stock:
  Balance, beginning of year..............................    37.4       37.2       36.9
  Activity under stock plans..............................     0.6        0.2        0.3
                                                              ----       ----       ----
Balance, end of year......................................    38.0       37.4       37.2
                                                              ----       ----       ----
Treasury stock:
  Balance, beginning of year..............................     0.8        0.8         --
  Repurchased.............................................     0.1         --        0.8
                                                              ----       ----       ----
Balance, end of year......................................     0.9        0.8        0.8
                                                              ----       ----       ----
Common stock outstanding..................................    37.1       36.6       36.4
                                                              ====       ====       ====

    In 1998, Hexcel's Board of Directors approved plans to repurchase up to $20.0 of the Company's common stock. In 1998, the Company repurchased 0.8 shares of its common stock at an average cost of $12.32 per share, for a total of $10.0. The Board of Directors may also approve additional stock buybacks from time to time, subject to market conditions and the terms of the Company's credit agreements and indentures.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

STOCK-BASED INCENTIVE PLANS

    Hexcel has various stock option and management incentive plans for eligible employees, officers, directors and consultants. These plans provide for awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Options to purchase common stock are generally granted at the fair market value on the date of grant. Substantially all of these options have a ten-year term and generally vest over a three-year period, except for certain circumstances which may accelerate the vesting period. In 1998, Hexcel's stockholders approved various amendments to the Company's stock-based incentive plans, which increased the aggregate number of shares of stock issuable under these plans by 4.5 to 7.4. In 2000, the aggregate number of shares of stock issuable under these plans was further increased to 9.1.

    As of December 31, 2000, 1999 and 1998, Hexcel had outstanding a total of 0.8, 0.9 and 0.5 of performance accelerated restricted stock units ("PARS"), respectively. PARS are convertible to an equal number of shares of Hexcel common stock and generally vest in increments over a seven-year period, subject to certain terms of employment and other circumstances that may accelerate the vesting period. In 2000, 1999 and 1998, 0.7, 0.1 and 0.3 PARS vested, respectively, and 0.2, 0.3, and 0 PARS were converted into shares of Hexcel common stock, respectively. Approximately $4.5, $0.5 and $1.7 of compensation expense was recognized in 2000, 1999 and 1998, respectively, with respect to the PARS. In 2000, $2.4 of PARS compensation expense was recognized due to accelerated vesting as a result of the attainment of certain financial and other performance targets as well as the change in control transaction.

    Stock option data for the three years ended December 31, 2000, 1999 and 1998, were:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                           NUMBER OF   EXERCISE
                                                            OPTIONS     PRICE
                                                           ---------   --------
Options outstanding as of January 1, 1998................     4.9       $15.39
Options granted..........................................     3.2       $12.23
Options exercised........................................    (0.2)      $ 8.53
Options expired or canceled..............................    (2.8)      $18.52
                                                             ----       ------
Options outstanding as of December 31, 1998..............     5.1       $12.05
Options granted..........................................     1.0       $ 6.57
Options expired or canceled..............................    (0.2)      $11.81
                                                             ----       ------
Options outstanding as of December 31, 1999..............     5.9       $11.18
Options granted..........................................     1.6       $ 9.23
Options exercised........................................    (0.3)      $ 6.52
Options expired or canceled..............................    (0.5)      $11.85
                                                             ----       ------
Options outstanding as of December 31, 2000..............     6.7       $10.56
                                                             ====       ======

    As previously discussed in Note 10, approximately 1.3 of stock options, with exercise prices ranging from $2.41 to $29.63 per share, and having a weighted average exercise price of $8.99 per share, became vested as a result of the change in control event. The number of options exercisable as of December 31, 2000, 1999 and 1998 were 3.9, 2.1 and 1.5, respectively, at a weighted average exercise price per share of $10.80, $12.02 and $11.54, respectively.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    The following table summarizes information about stock options outstanding as of December 31, 2000:

                                          OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                       --------------------------   ----------------------
                                          WEIGHTED       WEIGHTED                 WEIGHTED
                          NUMBER OF        AVERAGE       AVERAGE     NUMBER OF    AVERAGE
       RANGE OF            OPTIONS        REMAINING      EXERCISE     OPTIONS     EXERCISE
   EXERCISE PRICES       OUTSTANDING   LIFE (IN YEARS)    PRICE     EXERCISABLE    PRICE
----------------------   -----------   ---------------   --------   -----------   --------
   $ 2.41 --  4.53           0.2             5.6          $ 3.52        0.1        $ 3.18
   $ 4.54 --  9.94           2.6             8.7          $ 7.37        1.5        $ 7.00
   $ 9.95 -- 14.99           3.4             7.4          $11.93        1.7        $12.25
   $15.00 -- 18.50           0.4             6.1          $16.54        0.5        $16.56
   $18.51 -- 29.63           0.1             6.9          $24.26        0.1        $24.34
----------------------       ---             ---          ------        ---        ------
   $ 2.41 -- 29.63           6.7             7.8          $10.56        3.9        $10.80
======================       ===             ===          ======        ===        ======

EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

    Hexcel maintains an ESPP, under which eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock at a purchase price equal to 85% of the fair market value of the common stock on the purchase date. The maximum number of shares of common stock reserved for issuance under the ESPP is 0.2. During 2000, 1999 and 1998, an aggregate total of 0.2 shares of common stock were issued under the ESPP.

PRO FORMA DISCLOSURES

    The Company has elected to continue to follow APB Opinion No. 25 for accounting for its stock-based incentive plans. Had compensation expense for the Company's stock option plans been determined as prescribed by SFAS 123, pro forma net income (loss) and related per share amounts would have been as follows:

                                                          2000       1999       1998
                                                        --------   --------   --------
Net income (loss):
  As reported.........................................   $54.2      $(23.3)    $50.4
  Pro forma...........................................    48.9       (25.8)     48.2

Basic net income (loss) per share:
  As reported.........................................   $1.47      $(0.64)    $1.38
  Pro forma...........................................    1.33       (0.71)     1.31

Diluted net income (loss) per share:
  As reported.........................................   $1.32      $(0.64)    $1.24
  Pro forma...........................................    1.21       (0.71)     1.19
                                                         =====      ======     =====

    The weighted average fair value of options granted, as determined by the Black-Scholes pricing model, during 2000, 1999 and 1998 was $4.48, $6.57 and $12.23, respectively. The following ranges of assumptions were used in the Black-Scholes pricing models for options granted in 2000, 1999 and 1998: risk-free interest of 4.6% to 6.5%; estimated volatility of 40% to 50%; dividend yield of 0.0%; and an expected life of 4 to 5 years.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 14--NET INCOME (LOSS) PER SHARE

    Computations of basic and diluted net income (loss) per share for the years ended December 31, 2000, 1999 and 1998, are as follows:

                                                                2000       1999       1998
                                                              --------   --------   --------
Basic net income (loss) per share:
Net income (loss)...........................................   $54.2      $(23.3)    $50.4
                                                               -----      ------     -----
Weighted average common shares outstanding..................    36.8        36.4      36.7
                                                               -----      ------     -----
Basic net income (loss) per share...........................   $1.47      $(0.64)    $1.38
                                                               =====      ======     =====
Diluted net income (loss) per share:
Net income (loss)...........................................   $54.2      $(23.3)    $50.4
Effect of dilutive securities:
  Convertible subordinated notes, due 2003..................     5.1          --       5.1
  Convertible subordinated debentures, due 2011.............     1.1          --       1.1
                                                               -----      ------     -----
Adjusted net income (loss)..................................   $60.4      $(23.3)    $56.6
                                                               -----      ------     -----
Weighted average common shares outstanding..................    36.8        36.4      36.7
Effect of dilutive securities:
  Stock options.............................................     0.8          --       0.9
  Convertible subordinated notes, due 2003..................     7.2          --       7.2
  Convertible subordinated debentures, due 2011.............     0.9          --       0.9
                                                               -----      ------     -----
Diluted weighted average common shares outstanding..........    45.7        36.4      45.7
                                                               -----      ------     -----
Diluted net income (loss) per share.........................   $1.32      $(0.64)    $1.24
                                                               =====      ======     =====

    The convertible subordinated notes, due 2003, the convertible subordinated debentures, due 2011, and the stock options were excluded from the 1999 computation of diluted net loss per share, as they were antidilutive. Approximately 4.5 stock options were excluded from the 2000 calculation of diluted net income per share. The exercise price for these stock options ranged from approximately $9.19 to $29.63 per share, with the weighted average price being approximately $12.55 per share. Substantially all of the Company's stock options were included in the calculation of the diluted net income per share for the year ended December 31, 1998.

NOTE 15--DERIVATIVE FINANCIAL INSTRUMENTS

    As of December 31, 2000 and 1999, the Company had an interest rate cap agreement outstanding which provided a maximum fixed rate of 5.5% on the applicable London interbank rate on a notional amount of $50.0 of the Senior Credit Facility. The cost of the interest rate cap was being amortized to interest expense over the term of the contract. As of December 31, 2000 and 1999, the fair value and carrying amount of this contract was not material to Hexcel's consolidated financial statements.

FOREIGN CURRENCY FORWARD EXCHANGE CONTRACTS (UNAUDITED)

    In January 2001, Hexcel entered into a number of foreign currency forward exchange contracts to exchange U.S. dollars for Euros at fixed rates on specified dates through March 2005. The aggregate notional amount of these contracts is $96.7. The purpose of these contracts is to hedge an equivalent amount of projected U.S. dollar receipts by two of the Company's European subsidiaries, under long-term sales contracts with certain customers. These contracts are expected to provide the Company

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

with a more balanced matching of future cash receipts and expenditures by currency, thereby reducing the Company's exposure to fluctuations in currency exchange rates.

NOTE 16--CONTINGENCIES

    Hexcel is involved in litigation, investigations and claims arising out of the conduct of its business, including those relating to commercial transactions, as well as to environmental, health and safety matters. The Company estimates and accrues its liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements; assessments by internal and external counsel of pending or threatened litigation; and assessments by environmental engineers and consultants of potential environmental liabilities and remediation costs. Such estimates exclude counterclaims against other third parties. Such estimates are not discounted to reflect the time value of money due to the uncertainty in estimating the timing of the expenditures, which may extend over several years. Although it is impossible to determine the level of future expenditures for legal, environmental and related matters with any degree of certainty, it is the Company's opinion, based on available information, that it is unlikely that these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

LEGAL AND ENVIRONMENTAL CLAIMS AND PROCEEDINGS

    Hexcel has been named as a potentially responsible party with respect to several hazardous waste disposal sites that it does not own or possess, which are included on the Superfund National Priority List of the U.S. Environmental Protection Agency or on equivalent lists of various state governments. The Company believes that it has limited or no liability for cleanup costs at these sites, and intends to vigorously defend itself in these matters.

    Pursuant to the New Jersey Environmental Responsibility and Clean-Up Act, Hexcel signed an administrative consent order to pay for the environmental remediation of a manufacturing facility it owns and formerly operated in Lodi, New Jersey. The Company's estimate of the remaining cost to satisfy this consent order is accrued in the accompanying consolidated balance sheets. The ultimate cost of remediating the Lodi site will depend on developing circumstances.

    Hexcel was party to a cost-sharing agreement regarding the operation of certain environmental remediation systems necessary to satisfy a post-closure care permit issued to a previous owner of the Company's Kent, Washington, site by the U.S. Environmental Protection Agency. Under the terms of the cost-sharing agreement, the Company was obligated to reimburse the previous owner for a portion of the cost of the required remediation activities. Management has determined that the cost-sharing agreement terminated on December 22, 1998; however, the other party disputes this determination. The Company's estimate of the remaining costs associated with the cleanup of this site is accrued in the accompanying consolidated balance sheets.

OTHER PROCEEDINGS

    Hexcel is aware of a grand jury investigation being conducted by the Antitrust Division of the United States Department of Justice with respect to the carbon fiber and carbon fiber prepreg industries. The Department of Justice appears to be reviewing the pricing of all manufacturers of carbon fiber and carbon fiber prepreg since 1993. The Company, along with other manufacturers of these products, has received a grand jury subpoena requiring production of documents to the

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

Department of Justice. The Company is not in a position to predict the direction or outcome of the investigation; however, it is cooperating with the Department of Justice.

    In 1999, Hexcel was joined in a purported class action lawsuit alleging antitrust violations in the sale of carbon fiber, carbon fiber industrial fabrics and carbon fiber prepreg. The Company was one of many manufacturers joined in the lawsuit, which was spawned from the Department of Justice investigation. The lawsuit is in its preliminary stages and the Company is not in a position to predict the outcome, but believes that the lawsuit is without merit as to the Company.

NOTE 17--SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information, including non-cash financing and investing activities, for the years ended December 31, 2000, 1999 and 1998, consist of the following:

                                                           2000       1999       1998
                                                         --------   --------   --------
Cash paid for:
  Interest.............................................   $63.3      $59.1      $28.8
  Taxes................................................    11.5       17.7       26.4
                                                          -----      -----      -----
Non-cash items:
  Common stock issued under incentive plans............     4.2        0.7        1.9
  Conversion of senior subordinated notes, due 2003....      --         --        0.1
  Capital lease obligation in connection with the
    acquisition of the Clark-Schwebel business.........      --         --       50.0
                                                          =====      =====      =====

NOTE 18--SEGMENT INFORMATION

    Hexcel's business segments and related products are as follows:

    REINFORCEMENT PRODUCTS: This segment manufactures and sells carbon fibers and carbon, glass and aramid fiber fabrics. These reinforcement products comprise the foundation of most composite materials, parts and structures. The segment weaves electronic fiberglass fabrics that are a substrate for printed circuit boards. All of the Company's electronics sales come from reinforcement fabric sales. This segment also sells products for industrial applications such as decorative blinds and soft body armor. In addition, this segment sells to the Company's Composite Materials business segment, and to other third-party customers in the commercial aerospace and space and defense markets. Sales from the acquired Clark-Schwebel business are included in this business segment.

    COMPOSITE MATERIALS: This segment manufactures and sells composite materials, including prepregs, honeycomb, structural adhesives, sandwich panels and specially machined honeycomb parts, primarily to the commercial aerospace and space and defense markets, as well as to industrial markets. This segment also sells to the Company's Engineered Products business segment.

    ENGINEERED PRODUCTS: This segment manufactures and sells a range of lightweight, high-strength composite structures primarily to the commercial aerospace and space and defense markets. As discussed in Note 2, the Engineered Products business segment includes the results of the Bellingham aircraft interiors businesses, up to the date of its disposal on April 26, 2000. This business manufactured and sold composite interiors to the aircraft refurbishment market.

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    The financial results for Hexcel's business segments have been prepared using a management approach, which is consistent with the basis and manner in which Hexcel management internally segregates financial information for the purposes of assisting in making internal operating decisions. Hexcel evaluates performance based on adjusted income before business consolidation expenses, interest and taxes ("Adjusted EBIT"), and generally accounts for intersegment sales based on arm's-length prices. Corporate and other expenses are not allocated to the business segments, except to the extent that the expenses can be directly attributable to the business segments.

    The following table presents financial information on the Company's business segments as of December 31, 2000, 1999 and 1998, and for the years then ended:

                                               REINFORCEMENT   COMPOSITE   ENGINEERED    CORPORATE/
                                                 PRODUCTS      MATERIALS    PRODUCTS    ELIMINATIONS    TOTAL
                                               -------------   ---------   ----------   ------------   --------
Third-Party Sales
  2000.......................................      $359.2       $567.0       $129.5        $    --     $1,055.7
  1999.......................................       330.9        605.9        214.7             --      1,151.5
  1998.......................................       224.8        658.0        206.2             --      1,089.0
                                                   ------       ------       ------        -------     --------
Intersegment sales
  2000.......................................        97.5          7.1           --         (104.6)          --
  1999.......................................       111.0          9.0           --         (120.0)          --
  1998.......................................       130.3         11.8          0.1         (142.2)          --
                                                   ------       ------       ------        -------     --------
Adjusted EBIT
  2000.......................................        46.2         68.5          6.0          (34.4)        86.3
  1999.......................................        33.7         68.0         22.4          (35.1)        89.0
  1998.......................................        57.4         82.7         20.5          (30.9)       129.7
                                                   ------       ------       ------        -------     --------
Depreciation & amortization
  2000.......................................        34.1         18.5          3.3            2.8         58.7
  1999.......................................        34.4         20.3          3.5            3.1         61.3
  1998.......................................        23.6         17.4          3.3            3.2         47.5
                                                   ------       ------       ------        -------     --------
Equity in earnings and writedown of
  investments in affiliated companies
  2000.......................................         5.9           --         (0.4)            --          5.5
  1999.......................................       (20.0)          --           --             --        (20.0)
  1998.......................................         0.5           --           --             --          0.5
                                                   ------       ------       ------        -------     --------
Business consolidation expenses
  2000.......................................        (1.4)        10.9          1.4             --         10.9
  1999.......................................         6.7          9.7          1.6            2.1         20.1
  1998.......................................         1.6          3.2          5.5            2.4         12.7
                                                   ------       ------       ------        -------     --------
Business consolidation payments
  2000.......................................      $  2.2       $  7.2       $  1.9        $   0.5     $   11.8
  1999.......................................         2.7          3.0          0.3            3.5          9.5
  1998.......................................         0.6          7.1           --            1.0          8.7
                                                   ------       ------       ------        -------     --------
Segment assets
  2000.......................................       704.6        377.7         84.2           44.9      1,211.4
  1999.......................................       712.5        359.3        115.4           74.7      1,261.9
  1998.......................................       788.4        428.2        140.5           47.1      1,404.2
                                                   ------       ------       ------        -------     --------
Investments in affiliated companies
  2000.......................................        59.6           --         12.5             --         72.1

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                               REINFORCEMENT   COMPOSITE   ENGINEERED    CORPORATE/
                                                 PRODUCTS      MATERIALS    PRODUCTS    ELIMINATIONS    TOTAL
                                               -------------   ---------   ----------   ------------   --------
  1999.......................................        54.0           --          4.7             --         58.7
  1998.......................................        70.3           --           --             --         70.3
                                                   ------       ------       ------        -------     --------
Capital expenditures
  2000.......................................        15.6         21.2          1.1            1.7         39.6
  1999.......................................        14.0         16.1          5.0            0.5         35.6
  1998.......................................        21.1         33.3          9.2            2.9         66.5
                                                   ------       ------       ------        -------     --------

    A reconciliation of the totals reported for Adjusted EBIT to consolidated income (loss) before income taxes is as follows:

                                                      2000       1999       1998
                                                    --------   --------   --------
Total Adjusted EBIT for reportable segments &
  corporate.......................................  $  86.3    $  89.0    $ 129.7
Total consolidated business consolidation
  expenses........................................    (10.9)     (20.1)     (12.7)
Interest expense..................................    (68.7)     (73.9)     (38.7)
Gain on sale of Bellingham aircraft interiors
  business........................................     68.3         --         --
                                                    -------    -------    -------
Consolidated income (loss) before income taxes....     75.0       (5.0)      78.3
                                                    -------    -------    -------

GEOGRAPHIC DATA

    Sales and long-lived assets, by geographic area, consisted of the following for the three years ended December 31, 2000, 1999 and 1998:

                                                      2000       1999       1998
                                                    --------   --------   --------
Net sales to external customers:
United States.....................................  $ 650.7    $ 744.1    $ 687.6
International
  France..........................................    164.6      168.1      178.8
  United Kingdom..................................     75.0       76.4       66.0
  Other...........................................    165.4      162.9      156.6
                                                    -------    -------    -------
Total international...............................    405.0      407.4      401.4
                                                    -------    -------    -------
Total consolidated net sales......................  1,055.7    1,151.5    1,089.0
                                                    -------    -------    -------
Long-lived assets:
United States.....................................    746.6      793.5      831.4
International
  France..........................................     35.1       36.6       42.2
  United Kingdom..................................     46.0       44.0       46.4
  Other...........................................     28.1       22.8       31.7
                                                    -------    -------    -------
Total international...............................    109.2      103.4      120.3
                                                    -------    -------    -------
Total consolidated long-lived assets..............  $ 855.8    $ 896.9    $ 951.7
                                                    =======    =======    =======

    Net sales are attributed to geographic areas based on the location in which the sale originated. U.S. net sales include U.S. exports to non-affiliates of $47.7, $91.4 and $100.0, for the years ended December 31, 2000, 1999 and 1998, respectively, of which $12.1, $32.7, and $20.9, respectively, were

                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

sales attributable to the Bellingham aircraft interiors business. Long-lived assets primarily consist of property, plant and equipment, intangibles, investments in affiliated companies and other assets, less long-term deferred tax assets.

SIGNIFICANT CUSTOMERS

    To the extent that the end application of net sales can be identified, The Boeing Company and its subcontractors accounted for approximately 20%, 28% and 35% of 2000, 1999 and 1998 net sales, respectively. Similarly, the Airbus Industrie consortium and its subcontractors accounted for approximately 13%, 10% and 11% of 2000, 1999 and 1998 net sales, respectively.

NOTE 19--QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the years ended December 31, 2000 and 1999, were:

                                                               FIRST      SECOND     THIRD      FOURTH
                                                              QUARTER    QUARTER    QUARTER    QUARTER
                                                              --------   --------   --------   --------
2000
Net sales...................................................   $279.8     $271.6     $247.4     $256.9
Gross margin................................................     62.2       60.5       51.7       57.0
Business consolidation expenses.............................      1.2         --        3.3        6.4
Operating income............................................     21.8       24.1       13.4       16.1
Net income..................................................      2.6       50.4        0.2        1.0
                                                               ------     ------     ------     ------
Net income per share:
  Basic.....................................................   $ 0.07     $ 1.38     $ 0.00     $ 0.03
  Diluted...................................................     0.07       1.14       0.00       0.03
Dividends per share.........................................       --         --         --         --
                                                               ------     ------     ------     ------
Market price:
  High......................................................   $ 6.25     $ 9.94     $15.44     $13.56
  Low.......................................................     4.75       5.00       9.38       8.56
                                                               ------     ------     ------     ------
1999
Net sales...................................................   $316.2     $292.6     $274.1     $268.6
Gross margin................................................     70.7       66.3       51.5       54.0
Business consolidation expenses.............................      2.8        1.4       13.6        2.3
Operating income............................................     27.2       24.8        2.7       14.2
Net income (loss)...........................................      5.2        4.3      (30.1)      (2.7)
                                                               ------     ------     ------     ------
Net income (loss) per share:
  Basic.....................................................   $ 0.14     $ 0.12     $(0.82)    $(0.07)
  Diluted...................................................     0.14       0.12      (0.82)     (0.07)
Dividends per share.........................................       --         --         --         --
                                                               ------     ------     ------     ------
Market price:
  High......................................................   $ 9.60     $11.38     $ 9.06     $ 6.06
  Low.......................................................     6.50       6.94       5.81       5.00
                                                               ======     ======     ======     ======

    As discussed in Note 2, the Bellingham aircraft interiors business was sold on April 26, 2000, resulting in an after-tax gain of approximately $44, or $0.97 per diluted share.

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    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF AUGUST 9, 2001. HOWEVER, YOU SHOULD REALIZE THAT OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................     10
Forward-Looking Statements............     15
Use of Proceeds.......................     16
Capitalization........................     17
Pro Forma Financial Information.......     18
Selected Consolidated Financial
  Information.........................     23
The Exchange Offer....................     24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     32
Business..............................     57
Management............................     71
Security Ownership of Certain
  Beneficial Owners and Management....     77
Description of Material Debt..........     78
Description of the Notes..............     81
Book-Entry; Delivery and Form.........    113
Exchange Offer; Registration Rights...    115
Certain Relationships and Related
  Transactions........................    118
Certain United States Federal Tax
  Consequences........................    126
Plan of Distribution..................    129
Legal Matters.........................    129
Experts...............................    129
Available Information.................    130
Glossary of Terms.....................    131
Index to Financial Statements.........    F-1

                                  $100,000,000

                                     [LOGO]

                           9 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2009
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 AUGUST 9, 2001

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